                   SUBJECT TO COMPLETION DATED MARCH 28, 1997
THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO COMPLETION OR AMENDMENT AND PROSPECTIVE PURCHASERS ARE REFERRED TO THE RELATED FINAL PROSPECTUS SUPPLEMENT FOR DEFINITIVE INFORMATION ON ANY MATTER CONTAINED HEREIN. NEITHER THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 28, 1997)
                                  $400,000,000

                             TRITON ENERGY LIMITED
                           TRITON ENERGY CORPORATION

                    $200,000,000    % SENIOR NOTES DUE 2002

                    $200,000,000    % SENIOR NOTES DUE 2027

    The $200,000,000    % Senior Notes due 2002 (the "Five-Year Notes") and the
$200,000,000    % Senior Notes due 2027 (the "Thirty-Year Notes" and, together with the Five-Year Notes, the "Notes") will constitute series of Joint and Several Debt Securities to be issued by Triton Energy Limited ("TEL" or the "Company") and Triton Energy Corporation, its wholly owned subsidiary ("TEC", and together with TEL, the "Issuers"), as described herein and in the accompanying Prospectus.

    Interest on the Notes will be payable semi-annually on             and
            of each year, commencing             , 1997, at the rate of    % per
annum for the Five-Year Notes and    % per annum for the Thirty-Year Notes. The
Five-Year Notes will mature on             , 2002 and the Thirty-Year Notes will
mature on             , 2027. The Five-Year Notes will be redeemable at any time at the option of the Issuers and the Thirty-Year Notes will be redeemable at any
time after         , 2007 at the option of the Issuers, in either case, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date; and
(ii) the Make-Whole Amount (as defined herein in "Description of Notes--Redemption"), if any. In addition, each holder of the Thirty-Year Notes has the right to require the Issuers to repay such holder's Thirty-Year Notes,
in whole or in part, on             , 2007, at a repayment price equal to 100%
of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the repayment date. See "Description of Notes--Thirty-Year Notes-- Repayment at the Option of the Holder" herein.

    The Notes will be senior unsecured joint and several obligations of the Issuers ranking PARI PASSU in right and priority of payment with all other unsecured and unsubordinated indebtedness of the Issuers.

    The Five-Year Notes and the Thirty-Year Notes each will be represented by one or more global certificates (each, a "Global Certificate") registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein and in the accompanying Prospectus, Notes in certificated form will not be issued in exchange for the global certificates. See "Description of the Notes--Book Entry System" herein and "Description of Debt Securities--Provisions Applicable to Senior, Senior Subordinated and TEL Subordinated Debt Securities" in the accompanying Prospectus.
                         ------------------------------
    SEE "RISK FACTORS" BEGINNING ON PAGE S-7 HEREIN AND BEGINNING ON PAGE 4 IN THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES.
                             ---------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
     THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR THE ADEQUACY OF THIS
        PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                 PRICE TO                UNDERWRITING              PROCEEDS TO
                                                PUBLIC (1)              DISCOUNTS (2)             ISSUERS (1)(3)
Per Five-Year Note.....................             %                         %                         %
Total..................................             $                         $                         $
Per Thirty-Year Note...................             %                         %                         %
Total..................................             $                         $                         $

(1) Plus accrued interest, if any, from          , 1997.
(2) The Issuers, jointly and severally, have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Issuers estimated at $         .
                         ------------------------------

    The Notes are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. They reserve the right to withdraw, cancel or modify such offer and to reject any orders in whole or in part. It is expected that the Notes offered hereby will be ready for delivery in book-entry form only through the facilities
of DTC in New York, New York on or about April   , 1997 against payment therefor
in immediately available funds.

                          JOINT BOOK-RUNNING MANAGERS
BEAR, STEARNS & CO. INC.                                    SALOMON BROTHERS INC

                                  CO-MANAGERS
LEHMAN BROTHERS

        MORGAN STANLEY & CO.INCORPORATED

                NATIONSBANC CAPITAL MARKETS, INC.

                        UBS SECURITIES

                                 HOWARD, WEIL, LABOUISSE, FRIEDRICHSINCORPORATED

             The date of this Prospectus Supplement is       , 1997

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS INCLUDED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

                                  THE COMPANY

    The Company is an international oil and gas exploration company primarily engaged in exploration and production through subsidiaries and affiliates. The Company's principal properties and operations are located in Colombia and Malaysia-Thailand. The Company also has oil and gas interests in other Latin American, European and Asian countries.

    TEL was formed in the Cayman Islands in 1995 and became the parent holding company of TEC through the merger (the "Merger") of a subsidiary of TEL with and into TEC. The Merger was consummated on March 25, 1996. In connection with the Merger, each share of common stock of TEC was converted into one ordinary share of TEL.

                             OIL AND GAS PROPERTIES

COLOMBIA

    CUSIANA AND CUPIAGUA. In the foothills of the Llanos Basin area in eastern Colombia, the Company holds, through a wholly owned subsidiary, a 12% interest in three contract areas, covering approximately 109,000 acres, where an active appraisal and development program is being carried out in the Cusiana and Cupiagua fields. Triton's partners in these areas are Empresa Colombiana De Petroleos ("Ecopetrol"), the Colombian national oil company, with a 50% interest, BP Exploration Company (Colombia) Limited ("BP"), the operator, with a 19% interest, and TOTAL Exploratie en Produktie Maatschippij B.V. ("TOTAL"), also with a 19% interest. The Company and its private partners have secured the right to produce oil and gas from the three contract areas through the years 2010, 2016, and either 2015 or 2019, depending on contract interpretation, respectively.

    The initial production units of the Cusiana Field central processing facility are designed to handle approximately 180,000 barrels of daily production throughput. Construction is under way to increase production capacity from the Cusiana and Cupiagua fields to at least 500,000 barrels per day by year end 1997. Additional pipeline capacity is required to meet the transportation needs associated with development of these fields. To that end, in April 1995, Triton Pipeline Colombia, Inc., a wholly owned subsidiary of the Company, along with Ecopetrol, BP Colombia Pipelines Ltd., Total Pipeline Colombie, S.A., IPL Enterprises (Colombia) Inc. and TCPL International Investments Inc., completed the formation of a company, Oleoducto Central S.A. ("OCENSA"), to own and finance pipeline and port facilities to be constructed and operated for the transport of crude oil from the Cusiana and Cupiagua fields to the Caribbean port of Covenas. Triton's equity participation in OCENSA is 9.6%. This pipeline project consists of a 793-kilometer (495-mile) pipeline system from the Cusiana and Cupiagua fields to the port of Covenas. Expansion of the pipeline system is under way and scheduled for completion in 1997. The current plan is to increase pipeline capacity to transport at least 500,000 barrels of oil per day from the Cusiana and Cupiagua fields by year end 1997.

    OTHER AREAS IN COLOMBIA. The Company owns rights to four additional licenses in Colombia. In the Middle Magdalena Valley basin and adjacent foothills, Triton owns a 50% interest (before certain royalties and government participation) in the El Pinal contract area, which covers approximately 71,000 acres. In the southern part of El Pinal, the Company discovered and confirmed the Liebre Field with two wells (the Liebre-1 and -2). In 1995, Ecopetrol approved the Company's application to declare the Liebre Field commercial, and production from the field began in January 1997.

MALAYSIA-THAILAND

    Two of the Company's wholly owned subsidiaries are parties to a production sharing contract covering an area located offshore, designated as Block A-18 of the Malaysia-Thailand Joint Development Area. The contract area encompasses approximately 731,000 acres. The other parties to the production sharing contract are the Malaysia-Thailand Joint Authority (the "MTJA"), which has been established by treaty to administer the Joint Development Area, and Petronas Carigali (JDA) Sdn. Bhd. ("Carigali"), a subsidiary of the Malaysian national oil company. The treaty provides for the development of the Joint Development Area that includes Block A-18.

    In May 1996, the MTJA, the Company and Carigali signed a Memorandum of Understanding on the sale and purchase of natural gas with Petronas and PTT, the national oil companies of Malaysia and Thailand, respectively. The Memorandum of Understanding provides a basis for negotiation of a gas-sales agreement for natural gas to be produced from Block A-18. The parties currently are negotiating a heads of agreement intended to include agreement in principle on the key gas-sales agreement terms. The Company expects that negotiation and execution of a definitive gas-sales agreement reflecting the heads of agreement will follow execution of the heads of agreement.

OTHER

    Through its subsidiaries, the Company also holds interests in properties located in Argentina, Ecuador, Guatemala, China, Italy, Oman, and Indonesia.

                                    RESERVES

    The following table sets forth a summary of the estimated oil and gas reserves of the Company at December 31, 1996, and is based on separate estimates of the Company's net proved reserves, prepared by the independent petroleum engineers, DeGolyer and MacNaughton, with respect to all proved reserves in the Cusiana and Cupiagua fields in Colombia, and by the Company's own petroleum engineers with respect to all proved reserves in Malaysia-Thailand and the Liebre Field in Colombia. This table sets forth the estimated net quantities of proved developed and undeveloped oil and gas reserves and total proved oil and gas reserves owned by the Company and its consolidated subsidiaries. At December 31, 1996, the Company had no proved developed or proved undeveloped reserves in Argentina, Ecuador, Guatemala, China, Italy, Oman or Indonesia. Oil reserves data include natural gas liquids and condensate.

Net Proved Reserves at December 31, 1996:

                                                                                      PROVED UNDEVELOPED
                                                               PROVED DEVELOPED                                 TOTAL PROVED
                                                            ----------------------  ----------------------  --------------------
                                                                OIL         GAS         OIL         GAS        OIL        GAS
                                                              (MBBLS)     (MMCF)      (MBBLS)     (MMCF)     (MBBLS)    (MMCF)
                                                            -----------  ---------  -----------  ---------  ---------  ---------
Colombia(1)...............................................      67,193      11,146      68,117       3,505    135,310     14,651
Malaysia-Thailand(2)......................................      --          --          24,700     871,100     24,700    871,100
Total.....................................................      67,193      11,146      92,817     874,605    160,010    885,751

------------------------

(1) Includes liquids to be recovered from Ecopetrol as reimbursement for precommerciality expenditures.

(2) As of December 31, 1996, the Company did not have a contract for the sale of gas to be produced from its interest in the Malaysia-Thailand Joint Development Area. In estimating its reserves attributable to such interest, the Company assumed that production from the interest would be sold at prices for natural gas derived from what the Company believed to be the most comparable market price at December 31, 1996. There can be no assurance that the price to be provided in any gas contract will be equal to the price used in the Company's calculations.

                                  THE OFFERING

Notes Offered................  $200,000,000 aggregate principal amount of    % Senior Notes
                               due 2002 (the "Five-Year Notes"); and $200,000,000 aggregate
                               principal amount of    % Senior Notes due 2027 (the
                               "Thirty-Year Notes" and, together with the Five-Year Notes, the "Notes").

Issuers......................  The Notes will be joint and several obligations of TEL and
                               TEC. TEC may be released from its obligations under the
                               Indenture and the Notes, without the consent of the holders of the Notes, under certain circumstances. See "Description of the Notes--Condition for Release of TEC" herein.

FIVE-YEAR NOTES

  Maturity Date..............  , 2002

  Interest Payment Dates.....  Interest on the Five-Year Notes will accrue at the rate of
                                  % per annum and will be payable in cash semi-annually on
                               each             and             , commencing             ,
                               1997.

THIRTY-YEAR NOTES

  Maturity Date..............  , 2027

  Interest Payment Date......  Interest on the Thirty-Year Notes will accrue at the rate of
                                  % per annum and will be payable in cash semi-annually on
                               each             and             , commencing             ,
                               1997.

  Repayment at the Option of
  the Holder.................  Each holder of the Thirty-Year Notes has the right to require the Issuers to repay such holder's Thirty-Year
                               Notes, in whole or in part, on             , 2007, at a
                               repayment price equal to 100% of the aggregate principal
                               amount thereof plus accrued and unpaid interest thereon to the repayment date. See "Description of the Notes--
                               Thirty-Year Notes--Repayment at the Option of the Holder"
                               herein.

PROVISIONS APPLICABLE TO THE
  NOTES

  Redemption.................  The Five-Year Notes may be redeemed at any time at the option of the Issuers and the Thirty-Year Notes may be
                               redeemed at any time after          , 2007 at the option of
                               the Issuers, in either case, in whole or from time to time in part, at a redemption price equal to the sum of: (i) the principal amount of the Notes being redeemed plus accrued
                               interest thereon to the redemption date; and (ii) the
                               excess, if any, of: (a) the aggregate present value as of
                               the date of such redemption of each dollar of principal
                               being redeemed and the amount of interest (exclusive of
                               interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such
                               redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the
                               Reinvestment Rate (determined on the third Business Day
                               preceding the date notice of such redemption is given) from the respective dates on which such principal and interest
                               would have been payable if such

                               redemption had not been made, to the date of redemption;
                               over (b) the aggregate principal amount of the Notes being redeemed.

  Certain Covenants..........  The Indenture will contain certain covenants, including, but not limited to, covenants limiting the Issuers and their
                               subsidiaries with respect to the following: (i) liens, (ii)
                               sale/leaseback transactions and (iii) mergers and
                               consolidations. These limitations will be subject to a
                               number of important qualifications. See "Description of
                               Notes-- Certain Covenants" herein.

  Condition for Release of
  TEC........................  TEC may be released from its obligations under the Indenture and the Notes, without the consent of the holders of the
                               Notes, if no more than $25,000,000 in aggregate principal
                               amount of TEC's Senior Subordinated Discount Notes due 1997
                               (the "1997 Notes") and TEC's 9 3/4% Senior Subordinated
                               Discount Notes due 2000 (the "9 3/4% Notes"), taken
                               together, are outstanding and certain other conditions are satisfied. See "Description of the Notes--Condition for
                               Release of TEC."

  Ranking....................  The Notes will be senior unsecured joint and several obligations of the Issuers ranking PARI PASSU in right and priority of payment with all other unsecured and
                               unsubordinated indebtedness of the Issuers.

  Use of Proceeds............  The net proceeds from the sale of the Notes will be used to refinance, through redemption, tender offer or a combination thereof, the 1997 Notes and the 9 3/4% Notes, and to repay indebtedness outstanding under the Company's revolving
                               credit facility. See "Use of Proceeds."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Notes.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE RISK FACTORS SET FORTH IN THE ACCOMPANYING PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING CONSIDERATIONS BEFORE PURCHASING THE NOTES OFFERED HEREBY.

    THE OIL AND GAS INDUSTRY GENERALLY. The Company's strategy is to focus its exploration activities on what the Company believes are relatively high potential prospects. No assurance can be given that these prospects contain significant oil and gas reserves or that the Company will be successful in its exploration activities thereon. The Company follows the full cost method of accounting for exploration and development of oil and gas reserves whereby all acquisition, exploration and development costs are capitalized. Costs related to acquisition, holding and initial exploration of concessions in countries with no proved reserves are initially capitalized, including internal costs directly identified with acquisition, exploration and development activities. The Company's exploration concessions are periodically assessed for impairment on a country by country basis. If the Company's investment in exploration concessions within a country where no proved reserves are assigned is deemed to be impaired, the concessions are written down to estimated recoverable value. If the Company abandons all exploration efforts in a country where no proved reserves are assigned, all exploration costs associated with the country are expensed. The Company's assessments of whether its investment within a country is impaired and whether exploration activities within a country will be abandoned are made from time to time based on its review and assessment of drilling results, seismic data and other information it deems relevant. Due to the unpredictable nature of exploration drilling activities, the amount and timing of impairment expense are difficult to predict with any certainty. Financial information concerning the Company's assets, including capitalized costs by geographic area, is set forth in note 23 of Notes to Consolidated Financial Statements included elsewhere herein.

    The markets for oil and natural gas historically have been volatile and are likely to continue to be volatile in the future. Oil and natural gas prices have been subject to significant fluctuations during the past several decades in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, domestic and foreign government regulations, political conditions in the Middle East and other production areas, the foreign supply of oil and natural gas, the price and availability of alternative fuels, and overall economic conditions. It is impossible to predict future oil and gas price movements with any certainty.

    The Company's oil and gas business is also subject to all of the operating risks normally associated with the exploration for and production of oil and gas, including, without limitation, blowouts, cratering, pollution, earthquakes, labor disruptions and fires, each of which could result in substantial losses to the Company due to injury or loss of life and damage to or destruction of oil and gas wells, formations, production facilities or other properties. In accordance with customary industry practices, the Company maintains insurance coverage limiting financial loss resulting from certain of these operating hazards. Losses and liabilities arising from uninsured or underinsured events would reduce revenues and increase costs to the Company. There can be no assurance that any insurance will be adequate to cover losses or liabilities. The Company cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

    The Company's oil and gas business is also subject to laws, rules and regulations in the countries in which the Company operates, which generally pertain to production control, taxation, environmental and pricing concerns and other matters relating to the petroleum industry. Many jurisdictions have at various times imposed limitations on the production of oil and natural gas by restricting the rate of flow for oil and natural gas wells below their actual capacity. There can be no assurance that present or future regulation will not adversely affect the operations of the Company.

    Moreover, because the Company may not be the operator or own a majority interest in a number of contract areas, it will not be able to control the timing or manner in which capital expenditures will occur in these areas to the same degree as if it was the operator or owner of a majority interest. Any inability of the Company to meet its obligations in these and other contract areas could have a material adverse effect on its interests in these contract areas.

    FINANCIAL POSITION. Cash, cash equivalents, and marketable securities totaled $14.9 million at December 31, 1996, while the unused portion of an available credit facility was $111.8 million at December 31, 1996. A working capital deficit of $182.2 million at December 31, 1996, primarily resulted from the classification of the 1997 Notes ($189.9 million at December 31, 1996) as a current liability. External sources of funding, asset sales and net cash flow from operations have been sufficient to service the Company's existing debt obligations and capital spending programs. The Company expects to pursue external financing alternatives and may from time to time consider dispositions of certain assets or operations in order to meet expenditure requirements on existing or contemplated projects and to service its debt obligations, the timing and nature of which may be affected by, among other things, the timing and extent of production and capital expenditures in Colombia, Malaysia-Thailand and elsewhere. There can be no assurance as to the ability of the Company to effect sales of its assets or to access public or private markets for such financings, the timing of such sales or financings or the proceeds, if any, that the Company could realize therefrom.

    For information regarding the Company's financial position and results of operations, including the Company's net working capital from time to time, and the Company's ratios of earnings to fixed charges and earnings to combined fixed charges and preference dividends, see "Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preference Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" herein and TEL's Consolidated Statements of Operations, Consolidated Balance Sheets and Consolidated Statements of Cash Flows included elsewhere herein.

    HOLDING COMPANY STRUCTURE. Substantially all of the operations of the Company are conducted through its subsidiaries. Claims of creditors of the Company's subsidiaries and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company. The Indenture provides that TEC may be released from its obligations under the Indenture without the consent of the holders of the Notes, if no more than $25,000,000 in aggregate principal amount of the 1997 Notes and the 9 3/4% Notes, taken together, is outstanding and certain other conditions are met. In the event of a release of TEC under such circumstances, the Notes would be effectively subordinated to any indebtedness of TEC, including any indebtedness under the 1997 Notes and the 9 3/4% Notes and any bank indebtedness of TEC then outstanding. The Company and TEC currently are joint and several obligors under the Company's revolving credit facility. See "Capitalization." The Indenture does not impose any limitation on the incurrence of Indebtedness by the Company's subsidiaries.

    ENVIRONMENTAL MATTERS. The Company is subject to extensive environmental laws and regulations. These laws regulate the discharge of oil, gas or other materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of such materials at various sites. The Company does not believe that its environmental risks are materially different from those of comparable companies in the oil and gas industry. Nevertheless, no assurance can be given that environmental laws and regulations will not, in the future, adversely affect the Company's consolidated results of operations, cash flows or financial position. Pollution and similar environmental risks generally are not fully insurable.

    RISKS OF INTERNATIONAL OPERATIONS. The Company derives substantially all of its consolidated revenues from international operations. Risks inherent in international operations include loss of revenue, property and equipment from such hazards as expropriation, nationalization, war, insurrection and other political risks; trade protection measures; risks of increases in taxes and governmental royalties; and renegotiation of contracts with governmental entities; as well as changes in laws and policies governing operations of other companies. Other risks inherent in international operations are the possibility of realizing economic currency exchange losses when transactions are completed in currencies other than United States dollars and the Company's ability to freely repatriate its earnings under existing exchange control laws.

    CERTAIN FACTORS RELATING TO COLOMBIA. The Company is a participant in significant oil and gas discoveries located in the Llanos Basin in the foothills of the Andes Mountains, approximately 160 kilometers (100 miles) northeast of Bogota, Colombia. The Company owns interests in three contiguous areas known as the Santiago de las Atalayas ("SDLA"), Tauramena and Rio Chitamena contract areas. Well results to date indicate that significant oil and gas deposits lie across the SDLA, Tauramena and Rio Chitamena contract areas (the "Cusiana Field"), and within the SDLA contract area (the "Cupiagua Field").

    Development of reserves in the Cusiana and Cupiagua fields will take more than one year and require additional drilling and extensive production facilities, which in turn will require significant additional capital expenditures, the ultimate amount of which cannot be predicted. Pipelines connect the major producing fields in Colombia to export facilities and to refineries. These pipelines are in the process of being upgraded and expanded to accommodate production from the Cusiana and Cupiagua fields.

    Guerilla activity in Colombia has from time to time disrupted the operation of oil and gas projects and increased costs. Although the Colombian government, the Company and its partners have taken steps to improve security and improve relations with the local population, there can be no assurance that attempts to reduce or prevent guerrilla activity will be successful or that such activity will not disrupt operations in the future.

    Colombia is among several nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. In 1997, the President of the United States announced that Colombia would neither be certified nor granted a national interest waiver. The consequences of the failure to receive certification generally include the following: all bilateral aid, except anti-narcotics and humanitarian aid, has been or will be suspended; the Export-Import Bank of the United States and the Overseas Private Investment Corporation will not approve financing for new projects in Colombia; U.S. representatives at multilateral lending institutions will be required to vote against all loan requests from Colombia, although such votes will not constitute vetoes; and the President of the United States and Congress retain the right to apply future trade sanctions. Each of these consequences of the failure to receive such certification could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with the Company's operations in Colombia. Any changes in the holders of significant government offices could have adverse consequences on the Company's relationship with the Colombian national oil company and the Colombian government's ability to control guerilla activities, and could exacerbate the factors relating to foreign operations discussed above.

    CERTAIN FACTORS RELATING TO MALAYSIA-THAILAND. The Company is a partner in a significant gas exploration project located in the upper Malay Basin in the Gulf of Thailand approximately 450 kilometers northeast of Kuala Lumpur and 750 kilometers south of Bangkok. The Company is a contractor under a production sharing contract covering Block A-18 of the Malaysia-Thailand Joint Development Area. Well results to date indicate that significant gas deposits lie across four fields within the block.

    Development of gas production is in the early planning stages but is expected to take several years and require the drilling of additional wells and the installation of production facilities, which will require significant additional capital expenditures, the ultimate amount of which cannot be predicted. Pipelines will also be required to be connected between Block A-18 and ultimate markets. The terms on which any gas produced from the Company's contract area in Malaysia-Thailand may be sold may be adversely affected by the present monopoly gas purchase and transportation conditions in both Thailand and Malaysia, including the Thai national oil company's monopoly in transportation within Thailand and its territorial waters.

    RESERVE ESTIMATES. The reserve estimates contained herein are approximate and may be expected to change as additional information becomes available. Furthermore, estimates of oil and gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data, as well as the projection of future rates of production and the timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, there can be no assurance that the reserves set forth herein will ultimately be produced nor can there be assurance that the proved undeveloped reserves will be developed within the periods anticipated.

    ABSENCE OF PUBLIC MARKET. Prior to the offering of the Notes, there has been no public market for the Notes and there can be no assurance that any such market will develop or that holders will have the ability to sell their Notes. Although the Underwriters have informed the Issuers that they intend to make a market in the Notes, the Underwriters are not obligated to do so, and any market making activity may be discontinued at any time. If such market making activities do occur, the Notes may trade at prices higher or lower than the principal amount thereof, depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Issuers do not intend to apply for the listing of the Notes on any securities exchange. See "Underwriting."

                                  THE COMPANY

    Triton Energy Limited is an international oil and gas exploration company primarily engaged in exploration and production through subsidiaries and affiliates. The Company's principal properties, operations and oil and gas reserves are located in Colombia and Malaysia-Thailand. The Company also has oil and gas interests in other Latin American, Asian and European countries.

    Triton Energy Limited was incorporated in the Cayman Islands in 1995 to become the parent holding company of Triton Energy Corporation ("TEC"), a corporation formed in Texas in 1962 and reincorporated in Delaware in 1995. The Company's principal executive offices are located at Caledonian House, Mary Street, George Town, Grand Cayman, Cayman Islands, and its telephone number is
(345) 949-0050. The terms "Company" and "Triton" when used herein mean Triton Energy Limited and its subsidiaries and other affiliates through which Triton conducts its business, unless the context otherwise implies.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Notes will be used to refinance, through redemption, tender offer or a combination thereof, the 1997 Notes and the 9 3/4% Notes, and to repay indebtedness outstanding under the Company's revolving credit facility. The 1997 Notes accrue original issue discount at 12 1/2% per annum and mature on November 1, 1997. The 9 3/4% Notes accrue interest at 9 3/4% per annum and mature on December 15, 2000. Borrowings under the revolving credit facility bear interest at various spreads over either prime or LIBOR and mature in August 1998. As of the date hereof, the rate at which such borrowings bear interest ranges from 6.69% to 8.875% per annum.

                                 CAPITALIZATION

    The following table sets forth the cash and equivalents and capitalization of the Company and its consolidated subsidiaries at December 31, 1996 and as adjusted to give effect to the issuance and sale of the Notes and the application of the net proceeds therefrom, assuming 100% of the 1997 Notes and the 9 3/4% Notes are redeemed and/or repurchased. See "Use of Proceeds" herein.

                                                                         AT DECEMBER 31, 1996
                                                                        ----------------------
                                                                                        AS
                                                                          ACTUAL     ADJUSTED
                                                                        ----------  ----------

                                                                            (IN THOUSANDS)
Cash and equivalents..................................................  $   11,048  $   11,048
                                                                        ----------  ----------
                                                                        ----------  ----------
Long-term debt:
  Five-Year Notes offered hereby......................................  $       --  $  200,000
  Thirty-Year Notes offered hereby....................................          --     200,000
  1997 Notes..........................................................     189,869          --
  9 3/4% Notes........................................................     170,000          --
  Term credit facility................................................      40,622      40,622
  Revolving credit facility...........................................      11,000(1)      4,560
  Other...............................................................       5,139       5,139
    Total long-term debt..............................................     416,630     450,321
Shareholders' equity:
  Preference shares...................................................       8,515       8,515
  Ordinary shares.....................................................         363         363
  Additional paid-in capital..........................................     582,581     582,581
  Deficit.............................................................    (288,685)   (303,825)
  Other...............................................................      (2,130)     (2,130)
    Total shareholders' equity........................................     300,644     285,504
    Total capitalization..............................................  $  717,274  $  735,825
                                                                        ----------  ----------
                                                                        ----------  ----------

------------------------

(1) As of March 28, 1997, approximately $101,800 was outstanding under the revolving credit facility, after giving effect to a draw-down thereunder of $71,800 on such date. Such draw-down represented an addition to the Company's cash balance as of such date.

               SELECTED HISTORICAL FINANCIAL AND OIL AND GAS DATA

    The following table sets forth the selected historical financial and oil and gas data of (i) the Company for the year ended December 31, 1996 and (ii) TEC for (a) the year ended December 31, 1995, (b) the seven months ended December 31, 1994 and (c) the fiscal years ended May 31, 1994, 1993 and 1992. The financial data for the fiscal years ended December 31, 1996 and 1995, for the seven months ended December 31, 1994 and for the fiscal years ended May 31, 1994, 1993 and 1992 have been derived from the Company's and TEC's audited consolidated financial statements. Oil and gas data for all periods are unaudited. The selected historical financial and oil and gas data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained herein and other information included elsewhere in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated herein by reference.

                                                                                                           AS OF OR      AS OF OR
                                                                                  AS OF OR FOR YEAR       FOR SEVEN      FOR YEAR
                                                                                        ENDED            MONTHS ENDED   ENDED MAY
                                                                                     DECEMBER 31,        DECEMBER 31,      31,
                                                                                ----------------------  --------------  ----------
                                                                                   1996        1995          1994          1994
                                                                                ----------  ----------  --------------  ----------
OPERATING DATA (IN THOUSANDS, EXCEPT PER SHARE DATA):
Sales and other operating revenues(1).........................................  $  133,977  $  107,472   $     20,736   $   43,208
Earnings (loss) from continuing operations(1)(2)..............................      23,805       6,541        (26,630)      (4,597)
Earnings (loss) before extraordinary items and cumulative effect of accounting
  change......................................................................      23,805       2,720        (27,708)      (9,341)
Net earnings (loss)(2)........................................................      22,609       2,720        (27,708)      (9,341)
Average ordinary and equivalent shares outstanding............................      36,919      35,147         34,944       34,775
Earnings (loss) per ordinary share:
  Continuing operations(1)(2).................................................  $     0.62  $     0.16   $      (0.78)  $    (0.13)
  Before extraordinary item and cumulative effect of accounting change........        0.62        0.05          (0.81)       (0.27)
  Net earnings (loss).........................................................        0.59        0.05          (0.81)       (0.27)
Ratio of earnings to fixed charges(3).........................................      --             1.1x       --            --
Pro forma ratio of earnings to fixed charges..................................           1x

BALANCE SHEET DATA (IN THOUSANDS):
Net property and equipment....................................................  $  676,833  $  524,381   $    399,658   $  308,498
Total assets..................................................................     914,524     824,167        619,201      616,101
Long-term debt(4).............................................................     217,078     401,190        315,258      294,441
Redeemable preference shares of subsidiaries..................................      --          --            --            --
Shareholders' equity..........................................................     300,644     246,025        237,195      263,422

CERTAIN OIL AND GAS DATA(5):
Production
  Oil (Mbbls)(6)..............................................................       5,987       6,303          1,488        2,886
  Gas (MMcf)..................................................................       2,517       5,312          3,427        9,078
Average sales price
  Oil (per bbl)...............................................................  $    19.61  $    16.60   $      16.41   $    15.15
  Gas (per Mcf)...............................................................  $     1.69  $     1.64   $       1.44   $     1.44


                                                                                   1993        1992
                                                                                ----------  ----------
OPERATING DATA (IN THOUSANDS, EXCEPT PER SHARE DATA):
Sales and other operating revenues(1).........................................  $   84,414  $   90,724
Earnings (loss) from continuing operations(1)(2)..............................     (76,509)    (81,333)
Earnings (loss) before extraordinary items and cumulative effect of accounting
  change......................................................................     (93,552)    (94,037)
Net earnings (loss)(2)........................................................     (89,535)    (94,037)
Average ordinary and equivalent shares outstanding............................      34,241      29,898
Earnings (loss) per ordinary share:
  Continuing operations(1)(2).................................................  $    (2.23) $    (2.77)
  Before extraordinary item and cumulative effect of accounting change........       (2.73)      (3.19)
  Net earnings (loss).........................................................       (2.61)      (3.19)
Ratio of earnings to fixed charges(3).........................................      --          --
Pro forma ratio of earnings to fixed charges..................................
BALANCE SHEET DATA (IN THOUSANDS):
Net property and equipment....................................................  $  330,151  $  385,979
Total assets..................................................................     561,931     571,169
Long-term debt(4).............................................................     159,147      27,587
Redeemable preference shares of subsidiaries..................................      11,399      12,972
Shareholders' equity..........................................................     255,432     336,013
CERTAIN OIL AND GAS DATA(5):
Production
  Oil (Mbbls)(6)..............................................................       3,691       3,777
  Gas (MMcf)..................................................................      21,958      24,366
Average sales price
  Oil (per bbl)...............................................................  $    18.67  $    19.26
  Gas (per Mcf)...............................................................  $     1.27  $     1.21

------------------------

(1) Operating data for the seven months ended December 31, 1994 and the years ended May 31, 1994, 1993 and 1992 are restated to reflect the aviation sales and services segment and the wholesale fuel products segment as discontinued operations in 1995 and 1993, respectively.

(2) Gives effect to the writedown of assets and loss provisions of $46.2 million, $1.1 million, $1.0 million, $45.8 million, $99.9 million and $48.8 million for the years ended December 31, 1996 and 1995, the seven months ended December 31, 1994 and the years ended May 31, 1994, 1993 and 1992, respectively.

(3) Earnings were inadequate to cover fixed charges for the year ended December 31, 1996 by $6.3 million, for the seven months ended December 31, 1994 by $30.6 million and for the years ended May 31, 1994, 1993 and 1992 by $41 million, $152.4 million and $92.9 million, respectively. Without nonrecurring items, earnings would have been inadequate to cover fixed charges for the year ended December 31, 1995 by approximately $9.9 million, for the seven months ended December 31, 1994 by approximately $29.6 million and for the years ended May 31, 1994, 1993, and 1992 by approximately $51.4 million, $45.2 million and $32.3 million, respectively.

(4) Long-term debt does not include current maturities totaling $199.6 million, $1.3 million, $.3 million, $.3 million, $3.4 million, and $8.5 million at December 31, 1996, 1995 and 1994 and May 31, 1994, 1993 and 1992,
    respectively.

(5) Information presented includes the 49.9% equity investment in Crusader Limited, which was sold in 1996.

(6) Includes natural gas liquids and condensate. Production excludes .7 million and .4 million barrels of oil produced and delivered under a forward oil sale entered into in May 1995 for the years ended December 31, 1996 and 1995, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    Cash, cash equivalents and marketable securities totaled $14.9 million and $95.5 million at December 31, 1996 and 1995, respectively, while the unused portion of available credit facilities was $111.8 million and $58.6 million at December 31, 1996 and 1995, respectively. Working capital (deficit) was ($182.2 million) at December 31, 1996, compared with $85.6 million at December 31, 1995. The decline in working capital primarily resulted from the classification of the 1997 Notes ($189.9 million) as a current liability and use of cash and marketable securities to fund the 1996 capital spending program.

    The Company's capital expenditures and other capital investments were $252.7 million, $178.2 million, $89.9 million and $86.8 million during the years ended December 31, 1996 and 1995, the seven months ended December 31, 1994, and the year ended May 31, 1994, respectively, primarily for exploration and development of the Cusiana and Cupiagua fields (the "Fields") in Colombia, and for exploration in Block A-18 of the Malaysia-Thailand Joint Development Area in the Gulf of Thailand and in other areas. The 1996 capital spending program and repayment of debt were funded with cash, cash flow from operations ($80.7 million), and proceeds from sales of marketable securities ($38.5 million) and other assets ($108.1 million). At December 31, 1996, the Company had outstanding borrowings of $40.6 million under a term credit facility supported by a guarantee issued by the Export-Import Bank of the United States. In 1996, the Company signed a $125 million unsecured bank revolving credit facility. The facility matures in August 1998. The Company had outstanding borrowings of $11 million under the facility as of December 31, 1996. Also during 1996, the Company purchased in the open market $30 million face value of the 1997 Notes and realized an extraordinary after-tax expense of $1.2 million. At December 31, 1996, $210 million face value of the 1997 Notes remained outstanding.

    The 1995 capital spending program was funded with cash flow from operations (including a forward sale of Cusiana crude oil), cash, proceeds from marketable securities, sales of assets ($20.9 million) and net borrowings ($36.3 million). In May 1995, the Company sold 10.4 million barrels of oil in a forward oil sale. Under the terms of the sale, the Company received approximately $87 million of the approximately $124 million net proceeds and is entitled to receive substantially all of the remaining proceeds (now held in various interest-bearing reserve accounts) when the Company's Cusiana and Cupiagua fields project in Colombia becomes self-financing, which is expected in 1997, and when certain other conditions are met. During 1995, the Company repaid $25 million of short-term debt and borrowed $48.6 million under a $65 million long-term revolving credit facility. This facility was paid off in 1996 and was terminated.

    Capital expenditures incurred during the seven months ended December 31, 1994, were funded by cash, net proceeds from marketable securities ($30.8 million) and borrowings ($17.2 million). The principal sources for funds for the year ended May 31, 1994, used to support operations, capital expenditures and debt repayment were $100 million in proceeds from the sale of assets and approximately $124 million from the issuance of $170 million principal amount of the 9 3/4% Notes.

    Development of the Fields, including drilling and construction of additional production facilities, will require further capital outlays. Further exploration and development activities on Block A-18, as well as exploratory drilling in other countries, also will require substantial capital outlays. The Company's capital budget for the year ending December 31, 1997, is approximately $310 million, excluding capitalized interest, of which approximately $150 million relates to the Fields and capital contributions to Oleoducto Central S.A. ("OCENSA"), $95 million relates to Block A-18, and $65 million relates to the Company's exploration and drilling program in other parts of the world. The Company assisted OCENSA in raising one tranche of debt totaling $65 million in 1996 and may assist OCENSA in raising up to $25 million of additional debt in 1997. Capital requirements for exploration and development relating to Block A-18 are expected to increase significantly into 1998.

    The Company has filed a shelf registration statement with the Securities and Exchange Commission (the "SEC") that provides for the issuance of up to $600 million of securities, of which up to $200 million may be equity securities.

    The Company expects to meet capital needs, including raising funds to repay the 1997 Notes, in the future with a combination of some or all of the following: the Company's revolving credit facility, cash flow from its Colombian operations (including additional proceeds from the 1995 forward oil sale), cash and marketable securities, asset sales, and the issuance of debt and equity securities. The indentures relating to the 1997 Notes and the 9 3/4% Notes permit the Company to incur total indebtedness (excluding certain permitted indebtedness) of up to 25% of the sum of its indebtedness and market capitalization of its capital stock. As of year end 1996, the revolving credit facility permitted the Company to incur total indebtedness of up to approximately $630 million. Availability under the credit facility may be more in the future under certain circumstances.

RESULTS OF OPERATIONS

    The Company changed its fiscal year end from May 31 to December 31 beginning in 1995. The Consolidated Statements of Operations report the Company's results of operations for the years ended December 31, 1996 and 1995, the seven months ended December 31, 1994, and the year ended May 31, 1994; however, Management's Discussion and Analysis compares the calendar years ended December 31, 1996, 1995 and 1994. The results of operations for the year ended December 31, 1994, for which the Company would have reported a net loss after preferred dividends of $53.2 million, have not been audited.

YEAR ENDED DECEMBER 31, 1996, COMPARED WITH YEAR ENDED DECEMBER 31, 1995

    REVENUES

    Sales and other operating revenues were $134 million and $107.5 million in 1996 and 1995, respectively. Revenue in Colombia increased by $37.2 million in 1996 due to higher production ($15.7 million) and higher oil prices ($21.5 million) resulting from more favorable market conditions and batching of Cusiana crude that began in mid-1995. Revenue barrels in Colombia, including barrels delivered under the forward oil sale, increased from 5.5 million barrels in 1995 to 6.5 million barrels in 1996, even though the Company received .7 million fewer barrels in 1996 as reimbursement of pre-commerciality costs related to the Cusiana Field. Oil and gas sales from properties sold in late 1995 and early 1996 aggregated $17 million in 1995, compared with $2.7 million in 1996.

    Based on the operator's current projections, the Company expects gross production capacity from the Fields to reach 320,000 barrels per day during summer 1997 and at least 500,000 barrels per day by the end of 1997. Beginning in April 1997, the Company's delivery requirement under the forward oil sale will increase from 58,425 barrels per month to 254,136 barrels per month, which will have an adverse effect on the Company's earnings and cash flows on a per barrel basis. The Company expects that the adverse effect on the Company's results of operations and cash flows will be mitigated by increased production from the Fields. There can be no assurance, however, as to the timing of any such increase in production or that any such increase would occur in the same accounting period as the increase in the Company's forward oil sale delivery requirement.

    Other operating revenues in 1996 included a gain of $4.1 million resulting from the sale of the Company's royalty interests in U.S. properties for $23.8 million based on an effective date of January 1, 1996.

    COSTS AND EXPENSES

    Operating expenses increased $1.4 million in 1996, and depreciation, depletion and amortization increased $2.4 million. The Company's operating costs per equivalent barrel were $5.77 and $6.28 in 1996 and 1995, respectively. Higher production in Colombia increased operating expenses by $9.9 million and depreciation and depletion by $3.6 million. Operating expenses from properties sold in late 1995 and early 1996 were $1.8 million and $10.2 million in 1996 and 1995, respectively.

    During 1997, the Company expects that aggregate pipeline tariff costs from OCENSA will increase. When the pipeline expansion project is completed and shipments through the pipeline upgrade commence, and each year thereafter, OCENSA will assess to the Cusiana and Cupiagua fields shippers (the "Initial Shippers") a tariff estimated to recoup the total cost of the project over a period of 15 years, its operating expenses, which include all Colombian taxes, interest expense, and the dividend to be paid by OCENSA to its shareholders. Shippers of crude oil which are not Initial Shippers ("Third Party Shippers") will be assessed a tariff on a per barrel basis and OCENSA will use revenues from such tariffs to reduce the Initial Shippers' tariff. The Company cannot predict with any certainty the impact of the increased tariff on a per barrel basis due to the uncertainty as to the volumes of the Third Party Shippers' production to be transported by OCENSA and when the increases in production from the Cusiana and Cupiagua fields may occur.

    General and administrative expenses before capitalization increased $3.8 million in 1996 to $50.5 million, primarily due to greater exploration activities. Capitalized general and administrative costs were $24.6 million and $21.1 million in 1996 and 1995, respectively.

    In 1996, the Company's oil and gas properties and other assets in Argentina were written down $43 million following a review of technical information that indicated the acreage portfolio did not meet the Company's exploration objectives.

    OTHER INCOME AND EXPENSES

    Interest expense before capitalization increased $2.7 million in 1996 to $43 million. Capitalized interest increased from $16.2 million in 1995 to $27.1 million in 1996 due to construction of support equipment and facilities in the Fields and greater exploration activities throughout the world.

    Other income, net in 1996 included a $10.4 million gain on the sale of the Company's shareholdings in Crusader, a $7.6 million benefit for settlement of a lawsuit in which the Company was plaintiff and an $11 million unrealized gain representing the change in fair market value of the West Texas Intermediate ("WTI") benchmark call options purchased in 1995. These gains were offset by $3.2 million in loss provisions for various legal matters. Other income, net in 1995 included $7.2 million received from legal settlements, a $3.5 million gain on the sale of Triton France and $2.9 million received from the early redemption of the Crusader convertible notes. These gains were offset by a $4.2 million unrealized expense representing the change in fair market value of the WTI benchmark call options.

    INCOME TAXES

    Statement of Financial Accounting Standards No. 109 ("SEAS l09"), "Accounting for Income Taxes," requires that the Company make projections about the timing and scope of certain future business transactions in order to estimate recoverability of deferred tax assets primarily resulting from the expected utilization of net operating loss carryforwards ("NOLs"). Changes in the timing or nature of actual or anticipated business transactions, projections, organizational changes, and income tax laws can give rise to significant adjustments to the Company's deferred tax expense or benefit that may be reported from time to time. For these and other reasons, compliance with SEAS 109 may result in significant differences between tax expense for income statement purposes and taxes actually paid.

    The income tax provision for 1996 represented current and deferred taxes in Colombia, deferred taxes on exploration projects throughout the world, and a deferred tax benefit in the United States related to anticipated future utilization of NOLs. Subject to the factors described above, the Company currently expects that its foreign deferred tax provision will substantially exceed its current tax provision (i.e., actual taxes paid) resulting in an effective tax for income statement purposes that will exceed statutory tax rates, at least until the Cusiana and Cupiagua fields project reaches peak production. The primary reason for the expected difference is the nondeductibility for Colombian tax purposes of certain capital expenses and the treatment of reimbursements for pre-commerciality costs as a return of capital under Colombian tax laws. Conversely, Colombian tax law permits the Company to adjust the tax basis of certain assets based on the Colombian inflation rate and to include any resulting increases in tax depreciation of the underlying asset based on rates of production and other factors. The Company's deferred tax liability has not been reduced to reflect the impact of this inflation adjustment.

    At December 31, 1996, the Company had NOLs of approximately $230.7 million, and certain subsidiaries had separate return limitation years ("SRLY") operating loss carryforwards of approximately $50.9 million. The NOLs expire from 1998 to 2012, and the SRLY operating loss carryforwards expire from 1997 to 2002. See note 12 of Notes to Consolidated Financial Statements.

    The Company recorded a deferred tax asset of $71.4 million, net to a valuation allowance of $30.7 million at December 31, 1996. The valuation allowance is primarily attributable to SRLY operating losses that are currently not realizable due to the lack of potential future income in the applicable subsidiaries, and the expectation that other tax credits will expire without being utilized. The minimum amount of future taxable income necessary to realize the deferred tax asset is approximately $204 million. Although there can be no assurance the Company will achieve such levels of income, management believes the deferred tax asset will be realized through increasing income from its operations.

    The income tax provision for 1996 decreased primarily due to the recognition of a deferred tax benefit in the United States totaling $23.5 million related to anticipated future utilization of NOLs, compared with a similar benefit of $12.8 million in 1995. The 1996 benefit reflects the improvement in the Company's anticipated operating results. Foreign current tax expense of $5.4 million in 1996 increased $1.4 million from 1995, mainly due to increased profitability from the Company's Colombian operations. Foreign deferred tax expense of $15.4 million in 1996 decreased $2.9 million from 1995, primarily due to the writedown of the Company's Argentina assets, which lowered taxes by $3.7 million in 1996 compared with 1995.

YEAR ENDED DECEMBER 31, 1995, COMPARED WITH YEAR ENDED DECEMBER 31, 1994

    REVENUES

    Sales and other operating revenues were $107.5 million and $33 million in 1995 and 1994, respectively. Revenues in Colombia increased by $81.6 million in 1995 primarily due to greater production capacity from the installation in late 1994 and early 1995 of four production units in the Cusiana central processing facility and higher oil prices in Colombia ($16.29 per barrel in 1995, compared with $13.16 per barrel in 1994) resulting from more favorable market conditions and batching of Cusiana crude beginning in mid-1995. The 1995 results also included revenues of $14.5 million relating to the reimbursement of pre-commerciality costs for the Cusiana Field. Oil sales in France were $5.8 million higher in 1994 than in 1995, primarily because of the sale of Triton France in August 1995.

    COSTS AND EXPENSES

    Operating expenses increased $14.1 million to $35.3 million in 1995, while depreciation, depletion and amortization increased $9.5 million to $23.2 million in 1995. Higher production in Colombia increased operating expenses by $19.1 million and depreciation, depletion and amortization by $13.4 million. The Company's operating costs per equivalent barrel were $6.28 and $10.75 in 1995 and 1994, respectively. The sale of Triton France reduced operating expenses and depletion in 1995 by $3.6 million and $3.7 million, respectively. The 1994 results included an accrual of $1.1 million for environmental clean-up costs in the United States.

    General and administrative expenses decreased from $29.1 million in 1994 to $25.7 million in 1995, primarily due to increased capitalization of general and administrative expenses from $14.9 million in 1994 to $21.1 million in 1995 resulting from increased exploration and development activities.

    Writedown of assets in 1994 totaling $14.7 million was primarily related to oil properties in France under application of the SEC full cost ceiling limitation.

    OTHER INCOME AND EXPENSES

    Interest income was $8 million and $8.1 million in 1995 and 1994, respectively. Interest expense increased by $12 million in 1995 due to higher debt outstanding and lower capitalized interest. Capitalized interest was $16.2 million and $20.6 million in 1995 and 1994, respectively.

    Equity in loss of affiliates, net was $2.2 million in 1995, compared with $2.9 million in 1994. Equity in loss of Crusader for 1995 included a net gain of $3.8 million on the sale of Saracen Minerals Limited, a $2.7 million loss related to the early redemption of Crusader's Convertible Notes and writedowns of $2.9 million on unproved oil and gas properties and a coal mining property.

    Other income, net was $11.6 million in 1995, compared with $2.8 million in 1994. Other income during 1995 included $7.2 million received from legal settlements, a $3.5 million gain on the sale of Triton France and $2.9 million received from the early redemption of Crusader's Convertible Notes. These gains were offset by a $4.2 million noncash charge representing the change in fair market value of WTI benchmark call options purchased in 1995.

    INCOME TAXES

    Income tax expense of $10 million in 1995 increased $8.5 million from 1994, mainly due to increased profitability from the Company's Colombian operations and the absence of tax refunds of $2 million received in 1994. The income tax provisions for 1995 and 1994 included deferred tax benefits in the United States of $12.8 million and $10.1 million, respectively, related to anticipated future utilization of NOLs.

DISCONTINUED OPERATIONS

    The results of operations for the aviation sales and services segment and wholesale fuel products segment have been reported as discontinued operations. In June 1995, the Company sold the assets of its subsidiary, Jet East, Inc., for $2.9 million in cash and a note, and realized a loss of $1.4 million on the sale. The Company accrued $.6 million for costs associated with final disposal of the segment, which occurred m August 1995. The 1994 losses of the wholesale fuel products segment, which was discontinued in 1993, were offset against a loss provision of $16.1 million, net of tax, at May 31, 1993. An additional accrual of $.7 million, net of tax, was recorded at May 31, 1994, for estimated operating losses associated with the final disposition of this segment.

MINORITY INTEREST IN LOSSES OF SUBSIDIARIES

    The Company ceased to record minority interest related to Triton Europe following the purchase of shares held by the minority interest owners on March 31, 1994.

PETROLEUM PRICE RISK MANAGEMENT

    Oil and natural gas sold by the Company are normally priced with reference to a defined benchmark, such as light sweet crude oil traded on the New York Mercantile Exchange. Actual prices received vary from the benchmark depending on quality and location differentials. It is the Company's policy to use financial market transactions with credit-worthy counterparties from time to time primarily to reduce risk associated with the pricing of a portion of the oil and natural gas that it sells. The policy is structured to underpin the Company's planned revenues and results of operations. The Company may also enter into financial market transactions to benefit from its assessment of the future prices of its production relative to other benchmark prices. There can be no assurance that the use of financial market transactions will not result in losses.

    With respect to the sale of oil to be produced by the Company, the Company has used a combination of swaps, options and collars to establish a minimum weighted average WTI benchmark price of $19.58 per barrel for an aggregate of
1.5 million barrels of production during the period from January through June 1997. As a result, to the extent WTI prices exceed the minimum WTI benchmark price during each month within the period, the Company will be able to sell its production at the higher market price, and to the extent that WTI prices are below the minimum WTI benchmark price, the Company will be able to realize prices related to the minimum WTI benchmark price on its hedged production.

    In anticipation of entering into a forward oil sale, the Company purchased WTI benchmark call options to retain the ability to benefit from future WTI price increases above a weighted average price of $20.42 per barrel. The volumes and expiration dates on the call options coincide with the volumes and delivery dates of the forward oil sale, which has delivery terms of 58,425 barrels per month through March 1997 and 254,136 barrels per month from April 1997 through March 2000. During the years ended December 31, 1996 and 1995, the Company recorded an unrealized gain of $11 million and an unrealized loss of $4.2 million, respectively, in other income, net related to the change in the fair market value of the call options. Future fluctuations in the fair market value of the call options will continue to affect other income as noncash adjustments.

    During the year ended December 31, 1996, markets provided the Company the opportunity to realize WTI benchmark oil prices on average $4.68 per barrel above the WTI benchmark oil price the Company set as part of its 1996 annual plan. As a result of financial and commodity market transactions settled during the year ended December 31, 1996, the Company's risk management program resulted in an average net realization of approximately $1.21 per barrel lower than if the Company had not entered into such transactions. International Operations

    The Company derives substantially all of its consolidated revenues from international operations. A risk inherent in international operations is the possibility of realizing economic currency exchange losses when transactions are completed in currencies other than U.S. dollars. The Company's risk of realizing currency-exchange losses currently is largely mitigated because the Company receives U.S. dollars for sales of its petroleum products in Colombia.

EXPLORATION OPERATIONS

    Costs related to acquisition, holding and initial exploration of licenses in countries with no proved reserves are initially capitalized, including internal costs directly identified with acquisition, exploration and development activities. The Company's exploration licenses are periodically assessed for impairment on a country-by-country basis. If the Company's investment in exploration licenses within a country where no proved reserves are assigned is deemed to be impaired, the licenses are written down to estimated recoverable value. If the Company abandons all exploration efforts in a country where no proved reserves are assigned, all exploration costs associated with the country are expensed. Due to the unpredictable nature of exploration drilling activities, the amount and timing of impairment expense are difficult to predict with any certainty.

ENVIRONMENTAL MATTERS

    The Company is subject to extensive environmental laws and regulations. These laws regulate the discharge of oil, gas or other materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of such materials at various sites. Also, the Company remains liable for certain environmental matters that may arise from formerly owned fuel businesses that were involved in the storage, handling and sale of hazardous materials, including fuel storage in underground tanks. The Company believes that the level of future expenditures for environmental matters, including clean-up obligations, is impractical to determine with a precise and reliable degree of accuracy. Management believes that such costs, when finally determined, will not have a material, adverse effect on the Company's operations or consolidated financial condition.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements contained herein, in the accompanying Prospectus and in the documents incorporated herein by reference, including statements of the Company's and management's expectations, intentions, plans and beliefs, are forward-looking statements, as defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are dependent on certain events, risks and uncertainties that may be outside of the Company's control. These forward-looking statements include statements of management's plans and objectives for the Company's future operations and statements of future economic performance; information regarding drilling schedules, expected or planned production or transportation capacity, the future construction or upgrades of pipelines (including costs), when the Cusiana and Cupiagua fields might become self-financing, future production of the Cusiana and Cupiagua fields, the negotiation of a gas-sales contract and commencement of production in Malaysia-Thailand, the Company's capital budget and future capital requirements, the Company's meeting its future capital needs, the amount by which production from the Cusiana and Cupiagua fields may increase or when such increased production may commence, the Company's realization of its deferred tax asset, the level of future expenditures for environmental costs, the outcome of regulatory and litigation matters, and proven oil and gas reserves and discounted future net cash flows therefrom; and the assumptions described in this report underlying such forward-looking statements. Actual results and developments could differ materially from those expressed in or implied by such statements due to a number of factors, including those described in the context of such forward-looking statements and in Notes 20 and 21 of Notes to Consolidated Financial Statements included elsewhere herein.

                                    BUSINESS

GENERAL

    Triton Energy Limited is an international oil and gas exploration company primarily engaged in exploration and production through subsidiaries and affiliates. The Company's principal properties, operations and oil and gas reserves are located in Colombia and Malaysia-Thailand. The Company also has oil and gas interests in other Latin American, Asian and European countries.

OIL AND GAS OPERATIONS

    GENERAL

    The Company's oil and gas exploration and development activities are, or have been, conducted through the Company's wholly owned subsidiaries, except as noted in this paragraph. In Malaysia-Thailand, the Company's activities are conducted by the Company's wholly owned subsidiaries, Triton Oil Company of Thailand and Triton Oil Company of Thailand (JDA) Limited (collectively, "Triton Thailand"), and Triton Thailand's 50% owned affiliate, Carigali-Triton Operating Company Sdn. Bhd. ("CTOC"). In Europe, its activities were conducted by its wholly owned (but until March 1994, 59.5% owned) subsidiary, Triton Europe Limited ("Triton Europe"). In Indonesia, its activities are or were conducted by its wholly owned subsidiaries, Triton Indonesia, Inc., Triton Indonesia Resources, Inc. and TriBlora Indonesia B.V. (collectively, "Triton Indonesia") and its 33.7% owned (but until August 1994, 63.7% owned) affiliate, New Zealand Petroleum Company Limited ("New Zealand Petroleum"). In the United States, its activities were conducted by its wholly owned subsidiary, Triton Oil & Gas Corp. ("Triton Oil"), and Crusader Limited ("Crusader"), a 49.9% owned affiliate until the Company's sale of its interest in 1996. In New Zealand, its activities are or were conducted by New Zealand Petroleum and Crusader. In Canada its activities were conducted by Crusader, until June 1995, and by Triton Canada Resources Ltd. ("Triton Canada") until August 1993, and in Australia its activities were conducted by Crusader.

    PRODUCTION AND SALES

    The following table sets forth the net quantities of oil and gas produced by the Company for the years ended December 31, 1996 and 1995, the seven months ended December 31, 1994, and the year ended May 31, 1994, including production attributable to the Company's 49.9% ownership interest in Crusader through the date of its sale (which included the minority interests in Crusader's consolidated subsidiaries). The production and sales information relating to properties or subsidiary or affiliate ownership interests acquired or disposed of is reflected in the table only since or up to the effective dates of their respective acquisitions or sales, as the case may be.

                                                                OIL PRODUCTION(1)                     GAS PRODUCTION
                                                 ------------------------------------------------  --------------------
                                                      YEAR ENDED        SEVEN MOS.       YEAR           YEAR ENDED
                                                     DECEMBER 31,          ENDED         ENDED         DECEMBER 31,
                                                 --------------------    DEC. 31,       MAY 31,    --------------------
                                                   1996       1995         1994          1994        1996       1995
                                                 ---------  ---------  -------------  -----------  ---------  ---------
                                                                    (IN MBBLS)                          (IN MMCF)
Colombia(2)....................................      5,738      5,089          435           467         298        158
Argentina......................................     --         --           --                18      --         --
France(3)......................................     --            498          514         1,053      --         --
Indonesia(4)...................................         95        255          186           441      --         --
United States(5)...............................         20        121           66           156         475      1,207
Canada(5)......................................     --         --           --               102      --         --
Crusader (6):
  Australia....................................        134        287          180           404       1,744      3,884
  Canada.......................................     --             53           99           213      --             63
  United States................................     --         --                8            32      --         --
                                                 ---------  ---------        -----         -----   ---------  ---------
    Total......................................      5,987      6,303        1,488         2,886       2,517      5,312
                                                 ---------  ---------        -----         -----   ---------  ---------
                                                 ---------  ---------        -----         -----   ---------  ---------


                                                  SEVEN MOS.       YEAR
                                                     ENDED         ENDED
                                                   DEC. 31,       MAY 31,
                                                     1994          1994
                                                 -------------  -----------

Colombia(2)....................................       --            --
Argentina......................................       --            --
France(3)......................................       --            --
Indonesia(4)...................................       --            --
United States(5)...............................          618         1,150
Canada(5)......................................       --             3,521
Crusader (6):
  Australia....................................        2,707         4,202
  Canada.......................................           96           150
  United States................................            6            55
                                                       -----         -----
    Total......................................        3,427         9,078
                                                       -----         -----
                                                       -----         -----

------------------------

(1) Includes natural gas liquids and condensate.

(2) Includes Ecopetrol reimbursement and excludes .7 million and .4 million barrels of oil produced and delivered for the years ended December 31, 1996 and 1995, respectively, in connection with the Company's forward sale of oil in May 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and note 3 of Notes to Consolidated Financial Statements included elsewhere herein.

(3) In August 1995, Triton Europe sold its interest in its subsidiary, Triton France S.A.

(4) In May 1996, the Company sold substantially all of the assets of Triton Indonesia, Inc.

(5) In March 1996, Triton Oil sold substantially all of its domestic royalty and mineral interests. During the fiscal year ended May 31, 1994, Triton Oil sold substantially all its working interests in oil and gas reserves in the United States and its common equity interest in Triton Canada. See note 2 of Notes to Consolidated Financial Statements included elsewhere herein.

(6) In 1996, the Company sold all of its interest in Crusader. In June 1995, Crusader sold all of its interest in Ausquacan Energy Limited and in September 1994, Crusader sold all of its oil and gas interests in the United States.

    The following tables summarize for the years ended December 31, 1996 and 1995, the seven months ended December 31, 1994, and the year ended May 31, 1994:
(i) the average sales price per barrel of oil and Mcf of natural gas; (ii) the average sales price per equivalent barrel of production; (iii) the depletion cost per equivalent barrel of production; and (iv) the production cost per equivalent barrel of production:

                                                         AVERAGE SALES PRICE                       AVERAGE SALES PRICE
                                                         PER BARREL OF OIL(1)                        PER MCF OF GAS
                                            ----------------------------------------------  ---------------------------------
                                                 YEAR ENDED       SEVEN MOS.      YEAR           YEAR ENDED       SEVEN MOS.
                                                DECEMBER 31,         ENDED        ENDED         DECEMBER 31,         ENDED
                                            --------------------   DEC. 31,      MAY 31,    --------------------   DEC. 31,
                                              1996       1995        1994         1994        1996       1995        1994
                                            ---------  ---------  -----------  -----------  ---------  ---------  -----------
Colombia..................................  $   19.62  $   16.29   $   14.37    $   12.66   $    2.56  $    1.96   $  --
Argentina.................................     --         --          --             9.22      --         --          --
France....................................     --          18.11       17.64        16.38      --         --          --
Indonesia.................................      19.54      17.77       17.06        16.29      --         --          --
United States.............................      16.00      13.62       15.65        14.19        1.15       1.49        1.55
Canada....................................     --         --          --            16.43      --         --          --
Crusader:
  Australia...............................      19.95      20.38       18.39        15.33        1.69       1.69        1.43
  Canada..................................     --          15.42       14.62        12.43      --           0.99        1.01
  United States...........................     --         --           17.75        15.23      --         --            1.25


                                               YEAR
                                               ENDED
                                              MAY 31,
                                               1994
                                            -----------
Colombia..................................   $  --
Argentina.................................      --
France....................................      --
Indonesia.................................      --
United States.............................        2.23
Canada....................................        1.11
Crusader:
  Australia...............................        1.50
  Canada..................................        1.11
  United States...........................        1.53

                                                         PER EQUIVALENT BARREL(2)
               -------------------------------------------------------------------------------------------------------------
                                                                                                                   PRODUCTION
                                                                                                                   COST
                                                                                                                   ---------
                             AVERAGE SALES PRICE                                   DEPLETION(3)
               ------------------------------------------------  ------------------------------------------------    YEAR
                                                                                                                     ENDED
                    YEAR ENDED        SEVEN MOS.       YEAR           YEAR ENDED        SEVEN MOS.       YEAR      DECEMBER
                   DECEMBER 31,          ENDED         ENDED         DECEMBER 31,          ENDED         ENDED        31,
               --------------------    DEC. 31,       MAY 31,    --------------------    DEC. 31,       MAY 31,    ---------
                 1996       1995         1994          1994        1996       1995         1994          1994        1996
               ---------  ---------  -------------  -----------  ---------  ---------  -------------  -----------  ---------
Colombia.....  $   19.58  $   16.26    $   14.37     $   12.66   $    2.83  $    2.67    $    2.57     $    1.96   $    5.66
Argentina....     --         --           --              9.22      --         --           --            --          --
France.......     --          18.11        17.64         16.38      --           3.14         4.15          8.97      --
Indonesia....      19.54      17.77        17.06         16.29        0.52       0.95         1.60          3.09       15.89
United
  States.....       8.75      10.68        11.77         13.75        5.59       6.05         7.04          6.58        3.25
Canada.......     --         --           --              8.13      --         --           --              3.60      --
Crusader:
 Australia...      13.23      13.29         9.53         11.31        3.47       3.35         3.99          3.33        4.10
  Canada.....     --          13.87        13.43         11.83      --           2.25         2.31          2.97      --
  United
    States...     --         --            16.56         13.88      --         --             5.22         13.82      --


                           SEVEN MOS.       YEAR
                              ENDED         ENDED
                            DEC. 31,       MAY 31,
                 1995         1994          1994
               ---------  -------------  -----------
Colombia.....  $    5.52    $    9.87     $    9.06
Argentina....     --           --             13.83
France.......      10.96        11.25          9.83
Indonesia....      17.34        11.04         14.54
United
  States.....       1.03         0.85          7.00
Canada.......     --           --              4.24
Crusader:

 Australia...       4.77         4.01          3.97
  Canada.....       7.52         7.96          7.44
  United
    States...     --             6.00          7.77

------------------------

(1) Includes natural gas liquids and condensate.

(2) Natural gas has been converted into equivalent barrels based on six Mcf of natural gas per barrel.

(3) Includes depreciation calculated on the unit of production method for support equipment and facilities.

    COMPETITION

    The Company encounters strong competition from major oil companies (including government-owned companies), independent operators and other companies for favorable oil and gas concessions, licenses, production sharing contracts and leases, drilling rights and markets. Additionally, the governments of certain countries in which the Company operates may from time to time give preferential treatment to their nationals. The oil and gas industry as a whole also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers. The principal means of competition in the sale of oil and gas are product availability, price and quality. While it is not possible for the Company to state precisely its competitive position in the oil and gas industry, the Company believes that it represents a minor competitive factor.

    MARKETS

    Crude oil, natural gas, condensate and other oil and gas products generally are sold to other oil and gas companies, government agencies and other industries. The Company does not believe that the loss of any single customer or contract pursuant to which oil and gas is sold would have a long-term material, adverse effect on the revenues from the Company's oil and gas operations.

    In Colombia, crude oil is exported through the Caribbean port of Covenas where it is sold at prices based on United States prices, adjusted for quality and transportation. The oil produced from the Cusiana Field is transported to the export terminal through pipelines owned by the Colombian national oil company or joint stock companies partially owned by the Company. This pipeline system is in the process of being upgraded to accommodate additional production from the Cusiana and Cupiagua fields. See "Oil and Gas Properties--Colombia" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    For a discussion of certain factors regarding the Company's markets and potential markets that could affect future operations, see note 20 of Notes to Consolidated Financial Statements included elsewhere herein.

OIL AND GAS PROPERTIES

    COLOMBIA

    Through the Company's wholly owned subsidiaries, Triton Colombia, Inc. and Triton Resources Colombia, Inc. (collectively, "Triton Colombia"), the Company has varying participation interests in seven licenses in Colombia.

    CUSIANA AND CUPIAGUA FIELDS

    Contract Terms. In the foothills of the Llanos Basin area in eastern Colombia, Triton Colombia holds a 12% interest in the SDLA, Tauramena and Rio Chitamena contract areas, covering approximately 66,000, 36,300 and 6,700 acres, respectively, where an active appraisal and development program is being carried out in the Cusiana and Cupiagua fields. Triton's partners in these areas are Empresa Colombiana De Petroleos ("Ecopetrol"), the Colombian national oil company, with a 50% interest, BP Exploration Company (Colombia) Limited ("BP"), the operator, with a 19% interest, and TOTAL Exploratie en Produktie Maatschippij B.V. ("TOTAL"), also with a 19% interest. In 1993, Ecopetrol declared the Cusiana and Cupiagua fields to be commercial and exercised its right to acquire a 50% interest. Triton's net revenue interest is approximately 9.6% after governmental royalties. Triton's net revenue is reduced by up to 0.36% pursuant to an agreement with an original co-investor, subject to Triton being reimbursed for a proportionate share of expenditures relating thereto.

    The Company and its private partners have secured the right to produce oil and gas from the SDLA and Tauramena contract areas through the years 2010 and 2016, respectively, and from the Rio Chitamena contract area through 2015 or 2019, depending on contract interpretation. In July 1994, Triton Colombia, BP, TOTAL and Ecopetrol entered into an Integral Plan for the Unified Exploitation of the Cusiana Oil Structure in the SDLA, Tauramena and Rio Chitamena Association Contract Areas. Under the plan, the parties have agreed to develop the Cusiana oil structure in a technically efficient and cooperative manner during three consecutive periods of time. During the initial period (ending with the expiration of the SDLA association contract in 2010), petroleum produced from the unified area will be owned by the parties according to their respective undivided interests in each contract area.

    Within the first quarter of 2005, an independent determination of the original barrels of oil equivalent ("BOE") of petroleum in place under the unified area and under each association contract will be made, as a result of which a "tract factor" will be calculated for each association contract. Each tract factor will be the amount of original BOEs of petroleum in place under the particular association contract as a percentage of the total original BOEs under the unified area. Each party's unified area interest during the second period (commencing from the expiration of the SDLA association contract in 2010) and during the final period (commencing from the termination of the second association contract to termination) will be the aggregate of that party's interest in each remaining association contract multiplied by the tract factor for each such contract.

    Recent Drilling Results. In the Cusiana Field, Triton Colombia and its working interest partners have completed and have in service 24 producing wells and six gas injection wells. The injection wells recycle to the reservoir most of the gas that is associated with the oil production to increase the oil recoverable over the life of the field. There are currently five drilling rigs operating in the Cusiana Field, and it is expected that 18 oil production and gas injection wells will be completed during 1997. Development drilling is proceeding on a schedule which is intended to have sufficient well capacity at all times to meet production capacities of field facilities and export pipelines from the area.

    In the Cupiagua Field during 1996, Triton Colombia and its working interest partners completed an additional six wells, bringing the year end total completions to 10 wells, which are awaiting startup of production facilities in 1997. There are currently six drilling rigs operating in the Cupiagua Field, and it is expected that 15 additional wells will be completed during 1997. Development wells drilled during 1996 more fully defined the areal extent of the field and defined hydrocarbon/water contacts in the fields.

    The Cupiagua-5 well was completed in late 1995 and was tested in 1996. The well penetrated the Mirador, Barco and Guadalupe reservoirs, and the lower extension of the well discovered a lower thrust of the Mirador Formation which underlies the main body of the Cupiagua Field. The lower thrust of the Mirador was confirmed in the Cupiagua-7 and Cupiagua-10 development wells. The well data and the 3D seismic results are being analyzed to determine the optimum development plan for this underlying Mirador reservoir. In 1997, Triton Colombia and its working interest partners plan to drill additional wells dedicated to exploring the lower thrust.

    Tests of the Cupiagua-5 well, which were conducted in early 1996, indicated the well has a productive capacity of about 75 MMcf of gas and 22,000 barrels of condensate per day through 7" tubing. The well was tied in to the Cusiana central processing facility in August 1996 and put on production at rates over 16,000 barrels of condensate per day. Additional Cupiagua wells will be placed on production in 1997 and tied in to the Cusiana central processing facility for early production prior to the completion of the Cupiagua central processing facility in 1997.

    Production Facilities and Pipelines. The four initial production units of the Cusiana Field central processing facility are designed to handle approximately 180,000 barrels of daily production throughput. Construction is under way to increase production capacity from the Cusiana and Cupiagua fields to at least 500,000 barrels per day by year end 1997. Additional pipeline capacity is required to meet the transportation needs associated with development of these fields. To that end, in April 1995, Triton Pipeline Colombia, Inc., a wholly owned subsidiary of the Company, along with Ecopetrol, BP Colombia Pipelines Ltd., Total Pipeline Colombie, S.A., IPL Enterprises (Colombia) Inc. and TCPL International Investments Inc., completed the formation of a company, Oleoducto Central S.A. ("OCENSA"), to own and finance pipeline and port facilities to be constructed and operated for the transport of crude oil from the Cusiana and Cupiagua fields to the Caribbean port of Covenas. Triton's equity participation in OCENSA is 9.6%.

    This pipeline project consists of a 793-kilometer (495-mile) pipeline system from the Cusiana and Cupiagua fields to the port of Covenas. It loops and generally follows the route of the two existing pipelines: the Central Llanos pipeline from El Porvenir to Vasconia and the Oleoducto de Colombia pipeline from Vasconia to Covenas. A portion of the Central Llanos pipeline and pump station upgrades at E1 Porvenir and Miraflores were acquired by OCENSA during 1995. Expansion of the pipeline system is under way and scheduled for completion in 1997. The current plan is to increase pipeline capacity to transport at least 500,000 barrels of oil per day from the Fields by year end 1997.

    OTHER AREAS IN COLOMBIA

    Triton owns rights to four additional licenses in Colombia. In the Middle Magdalena Valley basin and adjacent foothills, Triton owns a 50% interest (before certain royalties and government participation) in the El Pinal contract area, which covers approximately 71,000 acres (after contractually required relinquishment in 1996) approximately 330 kilometers (205 miles) north of Bogota. In the southern part of El Pinal, Triton discovered and confirmed the Liebre Field with two wells (the Liebre-1 and -2). In 1995, Ecopetrol approved Triton's application to declare the Liebre Field commercial, and production from the field began in January 1997 at an initial rate of 1,200 barrels of oil per day from the two wells.

    The Yumeca-1 exploratory well, located in the northern part of El Pinal, was drilled to a total depth of 13,675 feet and tested in 1995. It was intended that the well test a new play concept in the foothills of the Middle Magdalena Valley. The well encountered hydrocarbon shows at various intervals but was plugged and abandoned after four zones were tested.

    The Yumeca-2 exploratory well, completed in 1997, was drilled to a total depth of 13,500 feet and plugged and abandoned after electronic logs failed to confirm the presence of commercial quantities of oil or gas.

    In June 1995, the Company was awarded the Guayabo A and B and Las Amelias association contracts covering a contiguous area of approximately 1.8 million acres. The area is located approximately 150 kilometers (93 miles) north of Bogota and 140 kilometers (87 miles) northwest of the Cusiana and Cupiagua fields, and is contiguous with the El Pinal contract area to the north. The terms of these association contracts are less favorable than the terms of the Cusiana and Cupiagua association contracts. Triton is acquiring seismic data in a program totaling 142 kilometers (85 miles) over the Guayabo A block, 36 kilometers (22 miles) over the Guayabo B block, and 250 kilometers (150 miles) over the Las Amelias block.

    In March 1996, the Company executed an agreement with Deminex Colombia Petroleum GmbH ("Deminex") providing Deminex the right to earn a 50% interest in the El Pinal, Guayabo A and B and Las Amelias contract areas. The Ministry of Mines and Energy of Colombia formally approved this assignment in August 1996.

    Triton Colombia sold its 22.5% and 20% interests (before certain royalties), respectively, in the 32,834-acre Tolima-B and 32,240-acre San Luis contract areas in December 1996.

    MALAYSIA-THAILAND

    CONTRACT TERMS

    In April 1994, Triton Thailand became a party to a production sharing contract covering an area located offshore, designated as Block A-18 of the Malaysia-Thailand Joint Development Area. The contract area, which encompasses approximately 731,000 acres, had been the subject of overlapping claims between Malaysia and Thailand. The other parties to the production sharing contract are the Malaysia-Thailand Joint Authority (the "MTJA"), which has been established by treaty to administer the Joint Development Area, and Petronas Carigali (JDA) Sdn. Bhd. ("Carigali"), a subsidiary of the Malaysian national oil company. The treaty provides for the development of the Joint Development Area that includes Block A-18. Triton Thailand previously held a license from Thailand that covered part of the Joint Development Area.

    The term of the contract is 35 years, subject to possible relinquishment of certain areas and subject to the treaty between Malaysia and Thailand creating the MTJA remaining in effect. Triton and Carigali have the right to explore for oil and gas for the first five years of the contract. The contract provides that if there is a discovery of natural gas (not associated with crude oil) and the MTJA agrees, the contractors will be able to hold that gas field without production for an additional five-year period, provided the contractors submit to the MTJA an acceptable development plan for the field. The contractors then have a five-year period from the MTJA's acceptance of the development plan to develop the field, and have the right to produce gas from the field for 20 years plus a number of years equal to the number of years, if any, prior to the end of the holding period that gas production commenced (or until the termination of the contract, if earlier). The contract grants to the operators the right to produce oil from an oil field for 25 years plus a number of years equal to the number of years, if any, prior to the fifth anniversary of the contract that oil production commenced (or until the termination of the contract, if earlier). Any areas not developed and producing within the periods provided will be relinquished.

    As oil and gas are produced, the MTJA is entitled to a 10% royalty. Up to 50% of each unit of production is considered "cost oil" or "cost gas" and will be allocated to the contractors to the extent of their recoverable costs, with the balance considered "profit oil" or "profit gas" to be divided 50% to the MTJA and 50% to the contractors (i.e., 25% to Carigali and 25% to Triton). Triton's share of production is subject to an additional royalty equal to 0.75% of Block A-18 production. Tax rates imposed by the MTJA on behalf of the governments of Malaysia and Thailand are 0% for the first eight years of production, 10% for the next seven years of production and 20% for any remaining production.

    Simultaneously with the execution of the production sharing contract, the parties executed a joint operating agreement governing Block A-18 operations. The operating agreement designated as operator CTOC, a company owned equally by Triton Thailand and Carigali.

    NEGOTIATIONS FOR A GAS-SALES AGREEMENT

    In May 1996, the MTJA, Triton and Carigali signed a Memorandum of Understanding on the sale and purchase of natural gas with Petronas and PTT, the national oil companies of Malaysia and Thailand, respectively. The Memorandum of Understanding provides a basis for negotiation of a gas-sales agreement for natural gas to be produced from Block A-18. The parties currently are negotiating a heads of agreement intended to include agreement in principle on the key gas-sales agreement terms. The Company expects that negotiation and execution of a definitive gas-sales agreement reflecting the heads of agreement will follow execution of the heads of agreement.

    RECENT DRILLING RESULTS

    The initial phase of Block A-18 operations included a 2D seismic survey covering approximately 5,700 kilometers (3,542 miles), a 3D seismic survey conducted in 1995 covering approximately 620 square kilometers (239 square miles) over the Cakerawala Field, data analysis and the drilling of three exploratory wells.

    In August 1995, the first of the three wells, the Cakerawala-lA, was tested at a combined flow rate of 58 MMcf of gas and 945 barrels of condensate and oil per day. The well was drilled in approximately 200 feet of water to a total depth of 7,878 feet. A second well, Suriya-1, was tested at a combined flow rate of 58 MMcf of gas and 351 barrels of condensate per day. The Suriya-1 well was drilled in approximately 180 feet of water to a total depth of 7,273 feet and is located on a separate structure. The Suriya-1 well is located approximately 11 kilometers (7 miles) east-southeast of the Cakerawala-1 A well.

    A third well, Cakerawala East-l, was drilled in approximately 180 feet of water to a total depth of 11,808 feet. Cakerawala East-1 tested at 22 MMcf of gas and 138 barrels of condensate per day from the two shallow sequences that constitute the principal producing zones for phase one field development. The well confirmed anticipated fault separations from the structure on which the Cakerawala-lA well and the Pilong well (drilled by Exxon in 1971) were drilled, and found comparable sand thickness, flow rates and gas-water contacts and lesser CO2 content than the same sequences in the Cakerawala-lA and Pilong wells. Intermediate sequences were wet and were not tested. The well also confirmed the presence of deeper, overpressure sandstone sequences, but the deeper zones tested wet or inconclusively due to mechanical difficulties. The deeper zones remain an exploratory prospect for future drilling.

    During 1996, petroleum operations in Block A-18 included the drilling of six wells and the acquisition of a second 3D seismic survey that covered 534 square kilometers (206 square miles).

    In March 1996, two appraisal wells, Cakerawala-2 and Cakerawala-3, were drilled to delineate the Cakerawala Field. The Cakerawala-2 well was tested at a combined rate of 31 MMcf of gas and 645 barrels of condensate per day. The well was drilled in approximately 190 feet of water to a total depth of 9,650 feet, approximately seven kilometers (four miles) north of the Cakerawala-lA well. The Cakerawala-3 well was tested at a combined rate of 47 MMcf of gas, 225 barrels of condensate and 3,002 barrels of oil per day. The well was drilled in approximately 180 feet of water to a total depth of 9,814 feet, approximately three kilometers (two miles) southwest of Cakerawala-lA. The two appraisal wells confirmed the gas pools proven in the earlier wells drilled in the field and also discovered oil in relatively shallow zones, which require further delineation.

    Following delineation of the Cakerawala Field, two exploratory wells were drilled to test other prospects in Block A-18. The Bulan-1 well tested at a combined rate of 36 MMcf of gas and 123 barrels of condensate per day. The well was drilled in approximately 180 feet of water to a total depth of 7,140 feet, approximately seven kilometers (four miles) west-northwest of Cakerawala-lA. The well proved a third commercial field in the block on a separate structure immediately west of the Cakerawala Field. The Bumi-1 well tested at a combined rate of 73 MMcf of gas and 305 barrels of condensate per day. The well was drilled in approximately 180 feet of water to a total depth of 9,279 feet, approximately four kilometers (three miles) east of the Suriya-1 well. The well proved a fourth commercial field on the block on a separate structure immediately east of the Suriya Field.

    Two other wells were drilled in 1996 to appraise the Suriya and Bulan fields. The Suriya-2 well confirmed the discovery made by Suriya-l. The well tested at a combined rate of 56 MMcf of gas and 268 barrels of condensate per day. The well was drilled in approximately 180 feet of water to a total depth of 8,315 feet, approximately five kilometers (three miles) south of Suriya-l. The Bulan-2 well confirmed the discovery made by Bulan-l. The well tested at a combined rate of 30 MMcf of gas and 185 barrels of condensate per day. The well was drilled in approximately 176 feet of water to a total depth of 9,160 feet approximately five kilometers (three miles) south of the Bulan-1 well.

    A field development plan for the Cakerawala Field was submitted to the MTJA for approval in October 1996. Development of the field is expected to commence following execution of the heads of agreement and to take approximately 30 to 36 months to complete.

    ARGENTINA

    Through the Company's subsidiaries, Triton Argentina, Inc. and Triton Resources Argentina, Inc., the Company holds a 100% working interest in the approximately 47,000-acre Sierra Azul Sur license in the oil and gas producing Neuquen Basin in western Argentina.

    In September 1996, Triton assigned its interests in the Loma Cortaderal and Cerro Dona Juana blocks to Cordex Petroleums Argentina Ltd. In consideration of the assigned interest, Cordex agreed to undertake certain work obligations and to grant Triton an overriding royalty interest of 8% on any future hydrocarbon production from the areas covered by these blocks. The assignment of these two areas is subject to government approval. Triton relinquished its interest in the Malargue Sur license in March 1996.

    In January 1997, the Company announced that, after a review of certain technical information, it had determined that its interest in the Sierra Azul Sur license, although commercially prospective, did not meet its exploration objectives. Accordingly, the Company recorded a charge against its results of operations for the year ended December 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    ECUADOR

    Through the Company's subsidiary, Triton Ecuador, Inc. LLC, the Company holds an interest in Block 19, which covers approximately 494,000 acres located in the Ecuadorian foothills of the eastern side of the Andes Mountains in the Oriente Basin. Triton's partners in the block are Vintage Petroleum Ecuador, Inc., with a 30% interest, and Ranger Oil Limited, with a 15% interest, subject to certain government approvals. The partners' work program commitments for Block 19 consist of the acquisition of 400 kilometers (250 miles) of new seismic data and the drilling of two exploratory wells during a four-year exploration period. A total of 442 kilometers (275 miles) of new seismic data was acquired during 1996. The first exploratory well is expected to be drilled in 1997.

    GUATEMALA

    Through the Company's subsidiary, Triton Guatemala S.A., the Company has acquired an interest in two contiguous blocks. The blocks cover a total of approximately 608,000 acres located on the border with Mexico in an extension of the Chiapas Fold Belt province. During 1996, Triton processed and interpreted seismic and gravity data acquired in 1995 and conducted other preparatory operations for the planned drilling of the Piedras Blancas #1 well to test the extension of the Chiapas Fold Belt. Drilling is expected to begin in 1997.

    CHINA

    The Company's subsidiary, Triton China, Inc. LLC, has signed production sharing contracts with the China National Offshore Oil Company ("CNOOC"), which give the Company the right to explore and develop two contiguous offshore contract areas, Blocks 16/03 and 16/22. The blocks are located approximately 175 kilometers (110 miles) offshore from Hong Kong in water depths ranging from 300 to 650 feet. Block 16/22 (791,000 acres) and Block 16/03 (2.2 million acres) are located in the Huizhou Sub-basin of the Pearl River Mouth Basin. Block 16/22 has a primary three-year exploration term with a commitment of reprocessing 500 kilometers (310 miles) of existing seismic and the drilling of an exploratory well for a total expenditure of not less than $7.5 million. Block 16/03 has a primary one-and-one-half-year exploration term with a commitment of reprocessing 1,000 kilometers (621 miles) of existing seismic and the drilling of an exploratory well for a total expenditure of not less than $3 million. Seismic reprocessing on both blocks of an aggregate of approximately 8,800 kilometers (5,500 miles), was completed in 1995 and 1996.

    In April 1996, Triton executed an agreement with Mobil Exploration & Production China Inc. ("Mobil") providing Mobil the right to earn a 50% interest in both blocks. Subsequently, the HZ 23-2-1 exploratory well was drilled on Block 16/22 to a total depth of 14,830 feet in water depths of 390 feet. The well was plugged and abandoned after encountering hydrocarbon shows, although in noncommercial quantities. The remaining obligatory well for Block 16/03 is expected to be drilled in 1997.

    Effective January 1997, Triton signed two one-year offshore Joint Study Agreements with CNOOC. JSA 24/05 covers approximately 1.5 million acres in water depths ranging from 50 to 200 feet in the Liedong area of the South China Sea. This study area has a commitment of 3,500 kilometers (2,175 miles) of existing seismic to be reprocessed. JSA 24/10 covers approximately 3.7 million acres in water depths ranging from 30 to 295 feet in the South Yellow Sea. This study area has a commitment of 4,000 kilometers (2,500 miles) of existing seismic to be reprocessed.

    ITALY

    The Company has a 40% interest in each of the contiguous DR71 and DR72 licenses operated by Enterprise Oil, plc, in the Adriatic Sea, and a 50% interest in three onshore licenses, operated by Triton, in the southern Apennines Mountains. Triton has applied for two new licenses onshore in the southern Apennines and one new license offshore in the Adriatic.

    The DR71 and DR72 licenses lie 45 kilometers (28 miles) offshore from the city of Brindisi and cover approximately 493,000 acres. One well, Medusa-l, was drilled on DR72 in 1996 to a total depth of 4,725 feet. The well proved the presence of oil and gas in a new play but in noncommercial quantities and was not tested. Additional drilling is expected in late 1997 or early 1998.

    The contiguous Southern Apennines licenses--Fosso del Lupo, Valsinni and Masseria di Sole--cover approximately 101,000 acres in the Matera province. The licenses were awarded in August 1996. Triton intends to purchase and acquire seismic data over the licenses in 1997.

    OMAN

    The Company's subsidiary, Triton Oman, Inc., was awarded a 100% interest in a production sharing contract covering Block 22, Masirah Bay, by the Sultanate of Oman in June 1996. The offshore block covers approximately two million acres in water depths ranging from 50 to 200 feet. The minimum contractual obligation during the initial three-year exploration period requires the reprocessing and reinterpretation of existing seismic data, 1,000 kilometers (625 miles) of seismic acquisition and one exploratory well contingent on the results of the seismic program.

    INDONESIA

    In February 1997, the Company's subsidiary, TriBlora Indonesia B.V., signed, subject to government approval, an agreement with Eurafrep B.V. to acquire a 30% interest in the Blora production sharing contract covering a block of approximately 1.4 million acres located within Central Java. Triton's partners are Eurafrep B.V., the operator, with a 40% interest, and YPF International Ltd. with a 30% interest.

    The work program calls for an unspecified amount of seismic reprocessing, as well as the acquisition of 150 kilometers (95 miles) of 2D seismic and the drilling of a well within the three-year initial exploration period for a total expenditure of not less than $4.5 million. Reprocessing of seismic began in January 1997 with acquisition of new seismic to be undertaken in the third quarter of 1997. Exploratory drilling is planned to begin in 1998.

    In 1996, the Company sold its interest in the Enim project in Indonesia.

RESERVES

    The following table sets forth a summary of the estimated oil and gas reserves of the Company at December 31, 1996, and is based on separate estimates of the Company's net proved reserves, prepared by the independent petroleum engineers, DeGolyer and MacNaughton, with respect to all proved reserves in the Cusiana and Cupiagua fields in Colombia, and by the Company's own petroleum engineers with respect to all proved reserves in Malaysia-Thailand and the Liebre Field in Colombia. This table sets forth the estimated net quantities of proved developed and undeveloped oil and gas reserves and total proved oil and gas reserves owned by the Company and its consolidated subsidiaries. At December 31, 1996, the Company had no proved developed or proved undeveloped reserves in Argentina, Ecuador, Guatemala, China, Italy, Oman or Indonesia. For additional information regarding the Company's reserves, including the standardized measure of future net cash flows, see note 25 of Notes to Consolidated Financial Statements included elsewhere herein. Oil reserves data include natural gas liquids and condensate.

Net Proved Reserves at December 31, 1996:

                                                                 PROVED DEVELOPED       PROVED UNDEVELOPED
                                                                                                                  TOTAL PROVED
                                                              ----------------------  ----------------------  --------------------
                                                                  OIL         GAS         OIL         GAS        OIL        GAS
                                                                (MBBLS)     (MMCF)      (MBBLS)     (MMCF)     (MBBLS)    (MMCF)
                                                              -----------  ---------  -----------  ---------  ---------  ---------
Colombia(1).................................................      67,193      11,146      68,117       3,505    135,310     14,651
Malaysia-Thailand(2)........................................      --          --          24,700     871,100     24,700    871,100
Total.......................................................      67,193      11,146      92,817     874,605    160,010    885,751

------------------------

(1) Includes liquids to be recovered from Ecopetrol as reimbursement for precommerciality expenditures.

(2) As of December 31, 1996, the Company did not have a contract for the sale of gas to be produced from its interest in the Malaysia-Thailand Joint Development Area. In estimating its reserves attributable to such interest, the Company assumed that production from the interest would be sold at prices for natural gas derived from what the Company believed to be the most comparable market price at December 31, 1996. There can be no assurance that the price to be provided in any gas contract will be equal to the price used in the Company's calculations.

    Reserve estimates are approximate and may be expected to change as additional information becomes available. Furthermore, estimates of oil and gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data, as well as the projection of future rates of production and the timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, there can be no assurance that the reserves set forth herein will ultimately be produced nor can there be assurance that the proved undeveloped reserves will be developed within the periods anticipated.

    No estimates of total proved net oil or gas reserves have been filed by the Company with, or included in any report to, any United States authority or agency pertaining to the Company's individual reserves since the beginning of the Company's last fiscal year.

ACREAGE

    The following table shows the total gross and net developed and undeveloped oil and gas acreage held by Triton at December 31, 1996. "Gross" refers to the total number of acres in an area in which the Company holds an interest without adjustment to reflect the actual percentage interest held therein by the Company. "Net" refers to the gross acreage as adjusted for working interests owned by parties other than the Company.

    "Developed" acreage is acreage spaced or assignable to productive wells. "Undeveloped" acreage is acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether such acreage contains proved reserves.

                                                                                            DEVELOPED              UNDEVELOPED
                                                                                             AVERAGE                AVERAGE(1)
                                                                                          -------------        --------------------
                                                                                        GROSS         NET        GROSS       NET
                                                                                     -----------      ---      ---------  ---------

                                                                                                     (IN THOUSANDS)
Colombia...........................................................................          30            4       1,940        939
Malaysia-Thailand..................................................................      --           --             731        366
Argentina..........................................................................      --           --              47         47
Ecuador............................................................................      --           --             494        272
Guatemala..........................................................................      --           --             608        608
China(2)...........................................................................      --           --           2,990      1,495
Italy..............................................................................      --           --             594        248
Oman...............................................................................      --           --           2,044      2,044
                                                                                             --           --
                                                                                                               ---------  ---------
Total..............................................................................          30            4       9,448      6,019
                                                                                             --           --
                                                                                             --           --
                                                                                                               ---------  ---------
                                                                                                               ---------  ---------

------------------------

(1) Triton's interests in certain of this acreage may expire if not developed at various times in the future pursuant to the terms and provisions of the leases, licenses, concessions, contracts, permits or other agreements under which it was acquired.

(2) Does not include acreage attributable to the two Joint Study Agreements signed with CNOOC in January 1997.

PRODUCTIVE WELLS AND DRILLING ACTIVITY

    In this section, "gross" wells refers to the total number of wells drilled in an area in which the Company holds any interest without adjustment to reflect the actual ownership interest held. "Net" refers to the gross number of wells drilled adjusted for working interests owned by parties other than the Company.

    At December 31, 1996, Triton held gross and net working interests in 33 and
4.22 productive wells, respectively, in Colombia.

    The following tables set forth the results of the oil and gas well drilling activity on a gross basis for wells in which the Company held an interest for the years ended December 31, 1996 and 1995, the seven months ended December 31, 1994, and for the year ended May 31, 1994.

                            GROSS EXPLORATORY WELLS

                                            PRODUCTIVE(1)                                           DRY
                       --------------------------------------------------------  -----------------------------------------
                              YEAR ENDED           SEVEN MOS.         YEAR              YEAR ENDED           SEVEN MOS.
                             DECEMBER 31,             ENDED           ENDED            DECEMBER 31,             ENDED
                       ------------------------     DEC. 31,         MAY 31,     ------------------------     DEC. 31,
                          1996         1995           1994            1994          1996         1995           1994
                          -----        -----     ---------------  -------------     -----        -----     ---------------
Colombia.............           3            2              1               3        --                2         --
Malaysia-Thailand....           7            2         --              --            --           --             --
Argentina............      --           --             --              --                 2            2         --
Italy................      --           --             --              --                 1       --             --
China................      --           --             --              --                 1       --             --
New Zealand..........      --           --             --                   1        --           --             --
Crusader(1):
  Argentina..........      --                1              1          --            --                2         --
  Australia..........          14           23              9               5             4           11              3
  Canada.............      --           --             --              --            --           --             --
  United States......      --           --             --                   2        --           --                  2
  Philippines........      --           --             --              --            --           --                  1
                               --           --             --              --            --           --             --
Total................          24           28             11              11             8           17              6
                               --           --             --              --            --           --             --
                               --           --             --              --            --           --             --

                                                               TOTAL
                                      --------------------------------------------------------

                           YEAR              YEAR ENDED                              YEAR
                           ENDED            DECEMBER 31,          SEVEN MOS.         ENDED
                          MAY 31,     ------------------------       ENDED          MAY 31,
                           1994          1996         1995       DEC. 31, 1994       1994
                       -------------     -----        -----     ---------------  -------------
Colombia.............       --                 3            4              1               3
Malaysia-Thailand....       --                 7            2         --              --
Argentina............            1             2            2         --              --
Italy................       --                 1       --             --                   1
China................       --                 1       --             --              --
New Zealand..........       --            --           --             --                   1
Crusader(1):
  Argentina..........       --            --                3              1          --
  Australia..........            2            18           34             12               7
  Canada.............            1        --           --             --                   1
  United States......            1        --           --                  2               3
  Philippines........       --            --           --                  1          --
                                --            --           --             --              --
Total................            5            32           45             17              16
                                --            --           --             --              --
                                --            --           --             --              --

                            GROSS DEVELOPMENT WELLS

                                            PRODUCTIVE(1)                                           DRY
                       --------------------------------------------------------  -----------------------------------------
                              YEAR ENDED           SEVEN MOS.         YEAR              YEAR ENDED           SEVEN MOS.
                             DECEMBER 31,             ENDED           ENDED            DECEMBER 31,             ENDED
                       ------------------------     DEC. 31,         MAY 31,     ------------------------     DEC. 31,
                          1996         1995           1994            1994          1996         1995           1994
                          -----        -----     ---------------  -------------     -----        -----     ---------------
Colombia.............          15            8              3          --            --           --             --
Malaysia-Thailand....      --           --             --              --            --           --             --
Indonesia............      --           --             --                   3        --           --             --
Crusader(1):
  Australia..........           2            5              8              13        --                1              1
  Canada.............      --           --             --                   9        --           --             --
  United States......      --           --                  1          --            --           --             --
                               --           --             --              --            --           --             --
Total................          17           13             12              25        --                1              1
                               --           --             --              --            --           --             --
                               --           --             --              --            --           --             --

                                                               TOTAL
                                      --------------------------------------------------------

                           YEAR              YEAR ENDED                              YEAR
                           ENDED            DECEMBER 31,          SEVEN MOS.         ENDED
                          MAY 31,     ------------------------       ENDED          MAY 31,
                           1994          1996         1995       DEC. 31, 1994       1994
                       -------------     -----        -----     ---------------  -------------
Colombia.............       --                15            8              3          --
Malaysia-Thailand....       --            --           --             --              --
Indonesia............            1        --           --             --                   4
Crusader(1):
  Australia..........            1             2            6              9              14
  Canada.............       --            --           --             --                   9
  United States......            1        --           --                  1               1
                                --            --           --             --              --
Total................            3            17           14             13              28
                                --            --           --             --              --
                                --            --           --             --              --

------------------------

(1) In 1996, the Company sold all of its interest in Crusader and in the Enim project in Indonesia. In 1995, Crusader sold its interests in Argentina and Canada.

    The following tables set forth the results of drilling activity on a net basis for wells in which the Company held an interest for the years ended December 31, 1996 and 1995, the seven months ended December 31, 1994 and for the year ended May 31, 1994 (those wells acquired or disposed of since May 31, 1993 are reflected in the following tables only since or up to the effective dates of their respective acquisitions or sales, as the case may be):

                             NET EXPLORATORY WELLS

                                           PRODUCTIVE(1)                                          DRY
                       ------------------------------------------------------  -----------------------------------------
                              YEAR ENDED           SEVEN MOS.        YEAR             YEAR ENDED           SEVEN MOS.
                             DECEMBER 31,             ENDED          ENDED           DECEMBER 31,             ENDED
                       ------------------------     DEC. 31,        MAY 31,    ------------------------     DEC. 31,
                          1996         1995           1994           1994         1996         1995           1994
                          -----        -----     ---------------  -----------     -----        -----     ---------------
Colombia(2)..........        0.12         0.12           0.12           1.24         0.50         2.00         --
Malaysia-Thailand....        3.50         1.00         --             --           --           --             --
Argentina............      --           --             --             --             2.00         2.00         --
Italy................      --           --             --             --             0.40       --             --
China................      --           --             --             --             0.50       --             --
New Zealand..........      --           --             --               0.20       --           --             --
Crusasder(3)
  Argentina..........      --             0.06           0.12         --           --             0.12         --
  Australia..........        0.34         0.35           0.15           0.10         0.10         0.29           0.63
  Canada.............      --           --             --             --           --           --             --
  United States......      --           --             --               0.20       --           --               0.40
  Philippines........      --           --             --             --           --           --               0.20
                              ---          ---            ---            ---          ---          ---            ---
Total................        3.96         1.53           0.39           1.74         3.50         4.41           1.23
                              ---          ---            ---            ---          ---          ---            ---
                              ---          ---            ---            ---          ---          ---            ---

                                                            TOTAL
                                    ------------------------------------------------------

                          YEAR             YEAR ENDED                             YEAR
                          ENDED           DECEMBER 31,          SEVEN MOS.        ENDED
                         MAY 31,    ------------------------       ENDED         MAY 31,
                          1994         1996         1995       DEC. 31, 1994      1994
                       -----------     -----        -----     ---------------  -----------
Colombia(2)..........      --             0.62         2.12           0.12           1.24
Malaysia-Thailand....      --             3.50         1.00         --             --
Argentina............      --             2.00         2.00         --             --
Italy................        0.10         0.40       --             --               0.10
China................      --             0.50       --             --             --
New Zealand..........      --           --           --             --               0.20
Crusasder(3)
  Argentina..........      --           --             0.18           0.12         --
  Australia..........        0.02         0.44         0.64           0.78           0.12
  Canada.............        0.50       --           --             --               0.50
  United States......        0.10       --           --               0.40           0.30
  Philippines........      --           --           --               0.20         --
                              ---          ---          ---            ---            ---
Total................        0.72         7.46         5.94           1.62           2.46
                              ---          ---          ---            ---            ---
                              ---          ---          ---            ---            ---

                             NET DEVELOPMENT WELLS

                                           PRODUCTIVE(1)                                          DRY
                       ------------------------------------------------------  -----------------------------------------
                              YEAR ENDED           SEVEN MOS.        YEAR             YEAR ENDED           SEVEN MOS.
                             DECEMBER 31,             ENDED          ENDED           DECEMBER 31,             ENDED
                       ------------------------     DEC. 31,        MAY 31,    ------------------------     DEC. 31,
                          1996         1995           1994           1994         1996         1995           1994
                          -----        -----     ---------------  -----------     -----        -----     ---------------
Colombia(2)..........        1.80         0.96           0.36         --           --           --             --
Malaysia-Thailand....      --           --             --             --           --           --             --
Indonesia............      --           --             --               3.00       --           --             --
Crusader(3):
  Australia..........        0.05         1.10           0.17           0.40       --             0.02           0.01
  Canada.............      --           --             --               2.00       --           --             --
  United States......      --           --               0.20         --           --           --             --
                              ---          ---            ---            ---          ---          ---            ---
Total................        1.85         1.06           0.73           5.40       --             0.02           0.01
                              ---          ---            ---            ---          ---          ---            ---
                              ---          ---            ---            ---          ---          ---            ---

                                                            TOTAL
                                    ------------------------------------------------------

                          YEAR             YEAR ENDED                             YEAR
                          ENDED           DECEMBER 31,          SEVEN MOS.        ENDED
                         MAY 31,    ------------------------       ENDED         MAY 31,
                          1994         1996         1995       DEC. 31, 1994      1994
                       -----------     -----        -----     ---------------  -----------
Colombia(2)..........      --             1.80         0.96           0.36         --
Malaysia-Thailand....      --           --           --             --             --
Indonesia............        1.00       --           --             --               4.00
Crusader(3):
  Australia..........        0.02         0.05         0.12           0.18           0.42
  Canada.............      --           --           --             --               2.00
  United States......        0.20       --           --               0.20           0.20
                              ---          ---          ---            ---            ---
Total................        1.22         1.85         1.08           0.74           6.62
                              ---          ---          ---            ---            ---
                              ---          ---          ---            ---            ---

------------------------

(1) A productive well is producing or capable of producing oil and/or gas in commercial quantities. Multiple completions have been counted as one well. Any well in which one of the multiple completions is an oil completion is classified as an oil well.

(2) Adjusted to reflect the national oil company participation at commerciality for the Cusiana and Cupiagua fields.

(3) Adjusted to reflect the Company's 49.9% interest in Crusader, which was sold in 1996.

OTHER PROPERTIES

    The Company owns or has interests in oil and gas production facilities relating to its oil and gas production operations throughout the world. In addition, the Company leases or owns office space and other properties for its various operations in various parts of the world.

    For additional information on the Company's leases, including its office leases, see note 21 of Notes to Consolidated Financial Statements included elsewhere herein.

                                   MANAGEMENT

    The following table sets forth certain information regarding the executive officers of the Company:

                                                                                                                SERVED
                                                                                                               WITH THE
NAME                                               AGE                POSITION WITH THE COMPANY              COMPANY SINCE
---------------------------------------------      ---      ---------------------------------------------  -----------------
Thomas G. Finck..............................          50   Chairman of the Board and Chief Executive               1992
                                                            Officer
Nick De'Ath..................................          48   Senior Vice President, Exploration                      1993
Robert B. Holland............................          44   Senior Vice President, General Counsel and              1993
                                                            Secretary
Peter Rugg...................................          49   Senior Vice President and Chief Financial               1993
                                                            Officer
A.E. Turner, III.............................          48   Senior Vice President, Operations                       1994

    In August 1992, Mr. Finck was elected Director, President and Chief Operating Officer of the Company. Effective January 1993, Mr. Finck was elected Chief Executive Officer and effective May 1995 he assumed the additional position of Chairman of the Board. From July 1991 to August 1992, Mr. Finck served as President and Chief Executive Officer of American Energy Group, an independent oil and natural gas exploration and production company. From May 1984 until June 1991, Mr. Finck served as President and Chief Executive Officer of Ensign Oil & Gas, Inc., a private domestic oil and gas exploration company.

    Mr. De'Ath was elected Senior Vice President, Exploration in 1993. From 1992 to 1993, Mr. De'Ath served as President and owner of Pinnacle Ltd., a management consulting firm providing services to multinational companies in Colombia, and from 1971 to 1991 served in various positions with subsidiaries of British Petroleum Company, p.1.c., including general manager of exploration for BP International Limited in Mexico from 1991 to 1992 and general manager of BP's Colombian operation from 1986 to 1991.

    Mr. Holland was elected Senior Vice President, General Counsel and Secretary of the Company in January 1993. For more than five years prior to joining the Company, Mr. Holland was a partner of the law firm of Jackson & Walker, L.L.P., Dallas, Texas.

    Mr. Rugg was elected Senior Vice President and Chief Financial Officer in April 1993. From September 1992 to April 1993, Mr. Rugg served as Vice President of J.P. Morgan & Co., Incorporated ("J.P. Morgan"), a financial services firm, and for more than the five years prior to September 1992, Mr. Rugg served as Vice President of Morgan Guaranty Trust Company of New York, an international bank owned by J.P. Morgan.

    Mr. Turner was elected Senior Vice President, Operations in March 1994. From 1988 to February 1994, Mr. Turner served in various positions with British Gas Exploration & Production, Inc., including Vice President and General Manager of operations in Africa and the Western Hemisphere from October 1993.

    All executive officers of the Company are elected annually by the Board of Directors of the Company to serve in such capacities until removed or their successors are duly elected and qualified. There are no family relationships among the executive officers of the Company.

                            DESCRIPTION OF THE NOTES

    The Notes offered hereby will be issued under a Joint and Several Senior
Indenture to be dated as of April   , 1997 (the "Senior Indenture"), as
supplemented by Supplemental Indentures, each to be dated as of April   , 1997
relating to the Notes (the "Supplemental Indentures"), among the Issuers and The Chase Manhattan Bank, as trustee (the "Trustee"). The Senior Indenture and the Supplemental Indentures are referred to herein collectively as the "Indenture." This summary of the terms of the Notes supplements, and should be read in conjunction with (and, to the extent inconsistent, in substitution for), the "Description of Debt Securities" in the accompanying Prospectus. Certain capitalized terms used below are defined under "Certain Definitions." The following summaries of the material provisions of the Indenture do not purport to be complete and, while the Issuers believe that the summaries of the material provisions of the Indenture contained herein are accurate summaries of such material terms, such summaries are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms that are used herein or are not otherwise defined in this Prospectus Supplement or the accompanying Prospectus, as well as those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended.

CONDITION FOR RELEASE OF TEC

    TEC may be released from its obligations under the Indenture without the consent of the holders of the Notes, if no more than $25,000,000 in aggregate principal amount of the 1997 Notes and the 9 3/4% Notes, taken together, are outstanding or if TEL or any successor to TEL has assumed the obligations of TEC under the Notes. In the event of such release, the Notes would be effectively subordinated to indebtedness of TEC. See "Risk Factors--Holding Company Structure." In addition, in the event of such release, a taxable sale or exchange of a Note for a new Note will not be deemed to occur unless the release results in a change in payment expectations with respect to the Notes. For these purposes a change in payment expectations with respect to a debt instrument is generally deemed to occur if there is a substantial enhancement or impairment of the obligor's capacity to meet payment obligations under the debt instrument and certain other conditions are met. In the event a release were to be treated as a taxable sale or exchange, a holder of a Note would recognize gain or loss on the sale or exchange and might be required to include in income different amounts during the remaining term of the Note than would have been included absent such release.

THE FIVE-YEAR NOTES

    The Five-Year Notes will be unsecured joint and several senior debt
obligations of the Issuers. The Five-Year Notes will mature on             ,
2002 and will be limited to $200,000,000 aggregate principal amount. The principal amount of each Five-Year Note will be $1,000 or any integral multiple thereof. Five-Year Notes may be presented for exchange or registration of transfer at the office of the registrar, which initially will be the Trustee. No service charge will be made for any transfer or exchange or redemption of a Five-Year Note. However, the Issuers may require payment by a holder of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of such transfer or exchange.

    Commencing             , 1997, interest on the Five-Year Notes will accrue
at the rate of    % per annum. Interest on the Five-Year Notes will be payable
semi-annually on             and             to holders of record on the
immediately preceding             and             . Interest on the Five-Year
Notes will accrue from the most recent date to which interest has been paid or,
if no interest has been paid, from             , 1997, and the first interest
payment date will be             , 1997. Interest will be computed on the basis
of a 360-day year consisting of twelve 30-day months. Principal and interest will be payable at the office or agency of the Issuers maintained for that purpose within the City and State of New York.

THE THIRTY-YEAR NOTES

    The Thirty-Year Notes will be unsecured joint and several senior debt
obligations of the Issuers. The Thirty-Year Notes will mature on             ,
2027 and will be limited to $200,000,000 aggregate principal amount. The principal amount of each Thirty-Year Note will be $1,000 or any integral multiple thereof. Thirty-Year Notes may be presented for exchange or registration of transfer at the office of the registrar, which initially will be the Trustee. No service charge will be made for any transfer or exchange or redemption of a Thirty-Year Note. However, the Issuers may require payment by a holder of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of such transfer or exchange.

    Commencing             , 1997, interest on the Thirty-Year Notes will accrue
at the rate of    % per annum. Interest on the Thirty-Year Notes will be payable
semi-annually on             and             to holders of record on the
immediately preceding             and             . Interest on the Thirty-Year
Notes will accrue from the most recent date to which interest has been paid or,
if no interest has been paid, from             , 1997, and the first interest
payment date will be             , 1997. Interest will be computed on the basis
of a 360-day year consisting of twelve 30-day months. Principal and interest will be payable at the office or agency of the Issuers maintained for that purpose within the City and State of New York.

    REPAYMENT AT THE OPTION OF THE HOLDER

    The Thirty-Year Notes will be repayable by the Issuers at the option of the
holders thereof on             , 2007 (the "Optional Repayment Date"), in whole
or in part in increments of $1,000 (providing that any remaining principal amount thereof shall be at least $1,000), at a repayment price equal to 100% of the unpaid principal amount to be repaid on the Optional Repayment Date,
together with unpaid interest accrued thereon to such date. Prior to          ,
2007, the Issuers will mail a notice to each registered holder stating, among other things, that for any Thirty-Year Note to be repaid on the Optional Repayment Date, such Thirty-Year Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Issuers at their offices maintained for such purpose in the Borough of Manhattan, The City of New York, currently the Corporate Trust Office of the Trustee, not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by a holder will be irrevocable.

    Only DTC or Cede & Co. (DTC's nominee) may exercise the repayment option in respect of Thirty-Year Notes in book-entry form. Accordingly, Beneficial Owners (as defined herein) of Thirty-Year Notes that desire to have all or any portion of the Thirty-Year Notes repaid must instruct the Participant (as defined herein) through which they own their interest to direct DTC to exercise the repayment option on their behalf by delivering the appropriate instructions and a duly completed election form to the Trustee as aforesaid. In order to ensure that such instructions and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Participants may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the Participants through which they own their interest for the respective deadlines of such Participants. All instructions given to Participants from Beneficial Owners relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such Beneficial Owner shall cause the Participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Certificate representing the Thirty-Year Notes, on DTC's records, to the Trustee. See "Book Entry System."

    If applicable, the Issuers will comply with the requirements of Section 14(e) of the Exchange Act, and the rules promulgated thereunder, and any other securities laws or regulations in connection with such repayment.

REDEMPTION

    The Five-Year Notes may be redeemed at any time at the option of the Issuers
and the Thirty-Year Notes may be redeemed at any time after         , 2007 at
the option of the Issuers, in whole or in part, at a redemption price equal to the sum of: (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date; and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Notes (the "Redemption Price").

    If notice of redemption has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the holders of the Notes from and after the redemption date will be to receive payment of the Redemption Price upon surrender of such Notes in accordance with such notice.

As used herein:

    "Make-Whole Amount" means, in connection with any optional redemption of any Notes, the excess, if any, of: (a) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date notice of such redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption; over (b) the aggregate principal amount of the Notes being redeemed.

    "Reinvestment Rate" means the yield on Treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, rounded to the nearest month) to the stated maturity of the principal being
redeemed (the "Treasury Yield") plus    % with respect to the Five-Year Notes
and    % with respect to the Thirty-Year Notes. For purposes hereof, the
Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release (as defined below) under the heading "Week Ending" for "U.S. Government Securities--Treasury Constant Maturities" with a maturity equal to such remaining life; provided, that if no published maturity exactly corresponds with such remaining life, then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Issuers.

    "Statistical Release" means the statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Issuers.

    No sinking fund is provided for the Notes.

    If less than all the Notes are to be redeemed, the particular Notes or portions thereof to be redeemed shall be selected not more than 60 days and not less than 30 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption, either pro rata, by lot or by another method the Trustee shall deem fair and reasonable, and the aggregate principal amounts to be redeemed must be equal to $1,000 or any integral multiple thereof.

BOOK-ENTRY SYSTEM

    DTC will act as securities depositary for the Notes. The Notes will be issued only as fully-registered securities registered in the name of Cede & Co. One or more fully-registered global certificates will be issued for the Notes, representing the aggregate principal balance of the Notes, and will be deposited with the Trustee as custodian for DTC.

    DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

    Purchases of the Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note (a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Notes. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

    DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners, and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices will be sent to Cede & Co. as the registered holder of the Notes. If less than all of the Notes are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

    Although voting with respect to the Notes is limited to holders of record of the Notes, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the Notes. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Interest payments on the Notes will be made by the Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and not of DTC, the Trustee or the Issuers, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of interest to DTC is the responsibility of the Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depositary with respect to the Notes at any time after giving reasonable notice to the Trustee and the Issuers. In the event that a successor securities depositary is not obtained, definitive certificates representing the Notes are required to be printed and delivered. The Issuers, at their option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary).

    The information contained herein concerning DTC and DTC's book-entry system has been obtained from sources that the Issuers believe to be accurate, but the Issuers assume no responsibility for the accuracy thereof. The Issuers have no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

SETTLEMENT AND PAYMENT

    Settlement for the Notes will be made by the Underwriters (as defined herein) in immediately available funds. If the total outstanding principal amount of the Notes is represented by a Global Certificate, all payments of principal of and any premium and interest on the Notes will be made by the Issuers in immediately available funds; otherwise, payments on definitive physical certificates will be made in U.S. Clearing House funds. Secondary market trading activity in the Notes will also settle in immediately available funds.

CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants:

    LIMITATIONS ON LIENS

    The Indenture will provide that the Issuers will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien on any property or asset now owned or hereafter acquired by the Issuers or such Restricted Subsidiary without making effective provision whereby any and all Notes then or thereafter outstanding will be secured by a Lien equally and ratably with any and all other obligations thereby secured for so long as any such obligations shall be so secured.

    The foregoing restriction will not, however, apply to:

        (a) Liens existing on the date on which the Notes are originally issued or provided for under the terms of agreements existing on such date;

        (b) Liens on property securing (i) all or any portion of the cost of exploration, drilling or development of such property, (ii) all or any portion of the cost of acquiring, constructing, altering, improving or repairing any property or assets, real or personal, or improvements used or to be used in connection with such property or (iii) Indebtedness incurred by the Restricted Subsidiary to provide funds for the activities set forth in clauses (i) and (ii) above;

        (c) Liens securing Indebtedness owed by a Restricted Subsidiary to an Issuer or to any other Restricted Subsidiary;

        (d) Liens on property existing at the time of acquisition of such property by the Company or a Subsidiary or Liens on the property of any corporation or other entity existing at the time such corporation or other entity becomes a Restricted Subsidiary or is merged with an Issuer in compliance with the Indenture and in either case not incurred as a result of (or in connection with or in anticipation of) the acquisition of such property or such corporation or other entity becoming a Restricted Subsidiary or being merged with an Issuer, provided that such Liens do not extend to or cover any property or assets of the Issuers or any Restricted Subsidiaries other than the property so acquired;

        (e) Liens on any property securing (i) Indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or (ii) Indebtedness issued or guaranteed by the United States or any State thereof or any department, agency or instrumentality of either;

        (f) any Lien extending, renewing or replacing (or successive extensions, renewals or replacements of) any Lien of any type permitted under clauses
    (a) through (e) above, provided that such Lien extends to or covers only the property that is subject to the Lien being extended, renewed or replaced;

        (g) certain Liens arising in the ordinary course of business of the Issuers and the Restricted Subsidiaries;

        (h) any Lien resulting from the deposit of moneys or evidences of indebtedness in trust for the purpose of defeasing Indebtedness of the Issuers or any subsidiary; or

        (i) Liens (exclusive of any Lien of any type otherwise permitted under clauses (a) through (h) above) securing Indebtedness of the Issuers or any Restricted Subsidiary in an aggregate principal amount which, together with the aggregate amount of Attributable Indebtedness deemed to be outstanding in respect of all Sale/Leaseback Transactions entered into pursuant to clause (a) of the covenant described under "Limitation on Sale/Leaseback Transactions" below (exclusive of any such Sale/Leaseback Transactions otherwise permitted under clauses (a) through (h) above), does not at the time such Indebtedness is incurred exceed 15% of the Consolidated Net Tangible Assets of the Company (as shown in the most recent audited consolidated balance sheet of the Company and its subsidiaries).

    The following types of transactions will not be prohibited or otherwise limited by the foregoing covenant: (i) the sale, granting of Liens with respect to, or other transfer of, crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or of such crude oil, natural gas or other petroleum hydrocarbons; (ii) the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale or similar interest; (iii) the entering into of Currency Hedge Obligations, Interest Rate Hedging Agreements or Oil and Gas Hedging Contracts although Liens securing any Indebtedness for borrowed money that is the subject of any such obligation shall not be permitted hereby unless permitted under clauses (a) through (i) above; and (iv) the granting of Liens required by any contract or statute in order to permit the Issuers or any Restricted Subsidiary to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or any department, agency or instrumentality of either, or to secure partial, progress, advance or other payments to the Issuers or any Restricted Subsidiary by such governmental unit pursuant to the provisions of any contract or statute.

    LIMITATION OF SALE/LEASEBACK TRANSACTIONS

    The Indenture will provide that the Issuers will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with any person (other than the Issuers or a Restricted Subsidiary) unless:

    (a) the Issuers or such Restricted Subsidiary would be entitled to incur Indebtedness, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described under "--Limitation on Liens" above without equal and ratably securing the Notes pursuant to such covenant;

    (b) after the date on which the Notes are originally issued and within a period commencing six months prior to the consummation of such Sale/Leaseback Transaction and ending six months after the consummation thereof, the Issuers or such Restricted Subsidiary shall have expended for property used or to be used in the ordinary course of business of the Issuers and the Restricted Subsidiaries (including amounts expended for the exploration, drilling or development thereof, and for additions, alterations, repairs and improvements thereto) an amount equal to all or a portion of the net proceeds of such Sale/ Leaseback Transaction and the Issuers shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below); or

    (c) the Issuers during the twelve-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to the voluntary repurchase, repayment, defeasance or retirement of all or a portion of a series of Notes or any PARI PASSU Indebtedness an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by the Board of Directors of an Issuer, of such property at the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by an Issuer as set forth in clause (b) above), less an amount equal to the principal amount of Notes and PARI PASSU Indebtedness voluntarily repurchased, repaid, defeased or retired by the Issuers within such twelve-month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by the Issuers or any Restricted Subsidiary during such period.

    LIMITATIONS ON MERGERS AND CONSOLIDATIONS

    The Indenture provides that either of the Issuers may merge or consolidate with or into any other Person or Persons (whether or not affiliated with such Issuer), or successive consolidations or mergers in which such Issuer or its respective successor or successors shall be a party or parties, and may sell, lease, exchange or otherwise dispose of all or substantially all its property and assets to any other Person (whether or not affiliated with such Issuer) authorized to acquire and operate the same; PROVIDED, HOWEVER, that any such consolidation, merger, sale, lease, exchange or other disposition shall be upon the conditions that (a) immediately after giving effect to such consolidation, merger, sale, lease, exchange or other disposition of the person (whether such Issuer or such other person) formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition shall have been made, no Event of Default, and no event which after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; (b) the person (if other than such Issuer) formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition shall have been made, shall be a corporation or partnership organized under the laws of the United States of America, any state thereof or the District of Columbia or the Cayman Islands or any political subdivision thereof; and (c) the due and punctual payment of the principal of and interest, if any, on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by such Issuer shall be expressly assumed by the person (if other than such Issuer) formed by such consolidation, or into which such Issuer shall have been merged, or by the Person which shall have acquired or leased such property.

CERTAIN DEFINITIONS

    "ATTRIBUTABLE INDEBTEDNESS" means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the net amount of rent under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

    "CURRENCY HEDGE OBLIGATIONS" means, at any time as to any Person, the obligations of such Person at such time that were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person's or any of its Subsidiaries' exposure to fluctuations in foreign currency exchange rates.

    "INTEREST RATE HEDGING AGREEMENTS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person or any of its subsidiaries against fluctuations in interest rates.

    "OIL AND GAS HEDGING CONTRACTS" means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against oil and gas price fluctuations.

    "RESTRICTED SUBSIDIARY" means any subsidiary of the Company which owns or leases (as lessor or lessee) (i) any property owned or leased by the Company or any subsidiary, or any interest of the Company or any subsidiary in property which is considered by the Company to be capable of producing oil or gas or minerals in commercial quantities, (ii) any processing or manufacturing plant or pipeline owned or leased by the Company or any subsidiary except any processing or manufacturing plant or pipeline, or portion thereof, which the Board of Directors in its good faith judgement determines in a board resolution is not material to the business of the Company and its subsidiaries taken as a whole and (iii) any subsidiary designated as a Restricted Subsidiary by the Board of Directors.

    "SALE/LEASEBACK TRANSACTION" means with respect to the Issuers or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by the Issuers or any of its Restricted Subsidiaries of any principal property, acquired or placed into service more than 180 days prior to such arrangement, whereby such property has been or is to be sold or transferred by the Issuers or any of its Restricted Subsidiaries to such Person.

EVENTS OF DEFAULT

    An Event of Default will occur under the Indenture with respect to the Notes of either series if any one of the following events occurs: (a) default in the payment of principal of or premium, if any, with respect to the Notes of that series when due; (b) default in the payment of any installment of interest upon any of the Notes of that series when due, continued for 30 days; (c) default in the payment or satisfaction of purchase obligation with respect to the Thirty-Year Notes when due; (d) default in the performance of any other covenant of either of the Issuers applicable to Notes of that series, continued for 60 days after written notice to the Issuers by the Trustee or to the Issuers and the Trustee, by the holders of at least 25% in aggregate principal amount of the Notes of such series then outstanding requiring the same to be remedied; (e) certain events of bankruptcy, insolvency or reorganization of either of the Issuers or any Restricted Subsidiary; and (f) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by either of the Issuers or any Restricted Subsidiary or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed of either of the Issuers or any Restricted Subsidiary resulting in the acceleration of such indebtedness, or any default in payment of such indebtedness (after expiration of any applicable grace periods and presentation of any debt instruments, if required), if the aggregate amount of all such indebtedness that has been so accelerated and with respect to which there has been such a default in payment shall exceed $10,000,000 and there has been a failure to obtain rescission or annulment of all such accelerations or to discharge all such defaulted indebtedness within 20 days after written notice of the type specified in the foregoing clause (d).

    If any Event of Default shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes of that series then outstanding, by notice in writing to the Issuers (and to the Trustee, if given by the holders), may declare the principal of all of the Notes of such series and the interest, if any, accrued thereon to be due and payable immediately; PROVIDED, HOWEVER, that the holders of a majority in aggregate principal amount of the Notes of such series then outstanding, by notice in writing to the Issuers and the Trustee, may rescind and annul such declaration and its consequences if all defaults under such Indenture are cured or waived.

    Each Indenture provides that no holder of any series of Notes then outstanding may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, such Indenture, unless (i) such holder previously shall have given to the Trustee written notice of default and of the continuance thereof, (ii) the holders of not less than 25% in aggregate principal amount of such series of Notes then outstanding shall have made written request to the Trustee to institute such suit, action or proceeding and shall have offered to the Trustee such reasonable indemnity as it may require with respect thereto and
(iii) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; PROVIDED that, the right of any holder of any Note to receive payment of the principal of, premium, if any, or interest, if any, on such Note, on or after the respective due dates, or to institute suit for the enforcement of any such payment shall not be impaired or affected without the consent of such holder. The holders of a majority in aggregate principal amount of the Notes of such series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes of such series, provided that the Trustee may decline to follow such direction if the Trustee determines that such action or proceeding is unlawful or would involve the Trustee in personal liability.

    The Issuers are required to furnish to the Trustee annually a certificate as to compliance by the Issuers with all conditions and covenants under each Indenture.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Issuers have agreed to sell to each of the Underwriters (the "Underwriters") named below, and each Underwriter has severally agreed to purchase from the Issuers, the principal amount of Notes set forth opposite its name below:

                                                                 PRINCIPAL AMOUNT OF NOTES
                                                               ------------------------------
                                                                 FIVE-YEAR      THIRTY-YEAR
UNDERWRITER                                                        NOTES           NOTES
-------------------------------------------------------------  --------------  --------------
Bear, Stearns & Co. Inc......................................  $               $
Salomon Brothers Inc.........................................
Lehman Brothers Inc..........................................
Morgan Stanley & Co. Incorporated............................
NationsBanc Capital Markets, Inc.............................
UBS Securities LLC...........................................
Howard, Weil, Labouisse, Friedrichs Incorporated.............
                                                               --------------  --------------
    Total....................................................  $  200,000,000  $  200,000,000
                                                               --------------  --------------
                                                               --------------  --------------

    The Underwriting Agreement between the Underwriters and the Issuers provides that the obligations of the Underwriters thereunder are subject to approval of certain legal matters by counsel and various other conditions. The nature of the obligations of the Underwriters is such that they are committed to purchase all of the Notes from the Issuers at the public offering price set forth on the cover page of this Prospectus Supplement, less the underwriting discount, if any are purchased. The sale of each issue of Notes is not conditional on the sale of the other issue of Notes.

    The Underwriters have advised the Issuers that they propose to offer the Notes directly to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at that
price less a concession not in excess of    % and    % of the principal amount
of the Five-Year Notes and the Thirty-Year Notes, respectively, and that the Underwriters may allow, and those dealers may reallow, to certain other dealers
a further concession not in excess of    % and    % of the principal amount of
the Five-Year Notes and the Thirty-Year Notes, respectively. After the initial offering, the price to the public and selling concessions may be changed by the Underwriters.

    The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any national securities exchange. The Issuers have been advised by the Underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

    In connection with the sale of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot the offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, the Notes in the open market to cover syndicate shorts or to stabilize the price of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters will not be required to engage in these activities, and may end any of these activities at any time.

    In the ordinary course of their respective businesses, certain of the Underwriters or their affiliates have engaged, and in the future may engage, in investment banking and commercial banking transactions with the Company. In connection with the reorganization of TEL, the Company paid an affiliate of Lehman Brothers Inc. a financial advisory fee of $250,000 in February 1996 and a transaction fee of $600,000 in April 1996. An affiliate of NationsBanc Capital Markets, Inc. is a co-agent under the

Company's revolving credit facility, for which services it has received customary compensation. In addition, it is expected that a portion of the net proceeds of the sale of the Notes will be paid to such affiliate in its capacity as a lender under such facility.

    The Issuers have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the Notes will be passed upon for the Company and TEC by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York and for TEL by W.S. Walker & Company, Grand Cayman, Cayman Islands. Certain legal matters with respect to the Notes will be passed upon for the Underwriters by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

    The consolidated financial statements included elsewhere herein and incorporated herein by reference have been so included and incorporated in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    Certain information with respect to the gas and oil reserves of Triton Energy Limited and Triton Energy Corporation and their subsidiaries derived from the report of DeGolyer and MacNaughton, independent petroleum engineers, has been incorporated by reference herein in reliance upon such firm as experts with respect to the matters contained therein.

PROSPECTUS

                             TRITON ENERGY LIMITED
                               PREFERENCE SHARES
                                ORDINARY SHARES
                     WARRANTS TO PURCHASE PREFERENCE SHARES
                      WARRANTS TO PURCHASE ORDINARY SHARES
                                DEBT SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES

                             TRITON ENERGY LIMITED
                           TRITON ENERGY CORPORATION
                                DEBT SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES
                               ------------------

    Triton Energy Limited ("TEL" or the "Company") may offer and sell from time to time, in one or more series, (i) its preference shares, par value $.01 per share (the "Preference Shares"), (ii) its Ordinary Shares, par value $.01 per share (the "Ordinary Shares"), (iii) unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "TEL Debt Securities") which may be senior ("TEL Senior Debt Securities"), senior subordinated ("TEL Senior Subordinated Debt Securities") or subordinated ("TEL Subordinated Debt Securities"), and (iv) warrants to purchase Preference Shares, Ordinary Shares or TEL Debt Securities (the "TEL Warrants"), or any combination of the foregoing.

    TEL and its wholly-owned subsidiary, Triton Energy Corporation ("TEC"), may offer and sell from time to time, in one or more series, (i) their joint and several unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Joint and Several Debt Securities", and together with the TEL Debt Securities, the "Debt Securities") which may be senior ("Joint and Several Senior Debt Securities", and together with the TEL Senior Debt Securities, the "Senior Debt Securities") or senior subordinated ("Joint and Several Senior Subordinated Debt Securities", and together with the TEL Senior Subordinated Debt Securities, the "Senior Subordinated Debt Securities") and
(ii) warrants to purchase Joint and Several Debt Securities (the "Joint and Several Warrants" and, together with the TEL Warrants, the "Warrants"), or any combination of the foregoing.

    The Preference Shares, Ordinary Shares, Debt Securities and Warrants are collectively referred to as the "Securities". The Preference Shares, Ordinary Shares, TEL Debt Securities and TEL Warrants may be offered at an aggregate initial offering price not to exceed $200,000,000 and the Joint and Several Debt Securities and Joint and Several Warrants may be offered at an aggregate initial offering price not to exceed $400,000,000, in each case at prices and on terms to be determined at or prior to the time of sale.

    Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Securities and the initial price and the net proceeds to TEL or TEC, as the case may be, from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Securities, without limitation, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt, senior subordinated debt or subordinated debt, maturity, rate or rates (or method of determining the same) and time or times for the payment of interest, if any, any terms for optional or mandatory redemption or repurchase or sinking fund provisions, and any conversion or exchange rights, (ii) in the case of Preference Shares, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, and any conversion or exchange rights, (iii) in the case of Ordinary Shares, the number of Ordinary Shares and the terms of the offering and sale thereof and (iv) in the case of Warrants, the number and terms thereof, the designation and the number of securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof.

    The Securities may be sold directly by TEL or TEC to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of TEL or TEC or any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement.

    FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS," BEGINNING ON PAGE 4.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH 28, 1997.

                             AVAILABLE INFORMATION

    TEL is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by TEL may be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549 and at the web site (http://www.sec.gov.) maintained by the Commission; and at regional offices of the Commission at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement on Form S-3, as amended (the "Registration Statement"), of which this Prospectus is a part. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; and while the Company believes the descriptions of the material provisions of such contracts, agreements and other documents contained in this Prospectus are accurate summaries of such material provisions, reference is made to such contract, agreement or other document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company hereby incorporates by reference in this Prospectus TEL's Annual Report on Form 10-K for the year ended December 31, 1996.

    Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents that are incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Investor Relations, Triton Energy, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206-9926, telephone (214) 691-5200.

          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

    The Company is a Cayman Islands company, certain of its officers and directors may be residents of various jurisdictions outside the United States and its Cayman Islands counsel, W.S. Walker & Company, are residents of the Cayman Islands. All or a substantial portion of the assets of TEL and of such persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce in United States courts judgments obtained against such persons in United States courts and predicated upon the civil liability provisions of the Securities Act. Notwithstanding the foregoing, TEL has irrevocably agreed that it may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving Robert B. Holland, III, c/o Triton Energy Corporation, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206-9926, TEL's United States agent appointed for that purpose. TEL has been advised by its Cayman Islands counsel, W.S. Walker & Company, that there is doubt as to whether Cayman Islands courts would enforce (a) judgments of United States courts obtained in actions against such persons or TEL that are predicated upon the civil liability provisions of the Securities Act or (b) in original actions brought against TEL or such persons predicated upon the Securities Act. There is no treaty in effect between the United States and the Cayman Islands providing for such enforcement, and there are grounds upon which Cayman Islands courts may not enforce judgments of United States courts. Certain remedies available under the United States federal securities laws would not be allowed in Cayman Islands courts as contrary to that nation's policy.

                                  THE COMPANY

GENERAL

    The Company is an international oil and gas exploration company primarily engaged in exploration and production through subsidiaries and affiliates. The Company's principal properties and operations are located in Colombia and Malaysia-Thailand. The Company also has oil and gas interests in other Latin American, European and Asian countries.

    TEL was formed in the Cayman Islands in 1995 and became the parent holding company of TEC through the merger (the "Merger") of a subsidiary of TEL with and into TEC . The Merger was consummated on March 25, 1996. In connection with the Merger, each share of common stock of TEC was converted into one Ordinary Share. TEL's principal executive offices are located at Caledonian House, Mary Street, P.O. Box 1043, George Town, Grand Cayman, Cayman Islands and its telephone number is (809) 949-0050.

    TEC was incorporated in Delaware in 1995 and is the successor by merger to Triton Energy Corporation, a Texas corporation incorporated in 1962. TEC 's principal executive offices are located at 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206-9926 and its telephone number is (214) 691-5200. The "Company" refers collectively to TEL and its consolidated subsidiaries, including TEC .

    RESERVES

    The following table is a summary of the Company's net proved reserves at December 31, 1996 and is based on estimates prepared by the independent petroleum engineers, DeGolyer and MacNaughton, with respect to all proved reserves in the Cusiana and Cupiagua fields in Colombia, and on estimates prepared by the Company's own petroleum engineers with respect to all proved reserves in the Malaysia-Thailand Joint Development Area and the Liebre field in Colombia. Oil reserves data include natural gas liquids and condensate.

                                                             PROVED                  PROVED                 TOTAL
                                                           DEVELOPED              UNDEVELOPED               PROVED
                                                     ----------------------  ----------------------  --------------------
                                                         OIL         GAS         OIL         GAS        OIL        GAS
                                                       (MBBLS)     (MMCF)      (MBBLS)     (MMCF)     (MBBLS)    (MMCF)
                                                     -----------  ---------  -----------  ---------  ---------  ---------
Colombia(1)........................................      67,193      11,146      68,117       3,505    135,310     14,651
Malaysia-Thailand(2)...............................      --          --          24,700     871,100     24,700    871,100
                                                     -----------  ---------  -----------  ---------  ---------  ---------
Total..............................................      67,193      11,146      92,817     874,605    160,010    885,751
                                                     -----------  ---------  -----------  ---------  ---------  ---------
                                                     -----------  ---------  -----------  ---------  ---------  ---------

------------------------

(1) Includes liquids to be recovered from the government oil company of Colombia as reimbursement for precommerciality expenditures.

(2) As of December 31, 1996, the Company did not have a contract for the sale of gas to be produced from its interest in the Malaysia-Thailand Joint Development Area. In estimating its reserves attributable to such interest, the Company assumed that production from the interest would be sold at prices for natural gas derived from what the Company believed to be the most comparable market price at December 31, 1996. There can be no assurance that the price to be provided in any gas contract will be equal to the price used in the Company's calculations.

    Reserve estimates are approximate and may be expected to change as additional information becomes available. Furthermore, estimates of oil and gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, there can be no assurance that the reserves set forth herein will ultimately be produced nor can there be assurance that the proved undeveloped reserves will be developed within the periods anticipated.

                                  RISK FACTORS

    Certain statements included or incorporated by reference in this Prospectus, such as statements regarding proven oil and gas reserves and statements of the Company's and management's expectations, intentions, plans and beliefs, are forward-looking statements (as such term is used in the Private Securities Litigation Reform Act of 1995), and the factors discussed hereunder could cause actual results and developments to be materially different from those expressed in or implied by such statements. Accordingly, in addition to the other information set forth in or incorporated by reference in this Prospectus and any applicable Prospectus Supplement, potential investors in the Securities should consider the following investment considerations.

    THE OIL AND GAS INDUSTRY GENERALLY. The Company's strategy is to focus its exploration activities on what the Company believes are relatively high potential prospects. No assurance can be given that these prospects contain significant oil and gas reserves or that the Company will be successful in its exploration activities thereon. The Company follows the full cost method of accounting for exploration and development of oil and gas reserves whereby all acquisition, exploration and development costs are capitalized. Costs related to acquisition, holding and initial exploration of concessions in countries with no proved reserves are initially capitalized, including internal costs directly identified with acquisition, exploration and development activities. The Company's exploration concessions are periodically assessed for impairment on a country by country basis. If the Company's investment in exploration concessions within a country where no proved reserves are assigned is deemed to be impaired, the concessions are written down to estimated recoverable value. If the Company abandons all exploration efforts in a country where no proved reserves are assigned, all exploration costs associated with the country are expensed. The Company's assessments of whether its investment within a country is impaired and whether exploration activities within a country will be abandoned are made from time to time based on its review and assessment of drilling results, seismic data and other information it deems relevant. Due to the unpredictable nature of exploration drilling activities, the amount and timing of impairment expense are difficult to predict with any certainty. Financial information concerning the Company's assets, including capitalized costs by geographic area, is set forth in note 23 of Notes to Consolidated Financial Statements included elsewhere herein.

    The markets for oil and natural gas historically have been volatile and are likely to continue to be volatile in the future. Oil and natural gas prices have been subject to significant fluctuations during the past several decades in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, domestic and foreign government regulations, political conditions in the Middle East and other production areas, the foreign supply of oil and natural gas, the price and availability of alternative fuels, and overall economic conditions. It is impossible to predict future oil and gas price movements with any certainty.

    The Company's oil and gas business is also subject to all of the operating risks normally associated with the exploration for and production of oil and gas, including, without limitation, blowouts, cratering, pollution, earthquakes, labor disruptions and fires, each of which could result in substantial losses to the

Company due to injury or loss of life and damage to or destruction of oil and gas wells, formations, production facilities or other properties. In accordance with customary industry practices, the Company maintains insurance coverage limiting financial loss resulting from certain of these operating hazards. Losses and liabilities arising from uninsured or underinsured events would reduce revenues and increase costs to the Company. There can be no assurance that any insurance will be adequate to cover losses or liabilities. The Company cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

    The Company's oil and gas business is also subject to laws, rules and regulations in the countries in which the Company operates, which generally pertain to production control, taxation, environmental and pricing concerns and other matters relating to the petroleum industry. Many jurisdictions have at various times imposed limitations on the production of oil and natural gas by restricting the rate of flow for oil and natural gas wells below their actual capacity. There can be no assurance that present or future regulation will not adversely affect the operations of the Company.

    Moreover, because the Company may not be the operator or own a majority interest in a number of contract areas, it will not be able to control the timing or manner in which capital expenditures will occur in these areas to the same degree as if it was the operator or owner of a majority interest. Any inability of the Company to meet its obligations in these and other contract areas could have a material adverse effect on its interests in these contract areas.

    FINANCIAL POSITION. Cash, cash equivalents, and marketable securities totaled $14.9 million at December 31, 1995, while the unused portion of an available credit facility was $111.8 million at December 31, 1996. A working capital deficit of $182.2 million at December 31, 1996, primarily resulted from the classification of the 1997 Notes ($189.9 million at December 31, 1996) as a current liability external sources of funding, asset sales and net cash flow from operations have been sufficient to service the Company's existing debt obligations and capital spending programs. The Company expects to pursue external financing alternatives and may from time to time consider dispositions of certain assets or operations in order to meet expenditure requirements on existing or contemplated projects and to service its debt obligations, the timing and nature of which may be affected by, among other things, the timing and extent of production and capital expenditures in Colombia, Malaysia-Thailand and elsewhere. There can be no assurance as to the ability of the Company to effect sales of its assets or to access public or private markets for such financings, the timing of such sales or financings or the proceeds, if any, that the Company could realize therefrom. Moreover, the Company's ability to pursue additional debt financing is limited by covenants in the Company's credit facility as well as covenants in the indenture pursuant to which $240 million principal amount of TEC 's 12 1/2% Senior Subordinated Discount Notes due 1997 (the "1997 Notes") were issued in 1992 and in the indenture pursuant to which $170 million principal amount of TEC's 9 3/4% Senior Subordinated Discount Notes due 2000 (the "2000 Notes") were issued in 1993.

    For information regarding the Company's financial position and results of operations, including the Company's net working capital from time to time, and the Company's ratios of earnings to fixed charges and earnings to combined fixed charges and preference dividends, see "Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preference Dividends" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" herein and the Company's Consolidated Statements of Operations, Consolidated Balance Sheets and Consolidated Statements of Cash Flows included elsewhere herein.

    ENVIRONMENTAL MATTERS. The Company is subject to extensive environmental laws and regulations. These laws regulate the discharge of oil, gas or other materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of such materials at various sites. The Company does not believe that its environmental risks are materially different from those of comparable companies in the oil and gas industry. Nevertheless, no assurance can be given that environmental laws and regulations will not, in the future, adversely affect the Company's consolidated results of operations, cash flows or financial position. Pollution and similar environmental risks generally are not fully insurable.

    RISKS OF INTERNATIONAL OPERATIONS. The Company derives substantially all of its consolidated revenues from international operations. Risks inherent in international operations include loss of revenue, property and equipment from such hazards as expropriation, nationalization, war, insurrection and other political risks; trade protection measures; risks of increases in taxes and governmental royalties; and renegotiation of contracts with governmental entities; as well as changes in laws and policies governing operations of other companies. Other risks inherent in international operations are the possibility of realizing economic currency exchange losses when transactions are completed in currencies other than United States dollars and the Company's ability to freely repatriate its earnings under existing exchange control laws.

    CERTAIN FACTORS RELATING TO COLOMBIA. The Company is a participant in significant oil and gas discoveries located in the Llanos Basin in the foothills of the Andes Mountains, approximately 160 kilometers (100 miles) northeast of Bogota, Colombia. The Company owns interests in three contiguous areas known as the Santiago de las Atalayas ("SDLA"), Tauramena and Rio Chitamena contract areas. Well results to date indicate that significant oil and gas deposits lie across the SDLA, Tauramena and Rio Chitamena contract areas (the "Cusiana Field"), and within the SDLA contract area (the "Cupiagua Field").

    Development of reserves in the Cusiana and Cupiagua fields will take more than one year and require additional drilling and extensive production facilities, which in turn will require significant additional capital expenditures, the ultimate amount of which cannot be predicted. Pipelines connect the major producing fields in Colombia to export facilities and to refineries. These pipelines are in the process of being upgraded and expanded to accommodate production from the Cusiana and Cupiagua fields.

    Guerilla activity in Colombia has from time to time disrupted the operation of oil and gas projects and increased costs. Although the Colombian government, the Company and its partners have taken steps to improve security and improve relations with the local population, there can be no assurance that attempts to reduce or prevent guerrilla activity will be successful or that such activity will not disrupt operations in the future.

    Colombia is among several nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. In 1997, the President of the United States announced that Colombia would neither be certified nor granted a national interest waiver. The consequences of the failure to receive certification generally include the following: all bilateral aid, except anti-narcotics and humanitarian aid, has been or will be suspended; the Export-Import Bank of the United States and the Overseas Private Investment Corporation will not approve financing for new projects in Colombia; U.S. representatives at multilateral lending institutions will be required to vote against all loan requests from Colombia, although such votes will not constitute vetoes; and the President of the United States and Congress retain the right to apply future trade sanctions. Each of these consequences of the failure to receive such certification could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with the Company's operations in Colombia. Any changes in the holders of significant government offices could have adverse consequences on the Company's relationship with the Colombian national oil company and the Colombian government's ability to control guerilla activities, and could exacerbate the factors relating to foreign operations discussed above.

    CERTAIN FACTORS RELATING TO MALAYSIA-THAILAND. The Company is a partner in a significant gas exploration project located in the upper Malay Basin in the Gulf of Thailand approximately 450 kilometers northeast of Kuala Lumpur and 750 kilometers south of Bangkok. The Company is a contractor under a production sharing contract covering Block A-18 of the Malaysia-Thailand Joint Development Area. Well results to date indicate that significant gas deposits lie across four fields within the block.

    Development of gas production is in the early planning stages but is expected to take several years and require the drilling of additional wells and the installation of production facilities, which will require significant additional capital expenditures, the ultimate amount of which cannot be predicted. Pipelines will also be required to be connected between Block A-18 and ultimate markets. The terms on which any gas produced from the Company's contract area in Malaysia-Thailand may be sold may be adversely affected by the present monopoly gas purchase and transportation conditions in both Thailand and Malaysia, including the Thai national oil company's monopoly in transportation within Thailand and its territorial waters.

                                USE OF PROCEEDS

    Unless otherwise provided in the applicable Prospectus Supplement, the net proceeds from the sale of the particular Securities offered by this Prospectus and each Prospectus Supplement (the "Offered Securities") will be used principally to continue funding the Company's obligations relating to the development of its operations in Colombia and Malaysia-Thailand and for general corporate purposes, as well as to retire or refinance existing debt obligations.

 RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
                              PREFERENCE DIVIDENDS

    For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preference dividends, earnings consist of earnings (loss) from continuing operations before income taxes, minority interest, extraordinary items and cumulative effect of accounting changes, plus fixed charges (interest charges and preference share dividend requirements of subsidiaries, adjusted to a pretax basis), less interest capitalized, less preference share dividend requirements of subsidiaries adjusted to a pretax basis and less undistributed earnings of affiliates whose debt is not guaranteed by the Company.

    The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preference dividends for the Company for the periods indicated:

                                                                            SEVEN
                                                                            MONTHS
                                                        YEAR ENDED          ENDED
                                                       DECEMBER 31,      DECEMBER 31,        YEARS ENDED MAY 31,
                                                   --------------------  ------------  -------------------------------
                                                     1996       1995         1994        1994       1993       1992
                                                   ---------  ---------  ------------  ---------  ---------  ---------
Ratio of earnings to fixed charges...............     (a)       1.1x         (a)          (a)        (a)        (a)
Ratio of earnings to combined fixed charges and
  preference dividends...........................     (b)       1.0x         (b)          (b)        (b)        (b)

------------------------

(a) Earnings were inadequate to cover fixed charges for the year ended December 31, 1996 by $6,275,000, for the seven months ended December 31, 1994 by $30,565,000 and for the years ended May 31, 1994, 1993 and 1992 by $40,976,000, $152,391,000 and $92,875,000, respectively. Without nonrecurring items, earnings would have been inadequate to cover fixed charges for the year ended December 31, 1995 by $9,921,000, for the seven months ended December 31, 1994 by $29,581,000 and for the years ended May 31, 1994, 1993 and 1992 by $51,415,000, $45,183,000 and $32,301,000,
    respectively.

(b) Earnings were inadequate to cover fixed charges and preference dividends for the year ended December 31, 1996 by $7,260,000, for the seven months ended December 31, 1994 by $31,014,000 and for the years ended May 31, 1994, 1993 and 1992 by $40,976,000, $152,391,000 and $94,261,000, respectively. Without nonrecurring items, earnings would have been inadequate to cover fixed charges and preference dividends, for the year ended December 31, 1995 by $10,723,000, for the seven months ended December 31, 1994 by $30,030,000, and for the years ended May 31, 1994, 1993 and 1992 by $51,415,000,
    $45,183,000 and $33,687,000, respectively.

                         DESCRIPTION OF DEBT SECURITIES

    The TEL Debt Securities will be unsecured senior, senior subordinated or subordinated debt of TEL and will be issued, in the case of TEL Senior Debt Securities, under a Senior Indenture (the "TEL Senior Debt Indenture") between TEL and The Chase Manhattan Bank, as trustee, in the case of TEL Senior Subordinated Debt Securities, under a Senior Subordinated Indenture (the "TEL Senior Subordinated Debt Indenture") between TEL and United States Trust Company of New York, as trustee, and in the case of TEL Subordinated Debt Securities, under a Subordinated Indenture (the "TEL Subordinated Debt Indenture") between TEL and The Chase Manhattan Bank, as Trustee. The TEL Senior Debt Indenture, the TEL Senior Subordinated Debt Indenture and the TEL Subordinated Debt Indenture are sometimes hereinafter referred to individually as a "TEL Indenture" and collectively as the "TEL Indentures." The Joint and Several Debt Securities will be unsecured senior or senior subordinated joint and several debt of TEL and TEC and will be issued, in the case of Joint and Several Senior Debt Securities, under a Senior Indenture (the "Joint and Several Senior Debt Indenture") among TEC, TEL and The Chase Manhattan Bank, as trustee, and in the case of Joint and Several Senior Subordinated Debt Securities, under a Senior Subordinated Indenture (the "Joint and Several Senior Subordinated Debt Indenture") among TEC, TEL and United States Trust Company of New York, as trustee. The Joint and Several Senior Debt Indenture and the Joint and Several Senior Subordinated Debt Indenture are sometimes hereinafter referred to individually as a "Joint and Several Indenture" and collectively as the "Joint and Several Indentures." The Joint and Several Senior Debt Indenture and the TEL Senior Indenture are sometimes collectively referred to individually as a "Senior Debt Indenture" and collectively as the "Senior Debt Indentures." The Joint and Several Senior Subordinated Debt Indenture and the TEL Senior Subordinated Debt Indenture are sometimes referred to individually as a "Senior Subordinated Debt Indenture" and collectively as the "Senior Subordinated Debt Indentures." The Joint and Several Indentures and the TEL Indentures are sometimes referred to individually as an "Indenture" and collectively as the "Indentures." None of the Indentures limits the amount of Debt Securities that may be issued thereunder and the Indentures provide that the Debt Securities may be issued from time to time in one or more series. The Indentures permit the appointment of a different trustee for each series of Debt Securities. As used herein, the term "Trustee" means The Chase Manhattan Bank or United States Trust Company of New York, as the case may be. If there is at any time more than one trustee under any Indenture, the term "Trustee" as used in this Prospectus will mean each such trustee and will apply to each such trustee only with respect to those series of Debt Securities with respect to which it is serving as trustee. The Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and, while TEL and TEC believe the descriptions of the material provisions of the Indentures and Debt Securities contained in this Prospectus are accurate summaries of such material provisions, such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein. Section references in parentheses below are to sections in each Indenture unless otherwise indicated. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for provisions relating to subordination. For purposes of the summaries set forth below, the term "Issuers" shall refer collectively to TEL and TEC in the case of the Joint and Several Debt Securities and the Joint and Several Indentures, and to TEL only in the case of the TEL Debt Securities and the TEL Indentures.

PROVISIONS APPLICABLE TO SENIOR, SENIOR SUBORDINATED AND TEL SUBORDINATED DEBT
  SECURITIES

    GENERAL. TEL Debt Securities will be unsecured senior, senior subordinated or subordinated obligations of TEL, and Joint and Several Debt Securities will be unsecured senior or senior subordinated joint and several obligations of TEL and TEC, except that, under certain circumstances, TEC may be released from such obligations. See "--Condition for Release of TEC ." Except to the extent set forth in the applicable Prospectus Supplement, none of the Indentures limits the payment of dividends by or the acquisition of stock of TEL or TEC. Except to the extent set forth in any Prospectus Supplement, the Indentures do not, and the Debt Securities will not, contain any covenants or other provisions that are intended to afford holders of the Debt Securities special protection in the event of either a change of control of TEL or a highly leveraged transaction by TEL.

    Reference is made to the Prospectus Supplement for the following terms of and information relating to the Debt Securities being offered (the "Offered Debt Securities") (to the extent such terms are applicable to such Offered Debt Securities): (i) the title of the Offered Debt Securities; (ii) classification as Joint and Several Senior Debt Securities, Joint and Several Senior Subordinated Debt Securities, TEL Senior Debt Securities, TEL Senior Subordinated Debt Securities or TEL Subordinated Debt Securities, aggregate principal amount, purchase price and denomination; (iii) the date or dates on which the Offered Debt Securities will mature; (iv) the method by which amounts payable in respect of principal, premium, if any, or interest, if any, on or upon the redemption of such Offered Debt Securities may be calculated; (v) the interest rate or rates (or the method by which such will be determined), and the date or dates from which such interest, if any, will accrue; (vi) the date or dates on which such interest, if any, will be payable; (vii) the place or places where and the manner in which the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable and the place or places where the Offered Debt Securities may be presented for transfer; (viii) the right, if any, or obligation, if any, of the Issuers to redeem, repay or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the period or periods within which, the price or prices (or the method by which such price or prices will be determined, or both) at which, the form or method of payment therefor if other than in cash and the terms and conditions upon which the Offered Debt Securities will be redeemed, repaid or purchased pursuant to any such obligation; (ix) the terms for conversion or exchange, if any, of the Offered Debt Securities; (x) any provision relating to the issuance of the Offered Debt Securities at an original issue discount; (xi) if the amounts of payments of principal of, premium, if any, and interest, if any, on the Offered Debt Securities are to be determined with reference to an index, the manner in which such amounts shall be determined; (xii) any applicable United States federal income tax consequences; (xiii) the currency or currencies for which the Offered Debt Securities may be purchased and the currency or currencies in which principal, premium, if any, and interest, if any, may be payable; (xiv) if a trustee other than The Chase Manhattan Bank with respect to any series of Senior Debt Securities or TEL Subordinated Debt Securities or United States Trust Company of New York with respect to any series of Senior Subordinated Debt Securities is named for such series of Offered Debt Securities, the name of such Trustee; and (xv) any other specific terms of the Offered Debt Securities, including any deleted, modified or additional events of default or remedies or additional covenants provided with respect to such Offered Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

    Unless otherwise specified in any Prospectus Supplement, the Debt Securities will be issuable in registered form and in denominations of $1,000 and any integral multiple thereof (Section 2.7). No service charge will be made for any transfer or exchange of any Debt Securities but the Issuers may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.8).

    Debt Securities may bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable Prospectus Supplement.

    In determining whether the holders of the requisite aggregate principal amount of outstanding Debt Securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under the Indentures, the principal amount of any series of Debt Securities originally issued at a discount from their stated principal amount that will be deemed to be outstanding for such purposes will be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof.

    GLOBAL SECURITIES. The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security (i) may not be transferred except as a whole and (ii) may only be transferred (A) by the Depositary for such Global Security to its nominee, (B) by a nominee of such Depositary to such Depositary or another nominee of such Depositary or (C) by such Depositary or any such nominee to a successor Depositary or nominee of such successor Depositary (Section 2.8).

    The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Issuers anticipate that the following provisions will generally apply to all depositary arrangements.

    Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Issuers if such Debt Securities are offered and sold directly by the Issuers. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security or its nominee is the registered owner of such Global Security, such Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities of the series represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

    Payment of principal of, premium, if any, and interest, if any, on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. The Issuers expect that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal of, premium, if any, and interest, if any, in respect of a Global Security representing any such Debt Securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Securities as shown on the records of such Depositary or its nominee. The Issuers also expect that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants. Neither the Issuers, the Trustee for such Debt Securities, any paying agent nor the registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Issuers within 90 days, the Issuers will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Issuers may at any time and in their sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by a Global Security and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. Further, if the Issuers so specify with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Issuers, the Trustee and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in registered form and in denominations, unless otherwise specified in the applicable Prospectus Supplement relating to such series of Debt Securities, of $1,000 and integral multiples thereof.

    EVENTS OF DEFAULT. Unless otherwise specified in the applicable Prospectus Supplement, an Event of Default is defined under each Indenture with respect to the Debt Securities of any series issued under such Indenture as being: (a) default in the payment of principal of or premium, if any, with respect to Debt Securities of such series when due; (b) default in the payment of any installment of interest upon any of the Debt Securities of such series when due, continued for 30 days; (c) default in the payment or satisfaction of any sinking fund or other purchase obligation with respect to Debt Securities of such series when due; (d) default in the performance of any other covenant of either of the Issuers applicable to Debt Securities of such series, continued for 90 days after written notice to the Issuers by the Trustee or to the Issuers and the Trustee, by the holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding requiring the same to be remedied; (e) certain events of bankruptcy, insolvency or reorganization of either of the Issuers; and (f) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by either of the Issuers or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed of either of the Issuers resulting in the acceleration of such indebtedness, or any default in payment of such indebtedness (after expiration of any applicable grace periods and presentation of any debt instruments, if required), if the aggregate amount of all such indebtedness that has been so accelerated and with respect to which there has been such a default in payment shall exceed $20,000,000 and there has been a failure to obtain rescission or annulment of all such accelerations or to discharge all such defaulted indebtedness within 20 days after written notice of the type specified in the foregoing clause (d) (Section 5.1).

    If any Event of Default shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding, by notice in writing to the Issuers (and to the Trustee, if given by the holders), may declare the principal (or, in the case of any series of Debt Securities originally issued at a discount from their stated principal amount, such portion of the principal amount as may be specified in the terms of such series) of all of the Debt Securities of such series and the interest, if any, accrued thereon to be due and payable immediately; PROVIDED, HOWEVER, that the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding, by notice in writing to the Issuers and the Trustee, may rescind and annul such declaration and its consequences if all defaults under such Indenture are cured or waived (Section 5.1).

    Each Indenture provides that no holder of any series of Debt Securities then outstanding may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, such Indenture, unless (i) such holder previously shall have given to the Trustee written notice of default and of the continuance thereof, (ii) the holders of not less than 25% in aggregate principal amount of such series of Debt Securities then outstanding shall have made written request to the Trustee to institute such suit, action or proceeding and shall have offered to the Trustee such reasonable indemnity as it may require with respect thereto and (iii) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; PROVIDED that, subject to the subordination provisions applicable to the Senior Subordinated Debt Securities and the TEL Subordinated Debt Securities, the right of any holder of any Debt Security to receive payment of the principal of, premium, if any, or interest, if any, on such Debt Security, on or after the respective due dates, or to institute suit for the enforcement of any such payment shall not be impaired or affected without the consent of such holder (Section 5.4). The holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series, provided that the Trustee may decline to follow such direction if the Trustee determines that such action or proceeding is unlawful or would involve the Trustee in personal liability (Section 5.7).

    The Issuers are required to furnish to the Trustee annually a certificate as to compliance by the Issuers with all conditions and covenants under each Indenture (Section 4.3).

    DISCHARGE AND DEFEASANCE. Unless otherwise specified in the applicable Prospectus Supplement, the Issuers can discharge or defease their respective obligations with respect to any series of Debt Securities as set forth below (Article Ten).

    The Issuers may discharge all of their obligations (except those set forth below) to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the Trustee for cancellation and that have either become due and payable, or are by their terms due and payable within one year (or scheduled for redemption within one year), by irrevocably depositing with the Trustee cash or U.S. Government Obligations (as defined in such Indenture), or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments, if any, thereon when due.

    Unless otherwise provided in the applicable Prospectus Supplement, the Issuers may also elect at any time to (a) defease and be discharged from all of their obligations (except those set forth below) to holders of any series of Debt Securities issued under each Indenture ("defeasance") or (b) be released from all of their obligations with respect to certain covenants applicable to any series of Debt Securities issued under each Indenture ("covenant defeasance"), if, among other things: (i) the Issuers irrevocably deposit with the Trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments, if any, thereon when due and such funds have been so deposited for 91 days; (ii) such deposit will not result in a breach or violation of, or cause a default under, any agreement or instrument to which either of the Issuers is a party or by which it is bound; and (iii) the Issuers deliver to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the United States federal income tax treatment of such holders' principal and interest payments, if any, on such series of Debt Securities. Such opinion in the case of defeasance under clause (a) above must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture relating to the Debt Securities of such series, since such a result would not occur under current tax law (Section 10.1).

    Notwithstanding the foregoing, no discharge, defeasance or covenant defeasance described above shall affect the following obligations to or rights of the holders of any series of Debt Securities: (i) rights of registration of transfer and exchange of Debt Securities of such series, (ii) rights of substitution of mutilated, defaced, destroyed, lost or stolen Debt Securities of such series, (iii) rights of holders of Debt Securities of such series to receive payments of principal thereof and premium, if any, and interest, if any, thereon, upon the original due dates therefor (but not upon acceleration), and to receive mandatory sinking fund payments thereon when due, if any, (iv) rights, obligations, duties and immunities of the Trustee, (v) rights of holders of Debt Securities of such series as beneficiaries with respect to property so deposited with the Trustee payable to all or any of them and (vi) obligations of the Issuers to maintain an office or agency in respect of Debt Securities of such series (Section 10.1).

    The Issuers may exercise the defeasance option with respect to any series of Debt Securities notwithstanding the prior exercise of the covenant defeasance option with respect to any series of Debt Securities. If the Issuers exercise the defeasance option with respect to any series of Debt Securities, payment of such series of Debt Securities may not be accelerated because of an Event of Default with respect to such series of Debt Securities. If the Issuers exercise the covenant defeasance option with respect to any series of Debt Securities, payment of such series of Debt Securities may not be accelerated by reason of an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the cash and U.S. Government Obligations in the defeasance trust could be less than the principal of, premium, if any, and interest, if any, and any mandatory sinking fund payments, if any, then due on such series of Debt Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

    MODIFICATION OF THE INDENTURE. Each Indenture provides that the Issuers and the Trustee may enter into supplemental indentures without the consent of the holders of the Debt Securities to (a) evidence the assumption by a successor entity of the obligations of either or both of the Issuers under such Indenture,
(b) add covenants or new events of default for the protection of the holders of such Debt Securities, (c) cure any ambiguity or correct any inconsistency in the Indenture, (d) establish the form and terms of Debt Securities of any series,
(e) evidence the acceptance of appointment by a successor trustee, (f) secure such Debt Securities, (g) designate a bank or trust company other than The Chase Manhattan Bank to act as Trustee for a series of Senior Debt Securities or TEL Subordinated Debt Securities and United States Trust Company of New York to act as Trustee for a series of Senior Subordinated Debt Securities, (h) modify the existing covenants and events of default solely in respect of, or add new covenants and events of default that apply solely to, Debt Securities not yet issued and outstanding on the date of such supplemental indenture, (i) provide for the issuance of Debt Securities of any series in coupon form and exchangeability of such Debt Securities for fully registered Debt Securities,
(j) modify, eliminate or add to the provisions of such Indenture as necessary to effect the qualification of such Indenture under the Trust Indenture Act of 1939 and to add certain provisions expressly permitted by such Act, (k) modify the provisions to provide for the denomination of Debt Securities in foreign currencies which shall not adversely affect the interests of the holders of such Debt Securities in any material respect and (l) in the case of the Joint and Several Indentures, evidence and provide for the release of TEC of its obligations under the Joint and Several Indentures and such Debt Securities. (Section 8.1).

    Each Indenture also contains provisions permitting the Issuers and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Debt Securities of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or of any supplemental indenture or modify in any manner the rights of the holders of the Debt Securities of such series; PROVIDED that the Issuers and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) extend the stated final maturity of any Debt Security, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest, if any, thereon, reduce or alter the method of computation of any amount payable on redemption, repayment or purchase by the Issuers, change the coin or currency in which principal, premium, if any, and interest, if any, are payable, reduce the amount of the principal of any original issue discount security payable upon acceleration or provable in bankruptcy, impair or affect the right to institute suit for the enforcement of any payment or repayment thereof or, if applicable, adversely affect any right of prepayment at the option of the holder or (b) reduce the aforesaid percentage in aggregate principal amount of Debt Securities of any series issued under such Indenture (Section 8.2).

    CONSOLIDATION, MERGER, SALE OR CONVEYANCE. Except as otherwise provided in the applicable Prospectus Supplement, the Joint and Several Indentures provide that TEC or TEL may, and the TEL Indentures provide that TEL may, without the consent of the holders of Debt Securities, consolidate with, merge into or transfer, exchange or dispose of all of its properties to, any other corporation or partnership organized under the laws of the United States or any political subdivision thereof or therein or under the laws of the Cayman Islands or any political subdivision thereof, provided that (i) the successor corporation assumes all obligations of TEC or TEL, as the case may be, by supplemental indenture satisfactory in form to the applicable Trustee executed and delivered to such Trustee, under the Indentures and the Debt Securities, (ii) immediately after giving effect to such consolidation, merger, exchange or other disposition, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (iii) certain other conditions are met. (Section 9.1).

    CONDITION FOR RELEASE OF TEC. Except as otherwise provided in the applicable Prospectus Supplement, each Joint and Several Indenture provides that TEC may be released from its obligations under such Joint and Several Indenture and the Joint and Several Debt Securities, without the consent of the holders of the Joint and Several Debt Securities of any series, if the 1997 Notes and the 2000 Notes issued by TEC are no longer outstanding or if TEL or any successor to TEL has assumed the obligations of TEC under such Joint and Several Debt Securities. (Section 3.7 of the Joint and Several Senior Debt Indenture and
Section 3.6 of the Joint and Several Senior Subordinated Debt Indenture). In the event of such release, a taxable sale or exchange of a Debt Security for a new Debt Security will not be deemed to occur unless the release results in a change in payment expectations with respect to Debt Securities. For these purposes a change in payment expectations with respect to a debt instrument is generally deemed to occur if there is a substantial enhancement or impairment of the obligator's capacity to meet payment obligations under the debt instrument and certain other conditions are met. In the event a release were to be treated as a taxable sale or exchange, a holder of a Debt Security would recognize gain or loss on the sale or exchange and might be required to include in income different amounts during the remaining term of the Debt Security than would have been included absent such release.

    CERTAIN DEFINITIONS. Except as otherwise provided in the applicable Prospectus Supplement, the following definitions are applicable to the discussions of the Indentures (Article One).

        "Consolidated Net Tangible Assets" means the aggregate amount of assets included on the most recent consolidated balance sheet of TEL and its Restricted Subsidiaries, less applicable reserves and other properly deductible items and after deducting therefrom (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all in accordance with generally accepted accounting principles consistently applied.

        "Indebtedness," with respect to any person, means, without duplication:

        (a)(i) the principal of, premium, if any, and interest, if any, on indebtedness for money borrowed of such person, indebtedness of such person evidenced by bonds, notes, debentures or similar obligations, and any guaranty by such person of any indebtedness for money borrowed or indebtedness evidenced by bonds, notes, debentures or similar obligations of any other person, whether any such indebtedness or guaranty is outstanding on the date of the Indenture or is thereafter created, assumed or incurred, (ii) obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (iii) the principal of and premium, if any, and interest, if any, on indebtedness incurred, assumed or guaranteed by such person in connection with the acquisition by it or any of its subsidiaries of any other businesses, properties or other assets, (iv) lease obligations that such person capitalized in accordance with Statement of Financial Accounting Standards No. 13 promulgated by the Financial Accounting Standards Board or such other generally accepted accounting principles as may be from time to time in effect, (v) any indebtedness of such person representing the balance deferred and unpaid of the purchase price of any property or interest therein (except any such balance that constitutes an accrued expense or trade payable) and any guaranty, endorsement or other contingent obligation of such person in respect of any indebtedness of another that is outstanding on the date of the Indenture or is thereafter created, assumed or incurred by such person and (vi) obligations of such person under interest rate, commodity or currency swaps, caps, collars, options and similar arrangements if and to the extent that any of the foregoing indebtedness in (i) through (vi) would appear as a liability on the balance sheet of such person in accordance with generally accepted accounting principles; and

        (b) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clause (a) above.

        "Restricted Subsidiary" means (a) any Subsidiary of TEL other than an Unrestricted Subsidiary, and (b) any Subsidiary of TEL which was an Unrestricted Subsidiary but which, subsequent to the date of the Indentures, is designated by the Board of Directors of TEL to be a Restricted Subsidiary; PROVIDED, HOWEVER, that TEL may not designate any such Subsidiary to be a Restricted Subsidiary if TEL would thereby breach any covenant or agreement contained in the Indentures (on the assumptions that any outstanding Indebtedness of such Subsidiary was incurred at the time of such designation).

        "Subsidiary" of any specified Person means any corporation of which such Person, or such Person and one or more Subsidiaries of such Person, or any one or more Subsidiaries of such Person, directly or indirectly own voting securities entitling any one or more of such Person and its Subsidiaries to elect a majority of the directors, either at all times, or so long as there is no default or contingency which permits the holders of any other class or classes of securities to vote for the election of one or more directors.

        "Unrestricted Subsidiary" means (a) any Subsidiary of TEL acquired or organized after the date of the Indentures, PROVIDED, HOWEVER, that such Subsidiary shall not be a successor, directly or indirectly, to any Restricted Subsidiary and (b) any Subsidiary of TEL substantially all the assets of which consist of stock or other securities of a Subsidiary or Subsidiaries of the character described in clause (a) above, unless and until such Subsidiary shall have been designated to be a Restricted Subsidiary.

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

    GENERAL. Senior Debt Securities will be issued under a Senior Debt Indenture and will rank PARI PASSU with all other unsecured and unsubordinated debt of the Issuers.

    LIMITATIONS ON LIENS. The Senior Debt Indentures provide that, so long as any Senior Debt Securities are outstanding, the Issuers will not, and will not permit any Restricted Subsidiary to, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any property or assets owned by an Issuer or any Restricted Subsidiary to secure any

Indebtedness, without making effective provision whereby outstanding Senior Debt Securities shall be equally and ratably secured.

    Under the terms of the Senior Debt Indentures, the foregoing limitation does not apply to (a) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets created at the time of the acquisition of such property or assets by an Issuer or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets; (b) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets existing thereon at the time of the acquisition thereof by an Issuer or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by an Issuer or any Restricted Subsidiary); (c) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets, whenever acquired, of any corporation or other entity that becomes a Restricted Subsidiary after the date of the Senior Debt Indenture, provided that (i) the instrument creating such mortgage, pledge, security interest, lien or encumbrance shall be in effect prior to the time such corporation or other entity becomes a Restricted Subsidiary and (ii) such mortgage, pledge, security interest, lien or encumbrance shall only apply to properties or assets owned by such corporation or other entity at the time it becomes a Restricted Subsidiary or thereafter acquired by it from sources other than an Issuer or another Restricted Subsidiary; (d) any mortgage, pledge, security interest, lien or encumbrance arising from or in connection with a conveyance by an Issuer or a Restricted Subsidiary of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources; (e) any mortgage, pledge, security interest, lien or encumbrance with respect to, or other transfer of, crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or of such crude oil, natural gas or other petroleum hydrocarbons; (f) any mortgage, pledge, security interest, lien or encumbrance required by any contract or statute in order to permit an Issuer or any Restricted Subsidiary to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or any foreign government or any department, agency, organization or instrumentality thereof, or to secure partial, progress, advance or other payments to an Issuer or any Restricted Subsidiary by such governmental unit pursuant to the provisions of any contract or statute; (g) any mortgage, pledge, security interest, lien or encumbrance in favor of an Issuer or any wholly-owned Subsidiary of TEL; (h) any mortgage, pledge, security interest, lien or encumbrance created or assumed by an Issuer or a Restricted Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code of 1986, as amended, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by an Issuer or a Subsidiary; (i) any extension, renewal or refunding of any mortgage, pledge, security interest, lien or encumbrance described in the foregoing subparagraphs (a) through (h) on substantially the same property or assets theretofore subject thereto; or (j) any mortgage, pledge, security interest, lien or encumbrance securing any Indebtedness in an amount which, together with all other Indebtedness secured by a mortgage, pledge, security interest, lien or encumbrance that is not otherwise permitted by the foregoing provisions, does not at the time of the incurrence of the Indebtedness so secured exceed 20% of Consolidated Net Tangible Assets. For the purpose of this provision, "security interest" will include the interest of the lessor under a lease with a term of three years or more that should be, in accordance with generally accepted accounting principles, recorded as a capital lease, and any such lease of property or assets not acquired from an Issuer or any Restricted Subsidiary in contemplation of such lease shall be treated as though the lessee had purchased such property or assets from the lessor. (Section 3.6 of the Senior Debt Indentures).

PROVISIONS APPLICABLE SOLELY TO SENIOR SUBORDINATED DEBT SECURITIES AND TEL
  SUBORDINATED DEBT SECURITIES

    SUBORDINATION. The TEL Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the TEL Subordinated Debt Indenture, to all Senior Indebtedness. The Senior Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Senior Subordinated Debt Indentures, to all Senior Indebtedness of the Issuers. The Senior Subordinated Debt Securities will rank senior to all existing and future Indebtedness of the Issuers that is neither Senior Indebtedness nor Senior Subordinated Indebtedness, and only Indebtedness of the Issuers that is Senior Indebtedness will rank senior to the Senior Subordinated Debt Securities in accordance with the subordination provisions of the Senior Subordinated Debt Indentures.

    "SENIOR INDEBTEDNESS" is defined in the TEL Subordinated Debt Indenture and the Senior Subordinated Debt Indentures with respect to either Issuer as Indebtedness of such Issuer outstanding at any time (other than the Indebtedness evidenced by the Debt Securities of any series) except (a) any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior or prior in right of payment to the Debt Securities or is PARI PASSU or subordinate by its terms in right of payment to the Debt Securities, (b) renewals, extensions and modifications of any such Indebtedness, (c) any Indebtedness of such Issuer to a wholly-owned Subsidiary of TEL, (d) interest accruing after the filing of a petition initiating certain events of bankruptcy or insolvency unless such interest is an allowed claim enforceable against such Issuer in a proceeding under federal or state bankruptcy laws and (e) trade payables.

    "SENIOR SUBORDINATED INDEBTEDNESS" of either Issuer means the Senior Subordinated Debt Securities and any other Indebtedness of such Issuer that ranks PARI PASSU with the Senior Subordinated Debt Securities (including the 1997 Notes, the 2000 Notes and the Guarantees thereof). Any Indebtedness of an Issuer that is subordinate or junior by its terms in right of payment to any other Indebtedness of such Issuer shall be subordinate to Senior Subordinated Indebtedness of such Issuer unless the instrument creating or evidencing the same or pursuant to which the same is outstanding specifically provides that such Indebtedness (i) is to rank PARI PASSU with other Senior Subordinated Indebtedness of such Issuer and (ii) is not subordinated by its terms to any Indebtedness of such Issuer which is not Senior Indebtedness of such Issuer.

    "SUBORDINATED INDEBTEDNESS" of either Issuer means the Senior Subordinated Debt Securities, any other Senior Subordinated Indebtedness of such Issuer and any other Indebtedness that is subordinate or junior in right of payment to Senior Indebtedness of such Issuer.

    If (i) either Issuer should default in the payment of any principal of, premium, if any, or interest, if any, on any Senior Indebtedness of such Issuer when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise or (ii) any other default with respect to Senior Indebtedness of such Issuer shall occur and the maturity of such Senior Indebtedness has been accelerated in accordance with its terms, then, upon written notice of such default to such Issuer by the holders of such Senior Indebtedness or any trustee therefor, unless and until such default shall have been cured or waived or shall have ceased to exist or such acceleration shall have been rescinded, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, premium, if any, or interest, if any, on any of the Senior Subordinated Debt Securities or the TEL Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Senior Subordinated Debt Securities or the TEL Subordinated Debt Securities other than those made in capital stock of TEL (or cash in lieu of fractional shares thereof) (Sections 13.1 and 13.4 of the Senior Subordinated Debt Indentures and Sections 13.1 and 13.4 of the TEL Subordinated Debt Indenture).

    If any default (other than a default described in the preceding paragraph) under the Senior Indebtedness of an Issuer, pursuant to which the maturity thereof may be accelerated immediately or the expiration of any applicable grace periods occurs (a "Senior Nonmonetary Default"), then, upon the receipt by such Issuer and the Trustee of written notice thereof (a "Payment Notice") from or on behalf of holders of such Senior Indebtedness specifying an election to prohibit such payment and other action by such Issuer in accordance with the following provisions of this paragraph, such Issuer may not make any payment or take any other action that would be prohibited by the immediately preceding paragraph during the period (the "Payment Blockage Period") commencing on the date of receipt of such Payment Notice and ending on the earlier of (i) the date, if any, on which the holders of such Senior Indebtedness or their representative notify the Trustee that such Senior Nonmonetary Default is cured or waived or ceases to exist or the Senior Indebtedness to which such Senior Nonmonetary Default relates is discharged or (ii) the 179th day after the date of receipt of such Payment Notice. Notwithstanding the provisions described in the immediately preceding sentence, such Issuer may resume payments on the Senior Subordinated Debt Securities and the TEL Subordinated Debt Securities after such Payment Blockage Period.

    If (i) (A) without the consent of an Issuer, a receiver, conservator, liquidator or trustee of such Issuer or of any of its property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and such decree or order remains in effect for more than 60 days or (B) such Issuer is adjudicated bankrupt or insolvent or (C) any of its property is sequestered by court order and such order remains in effect for more than 60 days or (D) a petition is filed against such Issuer under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction whether now or hereafter in effect, and is not dismissed within 60 days after such filing; (ii) such Issuer (A) commences a voluntary case or other proceeding seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to itself or its debt or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or (B) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or (C) fails generally to, or cannot, pay its debts generally as they become due or (D) takes any corporate action to authorize or effect any of the foregoing; or (iii) any Subsidiary of such Issuer takes, suffers or permits to exist any of the events or conditions referred to in the foregoing clause (i) or (ii), then all Senior Indebtedness of such Issuer (including any interest thereon accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made by any Issuer to any holder of Senior Subordinated Debt Securities or TEL Subordinated Debt Securities on account of the principal of, premium, if any, or interest, if any, on such Senior Subordinated Debt Securities or TEL Subordinated Debt Securities, as the case may be. Any payment or distribution, whether in cash, securities or other property (other than securities of such Issuer or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the indebtedness evidenced by the Senior Subordinated Debt Securities or the TEL Subordinated Debt Securities, to the payment of all Senior Indebtedness of such Issuer then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment) that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Senior Subordinated Debt Securities or the TEL Subordinated Debt Securities of any series will be paid or delivered directly to the holders of Senior Indebtedness of such Issuer in accordance with the priorities then existing among such holders until all Senior Indebtedness of such Issuer (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness of such Issuer, the holders of Senior Subordinated Debt Securities, together with the holders of any obligations of such Issuer ranking on a parity with the Senior Subordinated Debt Securities, will be entitled to be repaid from the remaining assets of such Issuer the amounts at that time due and owing on account of unpaid principal of, premium, if any, or interest, if any, on the Senior Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of such Issuer ranking junior to the Senior Subordinated Debt Securities (including the TEL Subordinated Debt Securities) and such other obligations (Section 13.1 of the Senior Subordinated Debt Indentures and Section 13.1 of the TEL Subordinated Debt Indenture).

    If any payment or distribution of any character, whether in cash, securities or other property (other than securities of such Issuer or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Senior Subordinated Debt Securities or the TEL Subordinated Debt Securities, to the payment of all Senior Indebtedness of such Issuer then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Trustee, or any holder of any Senior Subordinated Debt Securities or TEL Subordinated Debt Securities in contravention of any of the terms of the Senior Subordinated Debt Indentures or the TEL Subordinated Debt Indenture, as the case may be, such payment or distribution of securities will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness of such Issuer then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness of such Issuer remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full (Section 13.1 of the Senior Subordinated Debt Indentures and Section 13.1 of the TEL Subordinated Debt Indenture).

    By reason of such subordination, in the event of the insolvency of either Issuer, holders of Senior Indebtedness of such Issuer may receive more, ratably, than holders of the Senior Subordinated Debt

Securities or TEL Subordinated Debt Securities. Such subordination will not prevent the occurrence of any Event of Default (as defined in the Indentures) or limit the right of acceleration in respect of the Senior Subordinated Debt Securities or TEL Subordinated Debt Securities.

CONCERNING THE TRUSTEE

    The Chase Manhattan Bank, the Trustee under the Senior Debt Indentures and the TEL Subordinated Debt Indenture, may make loans to TEC or TEL in the normal course of business. The Chase Manhattan Bank serves as trustee with respect to TEC's 12 1/2% Senior Subordinated Discount Notes due 1997. United States Trust Company of New York, the Trustee under the Senior Subordinated Debt Indentures, serves as trustee with respect to TEC 's 9 3/4% Senior Subordinated Discount Notes due 2000. If a bank or trust company other than The Chase Manhattan Bank or United States Trust Company of New York is to act as Trustee for a series of Debt Securities, information concerning such other Trustee will be set forth in the Prospectus Supplement relating to such series of Debt Securities.

                      DESCRIPTION OF SHARE CAPITAL OF TEL

    The following statements with respect to TEL's share capital are subject to the detailed provisions of the Company's Articles of Association (the "Articles of Association"), its Memorandum of Association (the "Memorandum of Association"), the resolutions with respect to the Convertible Preference Shares (the "Resolutions"), and the Preference Share Purchase Rights created pursuant to the Rights Agreement entered into between the Company and Chemical Bank, as Rights Agent (the "Rights Agreement"). These statements do not purport to be complete and, while the Company believes the descriptions of the material provisions of the Articles of Association, Memorandum of Association, Resolutions and Rights Agreement contained in this Prospectus are accurate statements with respect to such material provisions, such statements are subject to the detailed provisions in the Articles of Association, Memorandum of Association, Resolutions and Rights Agreement to which reference is hereby made for a full description of such provisions.

PREFERENCE SHARES

    Under the Articles of Association, the Company has authority to issue 20,000,000 preference shares, par value $.01 per share. There were 247,469 shares of 5% convertible preference shares, par value $.01 per share (the "Convertible Preference Shares") outstanding at January 31, 1997. No other preference shares are currently outstanding.

    The Preference Shares may be issued by resolutions of the Company's Board of Directors from time to time without any action of the shareholders. Such resolutions may authorize issuances in one or more classes or series of the preference shares and may fix and determine dividend and liquidation preferences, voting rights, conversion privileges, redemption terms, and other privileges and rights of the shareholders of each class or series so authorized. The specific terms of a particular series of Preference Shares offered hereby will be described in a Prospectus Supplement relating to such series and will include the following:

        (i) The maximum number of shares to constitute the series and the distinctive designation thereof;

        (ii) The annual dividend rate, if any, on shares of the series, the date or dates from which dividends will begin to accrue or accumulate and the dates upon which such dividends shall be payable and whether dividends will be cumulative;

       (iii) Whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

        (iv) The liquidation preference, if any, applicable to shares of the series; (v) Whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

        (vi) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or series of share capital of TEL or another corporation or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rates of conversion or exchange and the method, if any, of adjusting the same;

       (vii) The voting rights, if any, on the shares of the series; and

      (viii) Any other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

OUTSTANDING 5% CONVERTIBLE PREFERENCE SHARES

    DIVIDENDS. Holders of Convertible Preference Shares are entitled to receive, when, as, and if declared by the Board of Directors of the Company out of funds of the Company legally available for payment, cumulative cash dividends at the annual rate per share equal to 5 percent of the Redemption Price (defined to be $34.41 per share) of the shares payable semi-annually on September 30 and March 30 in each year, except that if any such date is a Saturday, Sunday, or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday, or legal holiday. Dividends accrue from the date on which the Convertible Preference Shares were issued and are payable to holders of record as they appear on the stock books of the Company on such record dates as are fixed by the Board of Directors of the Company. The amount of dividends payable for each semi-annual dividend period is computed by dividing the annual dividend amount by two. The amount of dividends payable for any period other than a full semi-annual dividend period is computed on the basis of a 360-day year of twelve 30-day months. No interest will be payable in respect of any dividend payment on the Convertible Preference Shares which may be in arrears.

    If dividends on the Convertible Preference Shares shall not have been declared and paid in full, or funds set aside for payment, by a date 15 days after a dividend payment date (a "Calculation Date"), dividends payable on the Convertible Preference Shares shall be increased by an amount equal to the prime rate of Morgan Guaranty Trust Company of New York as in effect on each Calculation Date plus 1 percent applied against the amount of dividends so due and unpaid until such dividends shall be paid (the "Penalty Dividend").

    The Convertible Preference Shares have priority as to dividends over Ordinary Shares and any other series or class of the Company's shares hereafter issued which ranks junior as to dividends to the Convertible Preference Shares ("Junior Dividend Shares"), and no dividend (other than dividends payable solely in Junior Dividend Shares) may be paid on, and no purchase, redemption, or other acquisition may be made by the Company of, any Junior Dividend Shares unless all accrued and unpaid dividends on the Convertible Preference Shares have been paid or declared and set apart for payment. The Company may not pay dividends on any class or series of its shares having parity with the Convertible Preference Shares as to dividends ("Parity Dividend Shares"), unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the Convertible Preference Shares and may not pay dividends on the Convertible Preference Shares unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the Parity Dividend Shares. Notwithstanding the preceding sentence, whenever all accrued dividends are not paid in full on the Convertible Preference Shares or any Parity Dividend Shares, all dividends declared on the

Convertible Preference Shares and such Parity Dividend Shares will be declared or made pro rata so that the amount of dividends declared per share on the Convertible Preference Shares and such Parity Dividend Shares will bear the same ratio that accrued and unpaid dividends per share on the Convertible Preference Shares and such Parity Dividend Shares bear to each other. The Convertible Preference Shares will be junior as to dividends to any series or class of TEL's shares hereafter issued which ranks senior as to dividends to the Convertible Preference Shares ("Senior Dividend Shares"), and if at any time TEL has failed to pay or declare and set apart for payment accrued and unpaid dividends on any Senior Dividend Shares, TEL may not pay any dividend on the Convertible Preference Shares.

    LIQUIDATION RIGHTS. In case of the voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of Convertible Preference Shares are entitled to receive an amount per share equal to the Redemption Price, plus any accrued and unpaid dividends (including Penalty Dividends) to the payment date (the "Liquidation Price"), before any payment or distribution is made to the holders of Ordinary Shares or any other series or class of the Company's shares hereafter issued which ranks junior as to liquidation rights to the Convertible Preference Shares, but the holders of Convertible Preference Shares will not be entitled to receive the Liquidation Price of such shares until the liquidation price of any other series or class of the Company's shares hereafter issued which ranks senior as to liquidation rights to the Convertible Preference Shares ("Senior Liquidation Shares") has been paid in full; provided, if, at such time, any holder of Convertible Preference Shares has any outstanding debts, liabilities or engagements to or with the Company (whether presently payable or not), either alone or jointly with any other person, whether a shareholder or not, (including, without any limitation, any liability associated with the unpaid purchase price of such Convertible Preference Shares), the liquidator appointed to oversee the liquidation of the Company may deduct from the fixed liquidation amount payable in respect of such Convertible Preference Shares the aggregate amount of such debts, liabilities and engagements and apply such amount to any of such debts, liabilities or engagements. The holders of Convertible Preference Shares and all series or classes of the Company's shares hereafter issued which rank on a parity as to liquidation rights with the Convertible Preference Shares are entitled to share ratably, in accordance with the respective preferential amounts payable on such shares, in any distribution (after payment of the liquidation price of the Senior Liquidation Shares) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the Liquidation Price of the Convertible Preference Shares, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another company nor a sale or transfer of all or part of the Company's assets for cash, securities, or other property will be considered a liquidation, dissolution, or winding up of the Company.

    REDEMPTION. The Company may, at its option, redeem the Convertible Preference Shares, in whole or in part, at any time on or after March 30, 1998 or at any time when there are fewer than 133,005 Convertible Preference Shares outstanding. The redemption price payable upon such optional redemption shall be the Redemption Price plus any accrued and unpaid dividends (including Penalty Dividends) to the redemption date. Such Redemption Price shall be payable in cash.

    The Convertible Preference Shares shall be subject to mandatory redemption by the Company on March 30, 2004. At the option of the Company, such redemption may be for (i) cash at the Redemption Price plus any accrued and unpaid dividends (including Penalty Dividends) to the redemption date; (ii) such number of Ordinary Shares whose aggregate value (based on the then current market price determined as set forth in the Resolutions) equals the Redemption Price plus any accrued and unpaid dividends (including Penalty Dividends) to the redemption date; or (iii) a combination of cash and Ordinary Shares equal to the Redemption Price plus any accrued and unpaid dividends (including Penalty Dividends) to the redemption date. The Redemption Price equals $34.41 per share.

    VOTING RIGHTS. The holders of Convertible Preference Shares have no voting rights except as described below or as required by Cayman Islands law. In exercising any such vote each outstanding Convertible Preference Share is entitled to one vote.

    So long as any Convertible Preference Shares are outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Convertible Preference Shares, voting or consenting separately as a class with holders of any other class of the Company's preference shares similarly affected, issue other than wholly for cash consideration, any shares of any class of Senior Dividend Shares or Senior Liquidation Shares, or amend the Articles of Association in a manner adversely affecting the rights of such shareholders.

    The Articles of Association may be amended to increase the number of authorized shares of the Company's preference shares without the vote of the holders of the outstanding Convertible Preference Shares.

    The holders of the Convertible Preference Shares have no pre-emptive rights with respect to any shares of the Company or any other securities of TEL convertible into or carrying rights or options to purchase any such shares.

    CONVERSION RIGHTS. The holders of Convertible Preference Shares are entitled to convert their Convertible Preference Shares into Ordinary Shares subject to the qualifications described below, except that, with respect to Convertible Preference Shares called for redemption, conversion rights will expire at the close of business on the fifth day prior to the redemption date (unless the Company defaults in the payment of the Redemption Price). No payment or adjustment will be made in respect of dividends on the Convertible Preference Shares that may be accrued or unpaid or in arrears upon conversion of shares of Convertible Preference Shares except as set forth below. No fractional shares will be issued and, in lieu of any fractional share, the Company will pay a cash adjustment based on the then current market price (determined as set forth in the Resolutions) of the Ordinary Shares.

    Each Convertible Preference Share is convertible initially into one Ordinary Share. However, the number of Ordinary Shares issuable on conversion of each Convertible Preference Share (the "Conversion Rate") is subject to adjustment as described below.

    The Conversion Rate is subject to adjustment in certain circumstances, including in respect of any dividends not declared and paid in full in respect of any dividend payment date occurring prior to the date of conversion and any Penalty Dividends payable thereon, upon the issuance of Ordinary Shares as a stock dividend, in connection with combinations and subdivisions of Ordinary Shares, upon certain reclassifications of Ordinary Shares, upon the issuance to the Company's shareholders of rights or warrants to subscribe for or purchase Ordinary Shares at a price per share less than the then current market price of Ordinary Shares, and in connection with certain distributions to the Company's shareholders of evidences of indebtedness or assets. Except in the case of the adjustment in respect of dividends, no adjustment in the Conversion Price will be required unless it would result in at least a 1 per cent increase or decrease in the Conversion Price; however, any adjustment not made will be carried forward.

    In case of any consolidation or merger of the Company with any other company, or in the case of any merger of another company into the Company (other than a merger with a company in which merger the Company is the continuing company and which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Company), or in the case of a sale or conveyance of all or substantially all of the assets of the Company to another company, the Company will be required to make proper provisions so that the holder of each Convertible Preference Share then outstanding will have the right thereafter to convert such Convertible Preference Share into the kind or amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of Ordinary Shares into which such Convertible Preference Share might have been converted immediately prior to such consolidation, merger, sale or conveyance.

PREFERENCE SHARE PURCHASE RIGHTS

    The Board of Directors of TEL has adopted a Shareholder Rights Plan pursuant to which preference share purchase rights attach to all Ordinary Shares at the rate of one right for each Ordinary Share. Chemical Bank is the Rights Agent for the Preference Share Purchase Rights. Each right entitles the registered holder to purchase from the Company one one-thousandth of a Series A Junior Participating Preference Share, par value $.01 per share (the "Junior Preference Shares"), of the Company at a price of $120 per one one-thousandth of a share of such Junior Preference Shares, subject to adjustment.

    Generally, the rights only become distributable ten days following public announcement that a person has acquired beneficial ownership of 15% or more of the Ordinary Shares or ten business days following commencement of a tender or exchange offer for 15% or more of the outstanding Ordinary Shares; provided that, pursuant to the terms of the Shareholder Rights Plan, Oppenheimer Group, Inc. may increase its level of beneficial ownership to 19.9% without triggering a distribution of the rights. If, among other events, any person becomes the beneficial owner of 15% or more of the Ordinary Shares (except as aforesaid), each right not owned by such person generally becomes the right to purchase such number of Ordinary Shares that is equal to the amount obtained by dividing the right's exercise price (currently $120) by 50% of the market price of the Ordinary Shares on the date of the first occurrence. In addition, if the Company is subsequently merged or certain other extraordinary business transactions are consummated, each right generally becomes a right to purchase such number of shares of common stock of the acquiring person that is equal to the amount obtained by dividing the right's exercise price by 50% of the market price of such Ordinary Shares on the date of the first occurrence.

    Under certain circumstances, the Company's directors may determine that a tender offer or merger is fair to all shareholders and prevent the rights from being exercised. At any time after any person or group acquires 15% or more of the Ordinary Shares outstanding (except as aforesaid) and prior to the acquisition by such person or group of 50% or more of the outstanding Ordinary Shares or the occurrence of an event described in the prior paragraph, the Board of Directors of the Company may exchange the rights (other than rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Ordinary Share, or one one-thousandth of a Junior Preference Share per right (subject to adjustment). The Company has the ability to amend the rights (except the redemption price) in any manner prior to the public announcement that a 15% position has been acquired or a tender offer has been commenced.

    Any Junior Preference Shares issued pursuant to the Shareholders Rights Plan will rank junior as to dividends and liquidation to the Convertible Preference Shares. Junior Preference Shares purchasable upon exercise of the rights will not be redeemable. Each Junior Preference Share will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per Ordinary Share. In the event of liquidation, the holders of the Junior Preference Shares will be entitled to a minimum preferential liquidation payment of $1000 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per Ordinary Share. Each Junior Preference Share will have 1,000 votes, voting together with Ordinary Shares. Finally, in the event of any merger, consolidation or other transaction in which Ordinary Shares are converted or exchanged, each Junior Preference Share will be entitled to receive 1,000 times the amount received per Ordinary Share. These rights are protected by customary antidilution provisions.

    The Company will be entitled to redeem the rights at $0.01 a right at any time prior to the time that a 15% position has been acquired. The rights will expire on May 22, 2005.

ORDINARY SHARES

    GENERAL. Under the Articles of Association, the Company has authority to issue 200,000,000 Ordinary Shares. There were 36,363,264 Ordinary Shares outstanding as of January 31, 1997.

    VOTING AND OTHER RIGHTS. Under the Articles of Association, the holders of Ordinary Shares are entitled to one vote for each share held on all matters submitted to shareholders' meetings, including the election and removal of directors, and vote together as a single class with any voting preference shares unless the terms of any voting preference shares or the Articles of Association otherwise provide. The Articles of Association provide that the quorum required for a general meeting of the shareholders is a majority of the outstanding Ordinary Shares entitled to vote at such meeting. All matters voted upon at any duly held shareholders' meeting shall be carried by a majority of the votes cast at the meeting by shareholders represented in person or by proxy, except (i) election of directors, who are elected by plurality vote, (ii) approval of a merger or a similar arrangement, which, pursuant to Cayman Islands law, requires the approval by 75% of the votes cast (but, in any event, under the Articles of Association, at least a majority of the outstanding shares), and (iii) approval of a Special Resolution (as defined below). A change of corporate name, the voluntary dissolution, liquidation or winding-up of the affairs of the Company, a reduction of paid-up share capital, and any amendment to the Company's Articles of Association or Memorandum of Association require approval by a Special Resolution by the shareholders of the Company. A Special Resolution requires the approval of at least two-thirds of the votes cast by the shareholders represented in person or by proxy at a duly convened meeting. The Board of Directors or the President may at any time proceed to convene a general meeting of the Company. The Company must provide at least 10 days' notice of a general meeting.

    Because holders are not entitled to cumulate their votes, shareholders holding a majority of the outstanding Ordinary Shares, voting together as a class with the holders of any voting preference shares which may be issued, are able to elect all members of the board of directors of TEL. The Articles of Association provide that the directors are to be elected in three classes of approximately equal number and for a term of three years, with the result that shareholders will not vote for the election of a majority of directors in any single year. Holders of Ordinary Shares have no preemptive rights.

    The Articles of Association provide that whenever the share capital of TEL is divided into different classes of shares, the rights attached to any class may (unless otherwise provided by the terms of issue of the shares of that class) be varied only with the consent in writing of the holders of such class or pursuant to a Special Resolution adopted at a meeting with such holders voting separately as a class. The Articles of Association further provide that, unless otherwise provided by the rights attached to any shares, such rights will not be deemed to be varied by the allotment of further shares which confer on the holders voting rights more favorable than those conferred by such shares. Such rights will not otherwise be deemed to be varied by the creation or issuance of further shares, including any additional Ordinary Shares or different classes of shares with preferential rights as to dividends or capital.

    There are no limitations on the right of nonresident shareholders to hold or vote their Ordinary Shares imposed by Cayman Islands law or the Articles of Association.

    DIVIDEND RIGHTS. The holders of Ordinary Shares are entitled at any time to receive such dividends as are declared by the Board of Directors. The ability of the Company to pay dividends on capital stock is restricted by covenants in the Company's credit facility as well as covenants in the indentures relating to the 1997 Notes and the 2000 Notes. The Company currently intends to retain earnings for use in its business and the financing of its capital requirements. The payment of any future cash dividends is necessarily dependent upon the earnings and financial needs of the Company, along with applicable legal and contractual restrictions.

    LIQUIDATION OF THE COMPANY. If, at the time of any liquidation, dissolution or winding-up of the Company the holder of Ordinary Shares has any outstanding debts, liabilities or engagements to or with the Company (whether presently payable or not), either alone or jointly with any other person, whether a shareholder or not (including, without limitation, any liability associated with the unpaid purchase price of such Ordinary Shares), the liquidator appointed to oversee the liquidation of the Company may deduct from the amount payable in respect of such Ordinary Shares the aggregate amount of such debts, liabilities and engagements and apply such amount to any of such holder's debts, liabilities or engagements to or with TEL (whether presently payable or not). The liquidator may distribute, in kind, to the holders of the Ordinary Shares remaining assets of TEL or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other company, trust or entity and receive payment therefor in cash, shares or obligations of such other company, trust or entity or any combination thereof, and may sell all or any part of the consideration so received, and may distribute the consideration received or any balance or proceeds thereof to holders of the Ordinary Shares in accordance with the procedures set forth above. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction shall think fit, but so that no shareholder shall be compelled to accept any shares or other securities whereon there is any liability.

CONVERTIBLE DEBENTURES

    The Company has a convertible debenture plan under which key management personnel may purchase debentures that are convertible into Ordinary Shares. All debentures issuable under the plan have been issued. The aggregate number of Ordinary Shares issuable upon the conversion of the debentures cannot exceed 1,000,000 shares, subject to adjustment in certain events. Of such shares, 458,000 are issuable upon conversion of outstanding debentures and 4,000 shares are available for issuance upon conversion of debentures issuable in the future.

                            DESCRIPTION OF WARRANTS

    TEL and TEC may issue Warrants to purchase Joint and Several Debt Securities and TEL may issue TEL Warrants, including Warrants to purchase Ordinary Shares or Preference Shares and Warrants to purchase TEL Debt Securities. Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate Warrant Agreement (each a "Warrant Agreement") to be entered into between TEC and/or TEL and a Warrant Agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of TEC and/or TEL in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

    The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the designation, aggregate principal amount and terms of the securities purchasable upon exercise of such Warrants; (v) the designation and terms of the Securities with which such Warrants are issued and the number of such Warrants issued with each such security; (vi) if applicable, the date on and after which such Warrants and the related securities will be separately transferable; (vii) the price at which the securities purchasable upon exercise of such Warrants may be purchased; (viii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (ix) the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of certain Federal income tax considerations; and (xii) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

    TEL and TEC may sell the Securities to or through underwriters or dealers, and also may sell the Securities directly to one or more other purchasers or through agents. The applicable Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Offered Securities and any applicable commissions or discounts.

    Underwriters, dealers or agents may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the Securities, underwriters or agents may be deemed to have received compensation from TEC or TEL in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters or agents may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

    The Securities (other than the Ordinary Shares), when first issued, will have no established trading market. Any underwriters or agents to or through whom Securities are sold by TEC or TEL for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

    Any underwriters, dealers or agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "1933 Act"). Underwriters, dealers or agents may be entitled, under agreements entered into with TEC or TEL, to indemnification against or contribution toward certain civil liabilities, including liabilities under the 1933 Act.

    If so indicated in the Prospectus Supplement, TEC or TEL will authorize underwriters or other persons acting as its agents to solicit offers by certain institutions to purchase Securities from it pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the Securities will be passed upon for TEC by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York and for TEL by W.S. Walker & Company, Grand Cayman, Cayman Islands. Certain legal matters with respect to the Securities will be passed upon for the underwriters or agents, if any, named in the Prospectus Supplement by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

    The consolidated financial statements included elsewhere herein and incorporated herein by reference have been so included and incorporated in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    Certain information with respect to the gas and oil reserves of Triton Energy Limited and Triton Energy Corporation and their subsidiaries derived from the report of DeGolyer and MacNaughton, independent petroleum engineers, has been incorporated by reference herein in reliance upon such firm as experts with respect to the matters contained therein.

---------------------------------------------
                                   ---------------------------------------------
---------------------------------------------
                                   ---------------------------------------------

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION WITH RESPECT TO THOSE SECURITIES TO WHICH IT RELATES TO ANY PERSONS IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN AT ITS DATE IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
Summary.................................        S-3
Risk Factors............................        S-7
The Company.............................       S-11
Use of Proceeds.........................       S-11
Capitalization..........................       S-11
Selected Historical Financial and Oil
 and Gas Data...........................       S-12
Management's Discussion and Analysis of
 Financial Conditions and Results of
 Operations.............................       S-13
Disclosure Regarding Forward-Looking
 Statements.............................       S-19
Business................................       S-20
Management..............................       S-34
Description of the Notes................       S-35
Underwriting............................       S-44
Legal Matters...........................       S-45
Experts.................................       S-45
PROSPECTUS
Available Information...................          2
Incorporation of Certain Documents by
 Reference..............................          2
Enforceability of Civil Liabilities
 against Foreign Persons................          2
The Company.............................          3
Risk Factors............................          4
Use of Proceeds.........................          7
Ratios of Earnings to Fixed Charges and
 Earnings to Combined Fixed Charges and
 Preference Dividends...................          7
Description of Debt Securities..........          8
Description of Share Capital of TEL.....         20
Description of Warrants.................         26
Plan of Distribution....................         26
Legal Matters...........................         27
Experts.................................         27
Financial Statements....................        F-1

                                  $400,000,000

                                     [LOGO]

                             TRITON ENERGY LIMITED
                           TRITON ENERGY CORPORATION

                                  $200,000,000
                             % SENIOR NOTES DUE 2002

                                  $200,000,000
                             % SENIOR NOTES DUE 2027

                       ----------------------------------

                             PROSPECTUS SUPPLEMENT
                                 AND PROSPECTUS
                       ----------------------------------

                          JOINT BOOK-RUNNING MANAGERS

                            BEAR, STEARNS & CO. INC.
                              SALOMON BROTHERS INC

                                  CO-MANAGERS

                                LEHMAN BROTHERS
                              MORGANSTANLEY & CO.
      INCORPORATED

                       NATIONSBANC CAPITAL MARKETS, INC.
                                 UBS SECURITIES
                      HOWARD, WEIL, LABOUISSE, FRIEDRICHS
                                  INCORPORATED

                                           , 1997

---------------------------------------------
                                   ---------------------------------------------
---------------------------------------------
                                   ---------------------------------------------

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

                                                                            Page
                                                                            ----

TRITON ENERGY LIMITED AND SUBSIDIARIES:

     Report of Independent Accountants ..................................... F-2

     Consolidated Statements of Operations - Years ended
       December 31, 1996 and 1995, seven months ended December
       31, 1994 and year ended May 31, 1994 ................................ F-3

     Consolidated Balance Sheets - December 31, 1996 and
       1995 ................................................................ F-4

     Consolidated Statements of Cash Flows - Years ended
       December 31, 1996 and 1995, seven months ended December
       31, 1994 and year ended May 31, 1994 ................................ F-5

     Consolidated Statements of Shareholders' Equity - Years
       ended December 31, 1996 and 1995, seven months ended
       December 31, 1994 and year ended May 31, 1994 ....................... F-6

     Notes to Consolidated Financial Statements ............................ F-7

Schedule:

     II   - Valuation and Qualifying Accounts - Years ended
              December 31, 1996 and 1995, seven months ended
              December 31, 1994 and year ended May 31, 1994 ............... F-53

All other schedules are omitted as the required information is inapplicable or presented in the consolidated financial statements or related notes

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Triton Energy Limited

In our opinion, the consolidated financial statements as of and for the years ended December 31, 1996 and 1995, for the seven months ended December 31, 1994, and for the year ended May 31, 1994 listed in the accompanying index present fairly, in all material respects, the financial position of Triton Energy Limited and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1995, the seven months ended December 31, 1994 and the year ended May 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Dallas, Texas
February 4, 1997

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                                                 Seven
                                                    Year ended December 31,   months ended  Year ended
                                                    -----------------------   December 31,   May 31,
                                                       1996         1995         1994          1994
                                                     ---------   ---------     ---------    ---------
Sales and other operating revenues:
  Oil and gas sales                                  $ 129,795   $ 106,844     $  20,477    $  40,894
  Other operating revenues                               4,182         628           259        2,314
                                                     ---------   ---------     ---------    ---------
                                                       133,977     107,472        20,736       43,208
                                                     ---------   ---------     ---------    ---------
Costs and expenses:
  Operating                                             36,654      35,276        12,362       27,887
  General and administrative                            25,945      25,672        15,997       30,429
  Depreciation, depletion and amortization              25,640      23,208         7,339       19,821
  Writedown of assets                                   42,960        --             984       45,754
                                                     ---------   ---------     ---------    ---------
                                                       131,199      84,156        36,682      123,891
                                                     ---------   ---------     ---------    ---------
        Operating income (loss)                          2,778      23,316       (15,946)     (80,683)
Gain on sale of Triton Canada stock                       --          --            --         47,865
Interest income                                          6,703       7,954         4,144        6,542
Interest expense                                       (15,897)    (24,055)       (7,754)      (7,504)
Other income (expense), net                             27,361       9,385        (3,278)      10,676
                                                     ---------   ---------     ---------    ---------
                                                        18,167      (6,716)       (6,888)      57,579
                                                     ---------   ---------     ---------    ---------
        Earnings (loss) from continuing operations
         before income taxes, minority interest and
         extraordinary item                             20,945      16,600       (22,834)     (23,104)
Income tax expense (benefit)                            (2,860)     10,059         3,796       (6,536)
                                                     ---------   ---------     ---------    ---------
                                                        23,805       6,541       (26,630)     (16,568)
Minority interest in loss of subsidiaries                 --          --            --         11,971
                                                     ---------   ---------     ---------    ---------
        Earnings (loss) from continuing operations
         before extraordinary item                      23,805       6,541       (26,630)      (4,597)
Discontinued operations:
  Loss from operations                                    --        (1,858)       (1,078)      (4,094)
  Loss on disposal                                        --        (1,963)         --           (650)
                                                     ---------   ---------     ---------    ---------
        Earnings (loss) before extraordinary item       23,805       2,720       (27,708)      (9,341)
Extraordinary item - extinguishment of debt             (1,196)       --            --           --
                                                     ---------   ---------     ---------    ---------
        Net earnings (loss)                             22,609       2,720       (27,708)      (9,341)
Dividends on preference shares                             985         802           449         --
                                                     ---------   ---------     ---------    ---------
        Earnings (loss) applicable to ordinary
        shares                                       $  21,624   $   1,918     $ (28,157)   $  (9,341)
                                                     =========   =========     =========    =========
Average ordinary and equivalent shares outstanding      36,919      35,147        34,944       34,775
                                                     =========   =========     =========    =========
Earnings (loss) per ordinary share:
  Continuing operations                              $    0.62   $    0.16     $   (0.78)   $   (0.13)
  Discontinued operations                                 --         (0.11)        (0.03)       (0.14)
  Extraordinary item                                     (0.03)       --            --           --
                                                     ---------   ---------     ---------    ---------
        Net earnings (loss)                          $    0.59   $    0.05     $   (0.81)   $   (0.27)
                                                     =========   =========     =========    =========

          See accompanying notes to consolidated financial statements.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)

                                        ASSETS
                                                                                   December 31,
                                                                              ---------------------
                                                                                 1996        1995
                                                                              ---------   ---------
Current assets:
  Cash and equivalents                                                        $  11,048   $  49,050
  Short-term marketable securities                                                3,866      42,419
  Trade receivables, net                                                         11,526       6,504
  Other receivables                                                              49,000      16,683
  Inventories, prepaid expenses and other                                         8,920       4,128
                                                                              ---------   ---------
        Total current assets                                                     84,360     118,784
Long-term marketable securities                                                    --         3,985
Property and equipment, at cost, net                                            676,833     524,381
Deferred income taxes                                                            71,416      47,283
Investments and other assets                                                     81,915     129,734
                                                                              ---------   ---------
                                                                              $ 914,524   $ 824,167
                                                                              =========   =========
                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt                                        $ 199,552   $   1,313
  Accounts payable and accrued liabilities                                       38,545      23,794
  Deferred income                                                                28,466       8,079
                                                                              ---------   ---------
        Total current liabilities                                               266,563      33,186
Long-term debt, excluding current maturities                                    217,078     401,190
Deferred income taxes                                                            45,431      29,897
Deferred income and other                                                        84,808     113,869
Convertible debentures due to employees                                            --          --
Shareholders' equity:
  Preference shares, par value $.01 for 1996 and without par value for 1995;
    authorized 5,000,000 shares; issued 247,469 and 410,017 shares at
    December 31, 1996 and 1995, respectively; stated value $34.41                 8,515      14,109
  Ordinary shares, par value $.01 and $1.00 for 1996 and 1995, respectively;
    authorized 200,000,000 shares; issued 36,342,181 and 35,927,279
    shares at December 31, 1996 and 1995, respectively                              363      35,927
  Additional paid-in capital                                                    582,581     516,326
  Accumulated deficit                                                          (288,685)   (311,294)
  Other                                                                          (2,128)     (8,705)
                                                                              ---------   ---------
                                                                                300,646     246,363
  Less cost of ordinary shares in treasury                                            2         338
                                                                              ---------   ---------
        Total shareholders' equity                                              300,644     246,025
Commitments and contingencies (note 21)
                                                                              ---------   ---------
                                                                              $ 914,524   $ 824,167
                                                                              =========   =========

The Company uses the full cost method to account for its oil- and gas-producing activities. See accompanying notes to consolidated financial statements.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                    Seven
                                                         Year ended December 31, months ended  Year ended
                                                         -----------------------  December 31,   May 31,
                                                            1996         1995        1994         1994
                                                          ---------   ---------    --------    ----------
Cash flows from operating activities:
    Net earnings (loss)                                   $  22,609   $   2,720    $(27,708)   $  (9,341)
    Adjustments to reconcile net earnings (loss) to net
      cash provided (used) by operating activities:
    Depreciation, depletion and amortization                 25,640      23,467       7,587       20,490
    Amortization of debt discount                            15,897      23,928       7,939        7,852
    Proceeds from forward oil sale                             --        86,610        --           --
    Amortization of unearned revenue                         (8,105)     (4,725)       --           --
    (Gain) loss on sale of assets, net                      (15,831)     (2,938)        201       (8,328)
    Gain on sale of Triton Canada stock                        --          --          --        (47,865)
    Writedowns, loss provisions and discontinued
      operations                                             45,753       7,192         984       46,404

    Deferred income taxes                                    (8,759)      5,444       4,569      (10,224)
    Minority interest in undistributed loss of
      subsidiaries                                             --          --          --        (11,971)

    Other, net                                               (5,815)       (536)      5,198        2,090
    Changes in working capital:
      Marketable debt securities - trading                    4,149       8,074      10,429         --
      Receivables                                            (5,048)     (1,677)     (3,064)      (1,797)
      Inventories, prepaid expenses and other                  (787)       (790)     (4,408)      (6,310)
      Accounts payable and accrued liabilities               10,732       2,367       2,657      (12,126)
      Income taxes                                              270         (42)     (6,398)       6,162
                                                          ---------   ---------    --------    ---------
          Net cash provided (used) by operating
            activities                                       80,705     149,094      (2,014)     (24,964)
                                                          ---------   ---------    --------    ---------
Cash flows from investing activities:

  Capital expenditures and investments                     (252,684)   (178,161)    (89,895)     (86,819)
  Purchases of investments and marketable securities           --       (45,281)     (5,879)    (190,025)
  Proceeds from sale of investments and marketable
    securities                                               38,507      42,050      36,664      119,905

  Proceeds from sale of shareholdings in Crusader            69,583        --          --           --
  Sales of property and equipment and other assets           38,505      20,866         539       22,816
  Proceeds from sale of Triton Canada stock                    --          --          --         59,029
  Proceeds from sale of discontinued operations                --         2,100       1,737       18,450
  Other                                                         571      (1,368)     (3,509)      (4,370)
                                                          ---------   ---------    --------    ---------
          Net cash used by investing activities            (105,518)   (159,794)    (60,343)     (61,014)
                                                          ---------   ---------    --------    ---------
Cash flows from financing activities:

  Proceeds from long-term debt                               53,911      85,627       1,701      123,408
  Proceeds from short-term borrowings with
      maturities greater than three months                     --          --         7,671         --
  Short-term borrowings, net                                   --       (10,000)      8,040       (1,640)
  Payments on long-term debt                                (70,884)    (39,366)       (212)      (3,150)
  Payments on debt associated with discontinued
    operations                                                 --        (2,004)     (1,883)     (18,959)

  Issuance of ordinary shares                                 5,874       8,398         639        3,164
  Other                                                      (1,879)     (3,752)       (707)      (1,054)
                                                          ---------   ---------    --------    ---------
          Net cash provided (used) by financing
            activities                                      (12,978)     38,903      15,249      101,769
                                                          ---------   ---------    --------    ---------
Effects of exchange rate changes on cash and equivalents       (211)     (1,494)        444          275
                                                          ---------   ---------    --------    ---------
Net increase (decrease)  in cash and equivalents            (38,002)     26,709     (46,664)      16,066
Cash and equivalents at beginning of period                  49,050      22,341      69,005       52,939
                                                          ---------   ---------    --------    ---------
Cash and equivalents at end of period                     $  11,048   $  49,050    $ 22,341    $  69,005
                                                          =========   =========    ========    =========

          See accompanying notes to consolidated financial statements.

                   TRITON ENERGY CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (In thousands)

                                                                                    Seven
                                                         Year ended December 31, months ended  Year ended
                                                         -----------------------  December 31,   May 31,
                                                            1996         1995        1994         1994
                                                          ---------   ---------    --------    ----------
Preference shares:
  Balance at beginning of period                          $  14,109   $  17,976    $  17,978    $   --
  Purchase of minority interest in Triton Europe               --          --           --        17,978
  Conversion of 5% preference shares                         (5,594)     (3,867)          (2)       --
                                                          ---------   ---------    ---------   ---------
  Balance at end of period                                    8,515      14,109       17,976      17,978
                                                          ---------   ---------    ---------   ---------
Ordinary shares:
  Balance at beginning of period                             35,927      35,577       35,519      35,231
  Exercise of employee stock options and debentures              81         238           58         288
  Conversion of 5% preference shares                            153         112         --          --
   Reduction in par value                                   (35,783)       --           --          --
   Other, net                                                   (15)       --           --          --
                                                          ---------   ---------    ---------   ---------
  Balance at end of period                                      363      35,927       35,577      35,519
                                                          ---------   ---------    ---------   ---------
Additional paid-in capital:
  Balance at beginning of period                            516,326     505,256      505,122     502,217
  Cash dividends, 5% preference shares                         (985)       (802)        (449)       --
  Exercise of employee stock options and debentures           7,974       8,160          464       2,876
  Conversion of 5% preference shares                          5,441       3,755         --          --
   Reduction in par value                                    35,783        --           --          --
   Sale of shareholdings in Crusader                         20,413        --           --          --
  Other, net                                                 (2,371)        (43)         119          29
                                                          ---------   ---------    ---------   ---------
  Balance at end of period                                  582,581     516,326      505,256     505,122
                                                          ---------   ---------    ---------   ---------
Accumulated deficit:
  Balance at beginning of period                           (311,294)   (314,014)    (286,306)   (276,965)
  Net earnings (loss)                                        22,609       2,720      (27,708)     (9,341)
                                                          ---------   ---------    ---------   ---------
  Balance at end of period                                 (288,685)   (311,294)    (314,014)   (286,306)
                                                          ---------   ---------    ---------   ---------
Foreign currency translation adjustment:
  Balance at beginning of period                             (8,616)     (5,639)      (7,163)     (4,087)
  Sale of foreign operations                                   --        (3,268)        --        (3,341)
  Sale of shareholdings in Crusader                           4,890        --           --          --
  Translation rate changes                                    1,600         291        1,524         265
                                                          ---------   ---------    ---------   ---------
  Balance at end of period                                   (2,126)     (8,616)      (5,639)     (7,163)
                                                          ---------   ---------    ---------   ---------
Other, net:
  Balance at beginning of period                                (89)     (1,384)      (1,046)       (246)
  Valuation reserve on marketable securities                     87       1,295         (429)       (955)
  Adjustment for minimum pension liability                     --          --             91         155
                                                          ---------   ---------    ---------   ---------
  Balance at end of period                                       (2)        (89)      (1,384)     (1,046)
                                                          ---------   ---------    ---------   ---------
Treasury shares:
  Balance at beginning of period                               (338)       (577)        (682)       (718)
  Purchase of treasury shares                                    (5)         (4)          (3)         (5)
  Transfer of shares to employee benefit plans                  137         243          108          41
  Retirement of treasury shares                                 204        --           --          --
                                                          ---------   ---------    ---------   ---------
  Balance at end of period                                       (2)       (338)        (577)       (682)
                                                          ---------   ---------    ---------   ---------
Total shareholders' equity                                $ 300,644   $ 246,025    $ 237,195   $ 263,422
                                                          =========   =========    =========   =========

          See accompanying notes to consolidated financial statements.

                   TRITON ENERGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (Amounts in tables in thousands)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      General

      Triton Energy Limited ("Triton") is an international oil and gas exploration company primarily engaged in exploration and production through subsidiaries and affiliates. The term "Company" when used herein means Triton and its subsidiaries and other affiliates through which the Company conducts its business. The Company's principal properties, operations and oil and gas reserves are located in Colombia and Malaysia-Thailand. All sales are currently derived from oil and gas production in Colombia. The Company also has oil and gas interests in other Latin American, Asian and European countries.

      Triton, a Cayman Islands company, was incorporated in August 1995 to become the parent holding company of Triton Energy Corporation, a Delaware corporation ("TEC"). On March 25, 1996, the stockholders of TEC approved the merger of a wholly owned subsidiary of Triton with and into TEC (the "Reorganization"). Pursuant to the Reorganization, Triton became the parent holding company of TEC and each share of common stock, par value $1.00, and 5% preferred stock of TEC outstanding on March 25, 1996, was converted into one ordinary share, par value $.01, and one 5% preference share, respectively, of Triton. The Reorganization has been accounted for as a combination of entities under common control.

      Change in Fiscal Yearend

      Effective January 1, 1995, the Company changed its fiscal yearend from May 31 to December 31. These financial statements include the Company's transition period for the seven months ended December 31, 1994.

      Principles of Consolidation

      The consolidated financial statements include the accounts of Triton and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Investments in 20%-to-50%-owned affiliates in which the Company exercises significant influence over operating and financial policies are accounted for using the equity method. Investments in less than 20%-owned affiliates are accounted for using the cost method.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

      Cash Equivalents and Marketable Securities

      Cash equivalents are highly liquid investments purchased with an original maturity of three months or less.

      Investments in marketable debt securities are reported at fair value except for those investments that management has the positive intent and the ability to hold to maturity. Investments available-for-sale are classified based on the stated maturity of the securities and changes in fair value are reported as a separate component of shareholders' equity. Trading investments are classified as current regardless of the stated maturity of the underlying securities and changes in fair value are reported in other income, net. Investments that will be held-to-maturity are classified based on the stated maturity of the securities.

      Property and Equipment

      The Company follows the full cost method of accounting for exploration and development of oil and gas reserves, whereby all acquisition, exploration and development costs are capitalized. Individual countries are designated as separate cost centers. All capitalized costs plus the undiscounted future development costs of proved reserves are depleted using the unit of production method based on total proved reserves applicable to each country. A gain or loss is recognized on sales of oil and gas properties only when the sale involves significant reserves.

      Costs related to acquisition, holding and initial exploration of licenses in countries with no proved reserves are initially capitalized, including internal costs directly identified with acquisition, exploration and development activities. Costs related to production, general overhead or similar activities are expensed. The Company's exploration licenses are periodically assessed for impairment on a country-by-country basis. If the Company's investment in exploration licenses within a country where no proved reserves are assigned is deemed to be impaired, the licenses are written down to estimated recoverable value. If the Company abandons all exploration efforts in a country where no proved reserves are assigned, all acquisition and exploration costs associated with the country are expensed. Due to the unpredictable nature of exploration drilling activities, the amount and timing of impairment expense are difficult to predict with any certainty.

      The net capitalized costs of oil and gas properties for each cost center, less related deferred income taxes, cannot exceed the sum of (i) the estimated future net revenues from the properties, discounted at 10%; (ii) unevaluated costs not being amortized; and (iii) the lower of cost or estimated fair value of unproved properties being amortized; less (iv) income tax effects related to differences between the financial statement basis and tax basis of oil and gas properties.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

      The estimated costs, net of salvage value, of dismantling facilities or projects with limited lives or facilities that are required to be dismantled by contract, regulation or law and the estimated costs of restoration and reclamation associated with oil and gas operations are included in estimated future development costs as part of the amortizable base.

      Support equipment and facilities are depreciated using the unit of production method based on total reserves of the field related to the support equipment and facilities. Other property and equipment, which includes furniture and fixtures, vehicles, aircraft and leasehold improvements, are depreciated principally on a straight-line basis over estimated useful lives ranging from 3 to 30 years.

      Repairs and maintenance are expensed as incurred, and renewals and improvements are capitalized.

      Environmental Matters

      Environmental costs are expensed or capitalized depending on their future economic benefit. Costs that relate to an existing condition caused by past operations and have no future economic benefit are expensed. Liabilities for future expenditures of a noncapital nature are recorded when future environmental expenditures and/or remediation is deemed probable, and the costs can be reasonably estimated.

      Income Taxes

      Deferred tax liabilities or assets are recognized for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of the Company's assets and liabilities using the enacted tax rates in effect at yearend. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

      Revenue Recognition

      Oil and gas revenues are recognized at the point of first measurement after production which is generally upon delivery into field storage tank/processing facilities or pipelines. Cost reimbursements arising from carried interests granted by the Company are revenues to the extent the reimbursements are contingent upon and derived from production. Obligations arising from net profit interest conveyances are recorded as operating expenses when the obligation is incurred.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

      Foreign Currency Translation

      The U.S. dollar is the designated functional currency for all of the Company's foreign operations, except for foreign operations of certain affiliates where the local currencies are used as the functional currency. The cumulative translation effects from translating balance sheet accounts from the functional currency into U.S. dollars at current exchange rates are included as a separate component of shareholders' equity.

      Risk Management

      Oil and natural gas sold by the Company are normally priced with reference to a defined benchmark, such as light sweet crude oil traded on the New York Merchantile Exchange (West Texas Intermediate or "WTI"). Actual prices received vary from the benchmark depending on quality and location differentials. It is the Company's policy to use financial market transactions with credit-worthy counterparties from time to time primarily to reduce risk associated with the pricing of a portion of the oil and natural gas that it sells. The Company may also enter into financial market transactions to benefit from its assessment of the future prices of its production relative to other benchmark prices.

      Gains or losses on financial market transactions that qualify for hedge accounting are recognized in oil and gas sales at the time of settlement of the underlying hedged transactions. Premiums paid for financial market contracts are capitalized and amortized as operating expenses over the contract period. Changes in the fair market value of financial market transactions that do not qualify for hedge accounting are reflected as noncash adjustments to other income, net in the period the change occurs. Realized gains or losses on financial market transactions that do not qualify for hedge accounting are recorded in oil and gas sales.

      The Company occasionally enters into foreign exchange contracts to reduce risk of unfavorable exchange-rate movements. The gains or losses arising from currency exchange contracts offset foreign exchange gains or losses on the underlying assets or liabilities or are deferred and offset against the carrying value of the firm commitment.

      Discontinued Operations and Reclassifications

      The Company discontinued its aviation sales and services segment in June 1995. The Consolidated Statements of Operations for the seven months ended December 31, 1994, and the year ended May 31, 1994, have been restated to reflect the aviation sales and services segment as discontinued operations.

      Certain other previously reported financial information has been reclassified to conform to the current period's presentation.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

      Earnings (Loss) per Ordinary Share

      Primary earnings (loss) per ordinary share amounts were computed by dividing net earnings (loss) after deduction of dividends on preference shares by the weighted average number of ordinary and dilutive equivalent shares outstanding. Ordinary share equivalents were not material or were antidilutive for the year ended December 31, 1995, the seven months ended December 31, 1994, and the year ended May 31, 1994. Prior to the Company's sale of its investment in Crusader Limited ("Crusader") in July 1996, the Company's proportionate shares owned by Crusader were not considered outstanding for purposes of determining weighted average number of shares outstanding. Fully diluted earnings (loss) per ordinary share is not presented due to the antidilutive effect of including all potentially dilutive securities.

      Stock-Based Compensation

      Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," encourages, but does not require, the adoption of a fair value- based method of accounting for employee stock-based compensation transactions. The Company has elected to continue to apply the provisions of Accounting Principles Board Opinion No. 25 ("Opinion 25"), "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its stock-based compensation plans. Under Opinion 25, compensation cost is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant above the amount an employee must pay to acquire the stock.

      The Use of Estimates in Preparing Financial Statements

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.

2.    DIVESTITURES AND DISCONTINUED OPERATIONS

      In June and July 1996, the Company sold its 49.9% shareholdings in Crusader for total cash proceeds of $69.6 million to an unrelated third party in conjunction with a May 1996 take-over bid by the same party for the outstanding shares of Crusader. The Company recorded a total gain of $10.4 million in other income, net and an increase to additional paid-in capital of $20.4 million, representing the Company's proportion of Triton ordinary shares owned by Crusader that were previously treated as owned by Triton.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

      In March 1996, the Company sold its royalty interests in U.S. properties for $23.8 million based on an effective date of January 1, 1996. The Company recorded the resulting gain of $4.1 million in other operating revenues.

      In August 1995, the Company sold Triton France S.A. to an unrelated third party. The Company received net proceeds, including repayment of intercompany debt, of approximately $16 million and recorded a net gain of $3.5 million and a reduction in shareholder equity of approximately $3.3 million for the foreign currency translation adjustment.

      In June 1995, the Company sold the assets of its subsidiary, Jet East, Inc., for $2.9 million in cash and a note, and realized a loss of $1.4 million on the sale. The Company accrued $.6 million for costs associated with final disposal of the segment, which occurred in August 1995.

      Summarized information for the aviation sales and services segment portion of discontinued operations follows:

                                        Year ended      Seven       Year ended
                                        December 31,  months ended   May, 31,
                                            1995     Dec. 31, 1994     1994
                                          -------    -------------   --------
Revenues                                  $ 4,694      $ 6,117       $ 12,885
                                          =======      =======       ========
Loss before income taxes                  $(2,022)     $(1,078)      $ (4,094)
Income tax expense (benefit)                 --           --             --
                                          -------      -------       --------
     Net loss                             $(2,022)     $(1,078)      $ (4,094)
                                          =======      =======       ========

      In the first quarter of fiscal 1994, the Company completed the sale of its 76% interest in the common stock of Triton Canada Resources Ltd. The Company received net proceeds of $59 million and recorded a gain of $47.9 million.

      In August and October 1993, the Company sold its working interest in U.S. properties for net proceeds of $19.5 million, resulting in a gain of $7 million. The properties that were sold accounted for approximately 55.7% of discounted future net revenues associated with United States proved properties at May 31, 1993.

      In fiscal 1993, the Company initiated a plan to discontinue its remaining operations in the wholesale fuel products segment. An accrual of $16.1 million was recorded at May 31, 1993, as an estimate of the results of operations for discontinued operations during fiscal 1994 and the anticipated loss on disposal of the segment. An additional accrual of $.7 million was

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

      recorded at May 31, 1994, for estimated operating losses caused by closing the sales of several operating divisions later than originally anticipated. All operations have been sold.

      Summarized information for the wholesale fuel products segment portion of discontinued operations follows:

                                                     Seven           Year ended
                                                  months ended        March 31,
                                                  Dec. 31, 1994         1994
                                                  -------------      -----------
Revenues                                            $ 8,820           $ 81,383
                                                    =======           ========

Loss before income taxes                            $(2,070)          $(14,422)
Income tax expense                                        5                  7
                                                    -------           --------
     Net loss                                       $(2,075)          $(14,429)
                                                    =======           ========

3.    FORWARD SALE OF COLOMBIAN OIL PRODUCTION

      In May 1995, the Company sold 10.4 million barrels of oil in a forward oil sale. Under the terms of the sale, the Company received approximately $87 million of the approximately $124 million net proceeds and is entitled to receive substantially all of the remaining proceeds (now held in various interest-bearing reserve accounts) when the Company's Cusiana and Cupiagua fields project in Colombia becomes self-financing, which is expected in 1997, and when certain other conditions are met. At December 31, 1996, proceeds held in interest-bearing reserve accounts of $30 million and $5.6 million have been recorded as current and long-term receivables, respectively. The Company has recorded the net proceeds as deferred income and will recognize such revenue when the barrels of oil are delivered during a five-year period that began in June 1995. The Company is required to deliver to the buyer 58,425 barrels per month through March 1997 and 254,136 barrels per month from April 1997 to March 2000.

4.    PURCHASE OF THE TRITON EUROPE MINORITY INTEREST

      On March 31, 1994, the Company acquired all of the outstanding shares not owned by the Company, representing the minority shareholders' 40.5% interest in Triton Europe plc ("Triton Europe"), in exchange for 522,460 shares of the Company's 5% Convertible Preferred Stock ("5% preferred stock"), with a value of $18 million, and $2.6 million in cash, including transaction costs. The transaction was recorded as a purchase, and accordingly, 100% of Triton Europe's operating results have been included in the Company's results of operations since March 31, 1994. The excess of the purchase price over the carrying value of the minority interest in Triton Europe of $3.5 million was allocated to the full cost pools within Triton Europe.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

5.    INVESTMENTS IN MARKETABLE SECURITIES

      The carrying values of marketable securities are as follows:

                                                            December 31,
                                                         -----------------
                                                          1996      1995
                                                         -------   -------
      Short-term marketable securities:
        Held-to-maturity                                 $  --     $18,861
        Available-for-sale                                 1,998    17,519
        Trading                                            1,868     6,039
                                                         -------   -------
           Total short-term marketable securities        $ 3,866   $42,419
                                                         =======   =======
      Long-term available-for-sale                       $  --     $ 3,985
                                                         =======   =======

      Proceeds from the sale of available-for-sale securities were $19.5 million and $7.7 million in the years ended December 31, 1996 and 1995, respectively.

6.    OTHER RECEIVABLES

      Other receivables consisted of the following:

                                                            December 31,
                                                         -----------------
                                                          1996      1995
                                                         -------   -------
      Receivable from the forward oil sale               $30,000   $  --
      Central Llanos pipeline receivable                   6,380     9,930
      Receivable from partners                             5,371     3,171
      Other                                                7,249     3,582
                                                         -------   -------
                                                         $49,000   $16,683
                                                         =======   =======

      Triton Colombia, Inc. ("Triton Colombia"), along with its joint venture partners in the Cusiana and Cupiagua fields in Colombia, advanced 50% of the cost to upgrade the capacity of the Central Llanos pipeline that was formerly owned by Empresa Colombiana de Petroleos ("Ecopetrol"). In November 1995, Oleoducto Central S.A. ("OCENSA") acquired the Central Llanos pipeline from Ecopetrol. The Company will recover the remaining outstanding receivable based on the production from the Cusiana and Cupiagua fields transported through the pipeline. The outstanding balance of the receivable bears interest at the London Interbank Offered Rate ("LIBOR") plus 1%.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

7.    PROPERTY AND EQUIPMENT

      Property and equipment, at cost, are summarized as follows:

                                                            December 31,
                                                         -----------------
                                                          1996      1995
                                                         -------   -------
      Oil and gas properties, full cost method:

         Evaluated                                      $398,446  $506,405
         Unevaluated                                     149,648   173,061
         Support equipment and facilities                194,116    87,289
      Other                                               31,044    22,422
                                                        --------  --------
                                                         773,254   789,177
      Less accumulated depreciation and depletion         96,421   264,796
                                                        --------  --------
                                                        $676,833  $524,381
                                                        ========  ========

      The Company capitalizes interest on qualifying assets, principally unevaluated oil and gas properties, major development projects in progress and support equipment and facilities under construction. Capitalized interest amounted to $27.1 million and $16.2 million in the years ended December 31, 1996 and 1995, respectively, $11.8 million in the seven months ended December 31, 1994, and $16.9 million in the year ended May 31, 1994. The Company capitalized general and administrative expenses related to exploration and development activities of $24.6 million and $21.1 million in the years ended December 31, 1996 and 1995, respectively, $9.5 million in the seven months ended December 31, 1994, and $11.2 million in the year ended May 31, 1994.

      Evaluated oil and gas properties and accumulated depreciation and depletion decreased by $246.9 million and $228.3 million, respectively, in 1996 due to the sales of the Company's royalty interests in U.S. properties and the assets of Triton Indonesia, Inc. and $265.5 million and $247 million, respectively, in 1995 due to the sale of Triton France S.A.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

8.    INVESTMENTS AND OTHER ASSETS

      Investments and other assets consisted of the following:

                                                            December 31,
                                                         -----------------
                                                          1996      1995
                                                         -------   -------
      Investment in OCENSA                               $34,311   $15,789
      Investment in ODC                                   11,108    11,108
      Investment in Crusader                                --      31,530
      WTI benchmark call options                          11,048     4,580
      Unamortized debt issue costs                         6,878     9,349
      Receivable from the forward oil sale                 5,613    35,613
      Other                                               12,957    21,765
                                                         -------   -------
                                                         $81,915  $129,734
                                                         =======  ========

      The Company's wholly owned subsidiary Triton Pipeline Colombia, Inc. ("Triton Pipeline") owns the Company's 9.6% interest in OCENSA. Triton Colombia, owns approximately 6.6% in Oleoducto de Colombia S.A. ("ODC").

      The Company amortizes debt issue costs over the life of the borrowing using the interest method. Amortization related to the Company's debt issue costs was $3.6 million and $2.3 million in the years ended December 31, 1996 and 1995, respectively, $1.3 million in the seven months ended December 31, 1994, and $1.5 million in the year ended May 31, 1994.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

9.    CRUSADER

      Crusader, a 49.9% owned affiliate until the Company's sale of its shareholdings in June and July 1996, is an Australian company engaged in oil and gas exploration and production and coal mining in Australia.

      Summarized financial information for Crusader follows:

                                                                December 31,
                                                                    1995
                                                                ------------
                                     Assets

      Current assets                                              $ 44,190
      Noncurrent assets                                            103,387
                                                                  --------
                                                                  $147,577
                                                                  --------
                      Liabilities and Shareholders' Equity

      Current liabilities                                         $  7,002
      Noncurrent liabilities                                        56,114
      Minority interest in subsidiaries                              8,884
      Shareholders' equity                                          75,577
                                                                  --------
                                                                  $147,577
                                                                  --------

                                                         Seven      Year ended
                                         Year ended   months ended    May 31,
                                        Dec 31, 1995  Dec 31, 1994     1994
                                        ------------  ------------  ----------
      Revenues                             $ 46,867     $ 22,535     $ 40,193
      Costs and expenses                    (52,990)     (25,145)     (40,574)
      Income tax (expense) benefit           (1,757)      (6,934)         476
      Minority interest                       2,927        1,052          716
                                           --------     --------     --------
        Net earnings (loss)                $ (4,953)    $ (8,492)    $    811
                                           ========     ========     ========
      Company's equity in earnings (loss)  $ (2,249)    $ (4,102)    $    554
                                           ========     ========     ========
      Company's share of dividends         $   --       $   --       $    620
                                           ========     ========     ========

      In March 1995, Crusader completed the sale of Saracen Minerals Limited for proceeds of $14.3 million. This sale resulted in a net gain to the Company of approximately $3.8 million. In June 1995, Crusader recorded a $5.3 million loss (the Company's share - $2.7 million) due to a payment to holders of its 12% Convertible Subordinated Unsecured Notes to effect early redemption of these Notes to shares of Crusader common stock. The Company received

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

      approximately $2.9 million from its exchange of such notes and recorded the proceeds as other income. Also in 1995, Crusader contributed its Irish coal briquetting operations to Phoenix Coal Limited ("Phoenix"), a corporate joint venture, in exchange for preference shares and 49% of Phoenix's common shares outstanding. Crusader recorded its investment in Phoenix at historical book value.

      At December 31, 1995, Crusader owned approximately 3% of the Company's ordinary shares. Crusader's investment in the Company, using the cost method of accounting, was $12.2 million at December 31, 1995. The Company's investment in Crusader and additional paid-in capital were reduced to eliminate the Company's proportionate share of its ordinary shares owned by Crusader.

      The Company charged Crusader $.2 million and $.6 million for the years ended December 31, 1996 and 1995, respectively, $.3 million for the seven months ended December 31, 1994, and $.6 million for the year ended May 31, 1994, for administrative services. Also during fiscal 1994, the Company was paid $1.2 million by Crusader for acting as agent in issuing its 6% Notes and recorded $.6 million as other income.

10.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

      Accounts payable and accrued liabilities are summarized as follows:

                                                            December 31,
                                                         -----------------
                                                          1996      1995
                                                         -------   -------
      Accrued exploration and development                $21,082   $ 8,112
      Accounts payable, principally trade                  2,697     8,004
      Litigation and environmental matters                 3,282     1,836
      Employee compensation and benefits                   2,315     2,405
      Other                                                9,169     3,437
                                                         -------   -------
                                                         $38,545   $23,794
                                                         =======   =======

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

11.   LONG-TERM DEBT

      A summary of long-term debt follows:

                                                            December 31,
                                                         -----------------
                                                          1996      1995
                                                         -------   -------
      Senior Subordinated Discount Notes due 1997        $189,869  $192,220
      Senior Subordinated Discount Notes due 2000         170,000   155,203
      Term credit facility maturing 2001                   40,622      --
      Revolving credit facility maturing 1998              11,000      --
      Revolving credit facility                              --      48,628
      Other notes and capitalized leases                    5,139     6,452
                                                         --------  --------
                                                          416,630   402,503
      Less current maturities                             199,552     1,313
                                                         --------  --------
                                                         $217,078  $401,190
                                                         ========  ========

      On November 13, 1992, the Company completed the sale of $240 million in principal amount of Senior Subordinated Discount Notes ("1997 Notes") due November 1, 1997, providing net proceeds to the Company of approximately $126 million. The original issue price was 54.76% of par, representing a yield to maturity of 12 1/2% per annum compounded on a semi-annual basis without periodic payments of interest. The Indenture, as amended, for the 1997 Notes contains financial covenants including certain limitations on indebtedness, dividends, certain investments, transactions with affiliates, and engaging in mergers and consolidations. Additional provisions include optional and mandatory redemptions, and requirements associated with changes in control.

      During 1996, the Company purchased in the open market $30 million face value of its 1997 Notes and realized an extraordinary expense of $1.2 million, net of a $.6 million tax benefit. At December 31, 1996, $210 million face value of the 1997 Notes remained outstanding. The Company believes that it will be able to extinguish or refinance the 1997 Notes at maturity with a combination of some or all of the following: the Company's revolving credit facility, cash flow from its Colombian operations, cash and marketable securities, asset sales, and the issuance of debt and equity securities.

      On December 15, 1993, the Company completed the sale of $170 million in principal amount of 9 3/4% Senior Subordinated Discount Notes ("9 3/4% Notes") due December 15, 2000, providing net proceeds to the Company of approximately $124 million. The original issue price was 75.1% of par, representing a yield to maturity of 9 3/4%. No interest was payable on the 9 3/4% Notes during the first three years of issue. Commencing December 15, 1996, interest on the 9 3/4% Notes began to accrue at the rate of 9 3/4% per annum and will be

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

      payable semi-annually on June 15 and December 15, beginning on June 15, 1997. The Indenture, as amended, for the 9 3/4% Notes contains financial covenants that include certain limitations on indebtedness, dividends, certain investments, transactions with affiliates, and engaging in mergers and consolidations. Additional provisions include optional and mandatory redemptions, and requirements associated with changes in control. The indentures for the 1997 Notes and the 9 3/4% Notes permit the Company to incur total indebtedness (excluding certain permitted indebtedness) of up to 25% of the sum of its indebtedness and market capitalization of its capital stock.

      In November 1995, the Company signed an unsecured term credit facility with a bank supported by a guarantee issued by the Export-Import Bank of the United States ("EXIM") for $45 million, which matures in January 2001. Principal and interest payments are due semi-annually on January 15 and July 15 beginning on July 15, 1996 and borrowings bear interest at LIBOR (5.5% at December 31, 1996) plus .25%, adjusted on a semi-annual basis. At December 31, 1996, the Company had outstanding borrowings of $40.6 million under the facility.

      In 1996, the Company signed a $125 million unsecured bank revolving credit facility that matures in August 1998. Borrowings bear interest at various spreads over either prime or LIBOR. At December 31, 1996, the Company had outstanding borrowings of $11 million and letters of credit for $2.3 million under the facility. The revolving credit facility contains financial covenants that include certain limitations on dividends, investments, prepayments of debt, transactions with affiliates, and mergers and acquisitions, and include certain mandatory pay-down requirements. As of December 31, 1996, the revolving credit facility permitted the Company to incur total indebtedness of up to approximately $630 million. Availability under the credit facility may be greater in the future under certain circumstances.

      At December 31, 1995, the Company had outstanding borrowings of $48.6 million under a $65 million revolving credit facility with a bank. The facility was secured by the Company's marketable securities portfolio and the Company's ownership in Crusader shareholdings. The facility was paid in full in 1996 and was terminated.

      The aggregate maturities of long-term debt for the five years in the period ending December 31, 2001, are as follows: 1997 -- $199.6 million; 1998 -- $20.7 million; 1999 -- $9.7 million; 2000 -- $179.7 million; and
      2001 -- $5.2 million. The 1997 amount excludes future accretion of interest on the 1997 Notes.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

12.   INCOME TAXES

      The components of earnings (loss) from continuing operations before income taxes, minority interest, and extraordinary item were as follows:

                                                                                    Seven
                                                         Year ended December 31, months ended  Year ended
                                                         -----------------------  December 31,   May 31,
                                                            1996         1995        1994         1994
                                                          ---------   ---------    --------    ----------
      Cayman Islands                                      $   (446)   $   --       $   --      $   --
      United States                                          3,006     (21,412)     (23,197)     33,869
      Foreign - other                                       18,385      38,012          363     (56,973)
                                                          --------    --------     --------    --------
                                                          $ 20,945    $ 16,600     $(22,834)   $(23,104)
                                                          ========    ========     ========    ========


      Pursuant to the Reorganization in March 1996, Triton, a Cayman Islands company, became the parent holding company of TEC, a Delaware Corporation. As a result, the Company's corporate domicile became the Cayman Islands.

      The components of the provision for income taxes on continuing operations were as follows:

                                                                                    Seven
                                                         Year ended December 31, months ended  Year ended
                                                         -----------------------  December 31,   May 31,
                                                            1996         1995        1994         1994
                                                          ---------   ---------    --------    ----------
      Current:
         Cayman Islands                                   $   --      $   --       $   --      $   --
         United States                                        (172)        627           71          (8)
         Foreign - other                                     5,427       3,988         (844)      3,696
                                                          --------    --------     --------    --------
               Total current                                 5,255       4,615         (773)      3,688
                                                          --------    --------     --------    --------
      Deferred:
         Cayman Islands                                       --          --           --          --
         United States                                     (23,489)    (12,797)         (61)     (9,426)
         Foreign - other                                    15,374      18,241        4,630        (798)
                                                          --------    --------     --------    --------
               Total                                        (8,115)      5,444        4,569     (10,224)
               deferred
                                                          --------    --------     --------    --------
                    Total                                 $ (2,860)   $ 10,059     $  3,796    $ (6,536)
                                                          ========    ========     ========    ========

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

      A reconciliation of the differences between the Company's applicable statutory tax rate and the Company's effective income tax rate follows:

                                                                                            Seven
                                                            Year ended December 31,      months ended      Year ended
                                                            -----------------------      December 31,       May 31,
                                                              1996         1995              1994             1994
                                                            ---------   ---------        ------------      ----------
        Tax provision at statutory tax rate                     0.0%        35.0%            35.0%            35.0%
        Increase (decrease) resulting from:
           Net change in valuation allowance                (111.6)%     (201.6)%         (103.8)%           (4.4)%
           Recognition of outside basis adjustments          (20.3)%     (107.6)%            84.2%           ---  %
           Foreign items without tax benefit                   25.8%        23.9%          (10.7)%          (18.8)%
           Income tax rate changes                             --  %        16.9%            --  %            12.0%
           Income subject to tax in excess of
             statutory rate                                    58.4%        --  %            --  %            --  %

           Branch loss recapture/Subpart F                     --  %        97.1%            --  %            --  %
           Current year change in NOL/credit
             carryforwards                                   (59.2)%        51.2%          (15.6)%            --  %

           Temporary differences:

              Oil and gas basis adjustments                    80.6%       116.4%          (14.2)%            --  %
              Reimbursement of pre-commerciality
                costs                                          10.9%        30.5%            --  %            --  %

           Other                                                1.8%       (1.2)%             8.5%             4.5%
                                                           ---------     --------        ---------          -------
                                                             (13.6)%        60.6%          (16.6)%            28.3%
                                                           =========     ========        =========          =======

      The components of the net deferred tax asset and liability are as follows:

                                                      December 31, 1996                 December 31, 1995
                                             ---------------------------------   ---------------------------------
                                                                       Other                               Other
                                                U.S.      Colombia    Foreign       U.S.     Colombia     Foreign
                                             ---------   ---------   ---------   ---------   ---------   ---------
        Deferred tax asset:
  Net operating loss carryforwards           $  98,555   $   9,540   $   2,347   $  88,426   $   4,631   $   3,619
  Depreciable/depletable property                1,558        --          --         5,523        --          --
  Credit carryforwards                           2,054        --          --         3,046        --          --
  Reserves                                       1,259        --          --         1,664        --          --
  Other                                            792        --          --         2,670        --            28
                                             ---------   ---------   ---------   ---------   ---------   ---------
Gross deferred tax asset                       104,218       9,540       2,347     101,329       4,631       3,647
Valuation allowances                           (30,657)       --          --       (54,046)       --          --
                                             ---------   ---------   ---------   ---------   ---------   ---------
Net deferred tax asset                          73,561       9,540       2,347      47,283       4,631       3,647
                                             ---------   ---------   ---------   ---------   ---------   ---------
Deferred tax liability:
  Depreciable/depletable property                 --       (50,874)     (6,444)       --       (30,069)     (8,106)
  WTI benchmark call options                    (2,145)       --          --          --          --          --
                                             ---------   ---------   ---------   ---------   ---------   ---------
Net deferred tax asset (liability)              71,416     (41,334)     (4,097)     47,283     (25,438)     (4,459)
Less current deferred tax asset (liability)       --          --          --          --          --          --
                                             ---------   ---------   ---------   ---------   ---------   ---------
Noncurrent deferred tax asset (liability)    $  71,416   $ (41,334)  $  (4,097)  $  47,283   $ (25,438)  $  (4,459)
                                             =========   =========   =========   =========   =========   =========

      At December 31, 1996, the Company had net operating loss ("NOL") and depletion carryforwards for U.S. tax purposes of $230.7 million and $6.8 million, respectively. In

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

      addition, at December 31, 1996, certain subsidiaries had separate return limitation year ("SRLY") operating loss and depletion carryforwards of $50.9 million and $13.5 million, respectively, which are available to offset only the future taxable income of those subsidiaries. The depletion carryforwards are available indefinitely. The NOL and SRLY operating loss carryforwards expire from 1997 through 2012 as follows:

                                          NOLs             SRLYs
                                        expiring         expiring
                                         by year          by year
                                    ---------------- ----------------

      May 1997                          $   --          $ 10,740
      May 1998                            10,939           8,964
      May 1999                             8,809           8,437
      May 2000                             7,315          13,066
      May 2001                            20,713           9,675
      May 2002                            22,670              32
      May 2003 - May 2012                160,226            --
                                        --------        --------
                                        $230,672        $ 50,914
                                        ========        ========

      The deferred tax valuation allowance was reduced by $23.4 million in 1996 due to changes in expectations of future U.S. taxable income resulting from improvements in anticipated operating results. The remaining valuation allowance is primarily attributable to SRLY operating losses that are currently not realizable due to the lack of potential future income in the applicable subsidiaries, and the expectation that other tax credits will expire without being utilized. Furthermore, changes in the timing or nature of actual or anticipated business transactions, projections, organizational changes, and income tax laws may give rise to significant adjustments to the Company's deferred tax expense or benefit that may be reported in the future.

      If certain changes in the Company's ownership should occur, there would be an annual limitation on the amount of NOL carryforwards that can be utilized. To the extent a change in ownership does occur, the limitation is not expected to materially impact the utilization of such carryforwards.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

13.   EMPLOYEE BENEFITS

      Pension Plans

      The Company has a defined benefit pension plan covering substantially all employees in the United States. The benefits are based on years of service and the employee's final average monthly compensation. Contributions are intended to provide for benefits attributed to past and future services. The Company also has a Supplemental Executive Retirement Plan ("SERP") that is unfunded and provides supplemental pension benefits to a select group of management and key employees.

      The funding status of the plans follows:

                                                             December 31, 1996   December 31, 1996
                                                             -----------------   -----------------
                                                             Defined             Defined
                                                             benefit    SERP     benefit    SERP
                                                              plan      plan      plan      plan
                                                             -------   -------   -------   -------
      Actuarial present value of benefit obligations:
         Vested benefit obligations                          $ 3,748   $ 4,079   $ 3,632   $ 3,849
                                                             =======   =======   =======   =======
         Accumulated benefit obligations                     $ 4,037   $ 4,079   $ 3,844   $ 3,849
                                                             =======   =======   =======   =======
      Projected benefit obligations                          $ 4,849   $ 5,288   $ 4,513   $ 4,966
      Plan assets at fair value, primarily listed stocks
         and United States government securities               4,790      --       4,326      --
                                                             -------   -------   -------   -------
      Unfunded projected benefit obligations                      59     5,288       187     4,966
      Unrecognized net gain (loss)                                 2       (46)      (54)     (283)
      Prior service cost not yet recognized in net periodic
         pension cost                                           (653)     (144)     (709)     (155)
      Unrecognized net asset (liability) at adoption              11    (1,456)       13    (1,624)
      Adjustment required to recognize minimum liability        --         437      --         945
                                                             -------   -------   -------   -------
            Accrued (prepaid) pension cost                   $  (581)  $ 4,079   $  (563)  $ 3,849
                                                             =======   =======   =======   =======

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

         A summary of the components of pension expense follows:

                                                           Year
                                                          ended                      Year
                                                         December         Seven     ended
                                                            31,           months     May
                                                     -----------------    ended      31,
                                                      1996      1995      1994      1994
                                                     -------   -------   -------   -------
      Service cost - benefits earned
         during the period                           $   767   $   780   $   454   $   733
      Interest cost on projected benefit obligation      736       653       344       553
      Actual return on plan assets                      (387)     (849)      219       111
      Net amortization and deferral                      244       793      (256)     (173)
                                                     -------   -------   -------   -------
                                                     $ 1,360   $ 1,377   $   761   $ 1,224
                                                     =======   =======   =======   =======

      The projected benefit obligations at December 31, 1996 and 1995, assume a discount rate of 8% and a rate of increase in compensation expense of 5%. The expected long-term rate of return on assets is 9% for the defined benefit plan.

      Employee Stock Ownership Plan

      Effective January 1, 1994, the Company amended and restated the employee stock ownership plan to form a 401(k) plan (the "plan"). The Company recognizes expense relating to the plan based on actual amounts contributed since the inception of the plan. The Company used the shares allocated method prior to the January 1, 1994 amendment.

14.   SHAREHOLDERS' EQUITY

      Preference Shares

      In connection with the acquisition of the minority interest in Triton Europe, the Company designated a series of 550,000 preferred shares (522,460 shares issued) as 5% preferred stock, no par value, with a stated value of $34.41 per share. Pursuant to the Reorganization, Triton converted each share of 5% preferred stock into one 5% preference share, par value $.01. Each share of the Company's 5% preference shares is convertible into one ordinary share, subject to adjustment in certain events. The 5% preference shares are convertible any time on or after October 1, 1994, and bear a fixed cumulative cash dividend of 5% per annum payable semi-annually on March 30 and September 30, commencing September 30, 1994. The Company may, at its option, redeem the preference shares, in whole or in part, at any time on or after March 30, 1998, or at any time there are fewer than 133,005 preference shares outstanding. If not converted or redeemed earlier, each 5% preference share will be redeemed on March 30, 2004, either for cash, or at the option of the Company, for the Company's ordinary shares. At December 31, 1996 and 1995, 247,469 and 410,017 preference shares were outstanding, respectively.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

      Ordinary Shares

      Changes in issued ordinary shares were as follows:



                                                                              Seven
                                                     Year ended               months          Year
                                                    December 31,              ended           ended
                                            ---------------------------      Dec. 31,         May 31,
                                                1996            1995           1994           1994
                                            -----------     -----------    -----------    -----------
      Balance at beginning of period         35,927,279      35,577,009     35,519,103     35,231,142
      Exercise of employee stock options
         and debentures                         258,333         237,875         57,858        287,961
      Conversion of 5% preference shares        162,548         112,395             48           --
      Other, net                                 (5,979)           --             --             --
                                            -----------     -----------    -----------    -----------
                                                                                           36,342,181
      Balance at end of period               36,342,181      35,927,279     35,577,009     35,519,103
                                            ===========     ===========    ===========    ===========

      Changes in ordinary shares held in treasury were as follows:



                                                                                        Seven
                                                               Year ended               months          Year
                                                              December 31,               ended          ended
                                                      ---------------------------       Dec. 31,        May 31,
                                                         1996            1995            1994            1994
                                                      -----------     -----------     -----------     -----------
      Balance at beginning of period                       26,635          45,837          54,354          57,483
      Purchase of treasury shares                              91              89              98             149
      Transfer of shares to employee benefit plans        (10,797)        (19,291)         (8,615)         (3,278)
      Retirement of treasury shares                       (15,889)           --              --              --
                                                      -----------     -----------     -----------     -----------
      Balance at end of period                                 40          26,635          45,837          54,354
                                                      ===========     ===========     ===========     ===========


15.   STOCK COMPENSATION PLANS

      Stock Option Plans

      Options to purchase ordinary shares of the Company may be granted to officers and employees under various stock option plans. The exercise price of each option equals the market price of the Company's ordinary shares on the date of grant. Grants generally become exercisable in 25% cumulative annual increments beginning one year from the date of issuance and expire during a period between 5 to 10 years after the date of grant, depending on terms of the grant. Pursuant to the 1992 stock option plan, each non-employee director receives an option to purchase 15,000 shares each year. These grants become exercisable in 33% cumulative annual increments beginning one year from the date of issuance and expire at the end of 10 years. At December 31, 1996 and 1995, shares available for grant were 731,090 and 624,165, respectively.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

      A summary of the status of the Company's stock option plans is presented below:

                                           December               December                  December                  May
                                              31,                    31,                       31,                     31,
                                             1996                   1995                      1994                    1994
                                   ---------------------  -----------------------  -----------------------  -----------------------
                                                Weighted                 Weighted                 Weighted                 Weighted
                                                Average                  Average                  Average                  Average
                                                Exercise                 Exercise                 Exercise                 Exercise
                                    Shares        Price      Shares        Price      Shares        Price      Shares        Price
                                   ---------      -----     ---------      -----     ---------      -----     ---------      -----
Outstanding at beginning of year   3,177,304     $35.49     3,074,854     $33.80     2,666,545     $33.52     1,721,406     $34.48
Granted                              971,000      47.97       373,500      49.33       544,500      34.11     1,414,800      31.95
Exercised                           (216,333)     30.40      (237,875)     35.30       (48,691)      9.22      (133,411)      9.98
Canceled                             (77,925)     40.74       (33,175)     35.62       (87,500)     41.08      (336,250)     41.16
                                   ---------              -----------              -----------              -----------
Outstanding at end of year         3,854,046      38.81     3,177,304      35.49     3,074,854      33.80     2,666,545      33.52
                                   =========              ===========              ===========              ===========

Options exercisable at yearend     2,042,492                1,449,424                  873,551                  563,741
Weighted  average fair value per
  share of options granted
  during the year                      19.89              $     20.75

      The following table summarizes information about stock options outstanding at December 31, 1996:

                                        Options                               Options
                                      Outstanding                           Exercisable
                        ----------------------------------------    --------------------------
                                           Weighted
           Range                           Average      Weighted                      Weighted
             of             Number        Remaining      Average        Number         Average
          Exercise      Outstanding at   Contractual    Exercise    Exercisable at    Exercise
           Prices        Dec. 31, 1996       Life         Price     Dec. 31, 1996       Price
       --------------   --------------   -----------   ---------   ---------------   ---------
       $ 8.38 - 19.88           68,156     3.7 years    $ 11.00           68,156      $ 11.00
        28.50 - 39.63        2,107,440     6.9 years      33.11        1,495,586        33.36
        40.00 - 48.38          899,250     6.6 years      42.47          374,750        41.88
        50.20 - 57.38          779,200     9.0 years      52.44          104,000        51.55
                             ---------                                 ---------
                             3,854,046                                 2,042,492
                             =========                                 =========

      Convertible Debenture Plan

      The Company has a convertible debenture plan under which key management personnel and others may purchase debentures that are convertible into ordinary shares of the Company. The aggregate number of ordinary shares issuable upon conversion of the debentures cannot exceed 1,000,000 shares, subject to adjustment in certain events. Each debenture represents an unsecured, subordinated obligation due in 10 years and may be redeemed after three years at a redemption price of 120% of the principal amounts. The debentures outstanding at December 31, 1996, bear interest at the prime rate.

      The participants in the plan purchased debentures by delivery of promissory notes to the Company. The promissory notes are secured by the debentures that are held as security by the Company, are due on the earlier of 10 years from the date of issue or termination of employment and require annual interest payments equal to prime plus 1/8%. The debentures

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

      are reflected as a noncurrent liability, net of the related promissory notes, in the Consolidated Balance Sheets as follows:

                                                     December 31,
                                               ----------------------
                                                 1996          1995
                                               ---------     --------
      Convertible debentures due employees     $  15,491     $ 16,969
                                               ---------     --------
      Promissory notes                           (15,491)     (16,969)
                                               ---------     --------
                                               $    --       $   --
                                               =========     ========


      A summary of the status of the Company's convertible debenture plan is presented below:

                                                December              December              December                May
                                                  31,                   31,                   31,                   31,
                                                 1996                  1995                  1994                  1994
                                          ------------------    ------------------    ------------------    --------------------
                                                    Weighted              Weighted              Weighted                Weighted
                                                    Average               Average               Average                 Average
                                                    Exercise              Exercise              Exercise                Exercise
                                          Shares     Price      Shares      Price     Shares      Price     Shares       Price
                                          ------     -----      ------      -----     ------      -----     ------       -----

      Outstanding at beginning of year   500,000     $33.94     250,000    $25.13     259,167     $24.52     163,717     $11.64
      Granted                               --         --       250,000     42.75        --         --       250,000      25.13
      Exercised                          (42,000)     35.20        --        --        (9,167)      8.00    (154,550)     11.86
                                         -------                -------               -------                -------
      Outstanding at yearend             458,000      33.82     500,000     33.94     250,000      25.13     259,167      24.52
                                         =======                =======               =======                =======

      Options exercisable at yearend     458,000                250,000                  --                    9,167
      Weighted  average  fair  value per
        share of options granted during
        the year                         $  --                 $  19.45


      The following table summarizes information about convertible debentures outstanding at December 31, 1996:

                                 Options                                Options
                               Outstanding                            Exercisable
                      -----------------------------     -------------------------------------
                                         Weighted
            Range                         Average       Weighted                     Weighted
             of           Number         Remaining       Average        Number       Average
          Exercise    Outstanding at    Contractual     Exercise    Exercisable at   Exercise
           Prices      Dec. 31, 1996       Life           Price     Dec. 31, 1996     Price
           ------      -------------       ----           -----     -------------     -----
       $   25.13          232,000        7.3 years      $ 25.13       232,000        $ 25.13
           42.75          226,000        8.3 years        42.75       226,000          42.75

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

      Employee Stock Purchase Plan

      The Company has an employee stock purchase plan that provides for the award of up to 100,000 ordinary shares to key officers and employees. At December 31, 1996 and 1995, shares available for grant were 49,417 and 20,124, respectively. Under the terms of the plan, employees can choose each semi-annual period to have up to 15% of their annual gross or base compensation withheld to purchase the Company's ordinary shares. The purchase price of the stock is 85% of the lower of its beginning of period or end of period market price. Under the plan, the Company sold 22,633 shares and 21,314 shares to employees for the years ended December 31, 1996 and 1995, respectively.

      The Company applies Opinion 25 in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans, convertible debenture plan, and its stock purchase plan. Had the Company elected to recognize compensation expense consistent with the fair value-based methodology in SFAS 123, the Company's net income and earnings per share would have been reduced by $4.2 million or $0.09 per share in 1996, and $2.6 million or $0.05 per share in 1995.

      The fair value of each option or debenture granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1996 and 1995: dividend yield of 0%; expected volatility of 26.9% and 27.8%, respectively; risk-free interest rate of approximately 6%; and expected life of five to seven years.

      Shareholder Rights Plan

      The Company has adopted a Shareholder Rights Plan pursuant to which preference share rights attach to all ordinary shares at the rate of one right for each ordinary share. Generally, the rights become exercisable only if a person acquires beneficial ownership of 15% or more of the Company's ordinary shares or announces a tender offer for 15% or more of the ordinary shares. If, among other events, any such person becomes the beneficial owner of 15% or more of the Company's ordinary shares, each right not owned by such person generally becomes the right to purchase such number of ordinary shares of the Company, equal to the number obtained by dividing the right's exercise price (currently $120) by 50% of the market price of the ordinary shares on the date of the first occurrence. In addition, if the Company is subsequently merged or certain other extraordinary business transactions are consummated, each right generally becomes a right to purchase such number of shares of common stock of the acquiring person, which is equal to the amount obtained by dividing the right's exercise price by 50% of the market price of the common stock on the date of the first occurrence. The rights will expire on May 22, 2005, unless such expiration date is extended or unless the rights are earlier redeemed or exchanged by the Company. At any time prior to

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

      a person acquiring beneficial ownership of 15% or more of the Company's ordinary shares, the Company may redeem the rights in whole, but not in part, at a price of $.01 per right.

      Stock Appreciation Rights Plan

      The Company has a stock appreciation rights ("SARs") plan which authorizes the granting of SARs to non-employee directors of the Company. Upon exercise, SARs allow the holder to receive the difference between the SARs' exercise price and the fair market value of the ordinary shares covered by SARs on the exercise date and expire at the earlier of 10 years or a date based on the termination of the holder's membership on the board of directors. At December 31, 1996, SARs covering 25,000 ordinary shares, with an exercise price of $8 per share, were outstanding.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS, RISK MANAGEMENT AND CREDIT RISK CONCENTRATIONS

      Fair Value of Financial Instruments

      At December 31, 1996 and 1995, the Company's financial instruments included cash, cash equivalents, short-term receivables, marketable securities, long-term receivables, short-term and long-term debt and financial market transactions. The fair value of cash, cash equivalents, short-term receivables and short-term debt approximated carrying values because of the short maturities of these instruments. The fair values of the Company's marketable securities, long-term receivables and financial market transactions, based on broker quotes, quoted market prices and discounted cash flows approximated the carrying values. The estimated fair value of long-term debt, based on quoted market prices and market data for similar instruments, was $433 million and $396 million at December 31, 1996 and 1995, respectively.

      Risk Management

      Oil and natural gas sold by the Company are normally priced with reference to a defined benchmark, such as light sweet crude oil traded on the New York Mercantile Exchange. Actual prices received vary from the benchmark depending on quality and location differentials. It is the Company's policy to use financial market transactions with credit-worthy counterparties from time to time primarily to reduce risk associated with the pricing of a portion of the oil and natural gas that it sells. The policy is structured to underpin the Company's planned revenues and results of operations. The Company may also enter into financial market transactions to benefit from its assessment of the future prices of its production relative to other benchmark prices. There can be no assurance that the use of financial market transactions will not result in losses.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

      With respect to the sale of oil to be produced by the Company, the Company has used a combination of swaps, options and collars to establish a minimum weighted average WTI benchmark price of $19.58 per barrel for an aggregate of 1.5 million barrels of production during the period from January through June 1997. As a result, to the extent WTI prices exceed the minimum WTI benchmark price during each month within the period, the Company will be able to sell its production at the higher market price, and to the extent that WTI prices are below the minimum WTI benchmark price, the Company will be able to realize prices related to the minimum WTI benchmark price on its hedged production.

      In anticipation of entering into a forward oil sale, the Company purchased WTI benchmark call options to retain the ability to benefit from future WTI price increases above a weighted average price of $20.42 per barrel. The volumes and expiration dates on the call options coincide with the volumes and delivery dates of the forward oil sale, which has delivery terms of 58,425 barrels per month through March 1997 and 254,136 barrels per month from April 1997 through March 2000. During the years ended December 31, 1996 and 1995, the Company recorded an unrealized gain of $11 million and an unrealized loss of $4.2 million, respectively, in other income, net related to the change in the fair market value of the call options. Future fluctuations in the fair market value of the call options will continue to affect other income as noncash adjustments.

      During the year ended December 31, 1996, markets provided the Company the opportunity to realize WTI benchmark oil prices on average $4.68 per barrel above the WTI benchmark oil price the Company set as part of its 1996 annual plan. As a result of financial and commodity market transactions settled during the year ended December 31, 1996, the Company's risk management program resulted in an average net realization of approximately $1.21 per barrel lower than if the Company had not entered into such transactions.

      Concentration of Credit Risk

      Financial instruments that are potentially subject to concentrations of credit risk consist of cash equivalents, marketable securities, receivables and financial market transactions. The Company places its cash equivalents, marketable securities and financial market transactions with high credit-quality financial institutions. The Company believes the risk of incurring losses related to credit risk is remote.

      Triton Colombia sells its crude oil production from the Cusiana and Cupiagua fields through an agreement with a third party to approximately 10 to 15 refineries located primarily in the United States. The Company does not believe that the loss of any single customer or a termination of the agreement with the third party would have a long-term material, adverse effect on its operations.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

17.   OTHER INCOME (EXPENSE), NET

      Other income (expense), net is summarized as follows:

                                                                Year
                                                                ended
                                                               December                Seven         Year
                                                                 31,                   months        ended
                                                      -------------------------        ended         May 31,
                                                         1996           1995       Dec. 31, 1994      1994
                                                      ----------     ----------     ----------     ----------
      Change in fair market value of WTI
          benchmark call options                      $   10,987     $   (4,171)    $     --       $     --
      Gain on sale of shareholdings in Crusader           10,417           --             --             --
      Proceeds from legal settlements                      7,624          7,222           --             --
      Loss provisions                                     (3,193)        (1,058)          --             --
      Gain on the sale of Triton France                     --            3,496           --             --
      Gain on early redemption of Crusader's
          convertible notes                                 --            2,899           --             --
      Gain on sale of U.S.
          working interest properties                       --             --             --            7,028
      Gain on sale of Aero Services International
          Inc.'s common stock                               --             --             --            1,500
      Foreign exchange gain (loss)                          (561)         1,874            383            252
      Equity in earnings (loss) of affiliates, net           118         (2,249)        (4,102)           645
      Other                                                1,969          1,372            441          1,251
                                                      ----------     ----------     ----------     ----------
                                                      $   27,361     $    9,385     $   (3,278)    $   10,676
                                                      ==========     ==========     ==========     ==========


18.      WRITEDOWN OF ASSETS

         Writedown of assets are summarized as follows:

                                                      Year
                                                     ended
                                                    December                 Seven          Year
                                                       31,                   months        ended
                                            --------------------------       ended         May 31,
                                                1996           1995      Dec. 31, 1994      1994
                                            -----------    -----------    -----------    -----------
      Evaluated oil and gas properties      $      --      $      --      $       984    $    44,123
      Unevaluated oil and gas properties         39,963           --             --              251
      Inventory                                    --             --             --            1,064
      Investments and other assets                2,997           --             --              316
                                            -----------    -----------    -----------    -----------
                                            $    42,960    $      --      $       984    $    45,754
                                            ===========    ===========    ===========    ===========

      In 1996, the Company's oil and gas properties and other assets in Argentina were written down $43 million following a review of technical information that indicated the acreage portfolio did not meet the Company's exploration objectives.

      During fiscal 1994, the carrying amounts of the Company's evaluated oil properties in France were written down by $43.2 million through application of the ceiling limitation prescribed

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

      by the Securities and Exchange Commission principally as a result of a temporary drop in oil prices and a downward revision in estimated reserves.

19.   STATEMENTS OF CASH FLOWS

      Supplemental disclosures of cash payments and noncash investing and financing activities follows:

                                                               Year
                                                              ended
                                                             December                 Seven          Year
                                                                31,                   months        ended
                                                     --------------------------       ended         May 31,
                                                         1996           1995      Dec. 31, 1994      1994
                                                     -----------    -----------    -----------    -----------
      Cash paid during the year for:
         Interest (net of amount capitalized)        $      --      $      --      $      --      $      --
         Income taxes                                        200            920          5,557            222

      Noncash investing and financing activities:
         Preferred stock issued for purchase of
      Triton
            Triton Europe minority interest                 --             --             --           17,978
         Conversion of preferred stock into
      common stock
             common stock                                  5,594          3,867           --             --
         Property and equipment exchanged for
             a long-term note receivable                    --              650           --            1,980

20.   CERTAIN FACTORS THAT COULD AFFECT FUTURE OPERATIONS

      Certain statements in this report, including statements of the Company's and management's expectations, intentions, plans and beliefs, including those contained in or implied by "Management's Discussion and Analysis of Financial Condition and Results of Operations" and these Notes to Consolidated Financial Statements, are forward-looking statements, as defined in Section 21D of the Securities Exchange Act of 1934, that are dependent on certain events, risks and uncertainties that may be outside the Company's control. These forward-looking statements include statements of management's plans and objectives for the Company's future operations and statements of future economic performance; information regarding drilling schedules, expected or planned production or transportation capacity, the future construction or upgrades of pipelines (including costs), when the Cusiana and Cupiagua fields might become self-financing, future production of the Cusiana and Cupiagua fields, the negotiation of a gas-sales contract and commencement of production in Malaysia-Thailand, the Company's capital budget and future capital requirements, the Company's meeting its future capital needs, the amount by which production from the Cusiana and Cupiagua fields may increase or when such increased production may commence, the Company's realization of its deferred tax asset, the level of future expenditures for environmental costs, the outcome of regulatory and litigation matters, and

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

      proven oil and gas reserves and discounted future net cash flows therefrom; and the assumptions described in this report underlying such forward-looking statements. Actual results and developments could differ materially from those expressed in or implied by such statements due to a number of factors, including those described in the context of such forward-looking statements, as well as those presented below.

      Certain Factors Relating to the Oil and Gas Industry

      The Company's strategy is to focus its exploration activities on what the Company believes are relatively high-potential prospects. No assurance can be given that these prospects contain significant oil and gas reserves or that the Company will be successful in its exploration activities thereon. The Company follows the full cost method of accounting for exploration and development of oil and gas reserves whereby all acquisition, exploration and development costs are capitalized. Costs related to acquisition, holding and initial exploration of licenses in countries with no proved reserves are initially capitalized, including internal costs directly identified with acquisition, exploration and development activities. The Company's exploration licenses are periodically assessed for impairment on a country-by-country basis. If the Company's investment in exploration licenses within a country where no proved reserves are assigned is deemed to be impaired, the licenses are written down to estimated recoverable value. If the Company abandons all exploration efforts in a country where no proved reserves are assigned, all exploration costs associated with the country are expensed. The Company's assessments of whether its investment within a country is impaired and whether exploration activities within a country will be abandoned are made from time to time based on its review and assessment of drilling results, seismic data and other information it deems relevant. Due to the unpredictable nature of exploration drilling activities, the amount and timing of impairment expense are difficult to predict with any certainty.

      The markets for oil and natural gas historically have been volatile and are likely to continue to be volatile in the future. Oil and natural-gas prices have been subject to significant fluctuations during the past several decades in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, domestic and foreign government regulations, political conditions in the Middle East and other production areas, the foreign supply of oil and natural gas, the price and availability of alternative fuels, and overall economic conditions. It is impossible to predict future oil and gas price movements with any certainty.

      The Company's oil and gas business is also subject to all of the operating risks normally associated with the exploration for and production of oil and gas, including, without limitation, blowouts, cratering, pollution, earthquakes, labor disruptions and fires, each of

                    TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Amounts in tables in thousands, except for share data)

     Competition

     The Company encounters strong competition from major oil companies (including government-owned companies), independent operators and other companies for favorable oil and gas concessions, licenses, production-sharing contracts and leases, drilling rights and markets. Additionally, the governments of certain countries in which the Company operates may from time to time give preferential treatment to their nationals. The oil and gas industry as a whole also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

     Markets

     Crude oil, natural gas, condensate, and other oil and gas products generally are sold to other oil and gas companies, government agencies and other industries. The availability of ready markets for oil and gas that might be discovered by the Company and the prices obtained for such oil and gas depend on many factors beyond the Company's control, including the extent of local production and imports of oil and gas, the proximity and capacity of pipelines and other transportation facilities, fluctuating demands for oil and gas, the marketing of competitive fuels, and the effects of governmental regulation of oil and gas production and sales. Pipeline facilities do not exist in certain areas of exploration and, therefore, any actual sales of discovered oil or gas might be delayed for extended periods until such facilities are constructed.

     Certain Factors Relating to Colombia

     The Company is a participant in significant oil and gas discoveries located in the Llanos Basin in the foothills of the Andes Mountains, approximately 160 kilometers (100 miles) northeast of Bogota, Colombia. The Company owns interests in three contiguous areas known as the Santiago de las Atalayas ("SDLA"), Tauramena and Rio Chitamena contract areas. Well results to date indicate that significant oil and gas deposits lie across the Cusiana and Cupiagua fields.

     Development of reserves in the Cusiana and Cupiagua fields will take more than one year and require additional drilling and extensive production facilities, which in turn will require significant additional capital expenditures, the ultimate amount of which cannot be predicted. Pipelines connect the major producing fields in Colombia to export facilities and to refineries. These pipelines are in the process of being upgraded and expanded to accommodate production from the Cusiana and Cupiagua fields.

     Guerrilla activity in Colombia has from time to time disrupted the operation of oil and gas projects and increased costs. Although the Colombian government, the Company and its partners have taken steps to improve security and improve relations with the local population,

                    TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Amounts in tables in thousands, except for share data)

     there can be no assurance that attempts to reduce or prevent guerrilla activity will be successful or that such activity will not disrupt operations in the future.

     Colombia is among several nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. In 1997, the President of the United States announced that Colombia would neither be certified nor granted a national interest waiver. The consequences of the failure to receive certification generally include the following: all bilateral aid, except anti-narcotics and humanitarian aid, has been or will be suspended; the Export-Import Bank of the United States and the Overseas Private Investment Corporation will not approve financing for new projects in Colombia; U.S. representatives at multilateral lending institutions will be required to vote against all loan requests from Colombia, although such votes will not constitute vetoes; and the President of the United States and Congress retain the right to apply future trade sanctions. Each of these consequences of the failure to receive such certification could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with the Company's operations in Colombia. Any changes in the holders of significant government offices could have adverse consequences on the Company's relationship with the Colombian national oil company and the Colombian government's ability to control guerrilla activities and could exacerbate the factors relating to foreign operations discussed above.

     Certain Factors Relating to Malaysia-Thailand

     The Company is a partner in a significant gas exploration project located in the upper Malay Basin in the Gulf of Thailand approximately 450 kilometers northeast of Kuala Lumpur and 750 kilometers south of Bangkok. The Company is a contractor under a production-sharing contract covering Block A-18 of the Malaysia-Thailand Joint Development Area. Well results to date indicate that significant gas deposits lie across four fields within the block.

     Development of gas production is in the early planning stages but is expected to take several years and require the drilling of additional wells and the installation of production facilities, which will require significant additional capital expenditures, the ultimate amount of which cannot be predicted. Pipelines also will be required to be connected between Block A-18 and ultimate markets. The terms on which any gas produced from the Company's contract area in Malaysia-Thailand may be sold may be affected adversely by the present monopoly gas- purchase and transportation conditions in both Thailand and Malaysia, including the Thai national oil company's monopoly in transportation within Thailand and its territorial waters.

     Litigation

     The outcome of litigation and its impact on the Company are difficult to predict due to many uncertainties, such as jury verdicts, the application of laws to various factual situations, the

                    TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Amounts in tables in thousands, except for share data)

     actions that may or may not be taken by other parties and the availability of insurance. In addition, in certain situations, such as environmental claims, one defendant may be responsible, or potentially responsible, for the liabilities of other parties. Moreover, circumstances could arise under which the Company may elect to settle claims at amounts that exceed the Company's expected liability for such claims in order to avoid costly litigation. Judgments or settlements could, therefore, exceed any reserves.

21.  COMMITMENTS AND CONTINGENCIES

     Development of the Cusiana and Cupiagua fields ("the Fields"), including drilling and construction of additional production facilities, will require further capital outlays. Further exploration and development activities on Block A-18, as well as exploratory drilling in other countries, also will require substantial capital outlays. The Company's capital budget for the year ending December 31, 1997, is approximately $310 million, excluding capitalized interest, of which approximately $150 million relates to the Fields and capital contributions to OCENSA, $95 million relates to Block A-18, and $65 million relates to the Company's exploration and drilling program in other parts of the world. The Company assisted OCENSA in raising one tranche of debt totaling $65 million in 1996 and may assist OCENSA in raising up to $25 million of additional debt in 1997. Capital requirements for exploration and development relating to Block A-18 are expected to increase significantly into 1998.

     The Company expects to meet capital needs in the future with a combination of some or all of the following: the Company's revolving credit facility, cash flow from its Colombian operations (including additional proceeds from the 1995 forward oil sale), cash and marketable securities, asset sales, and the issuance of debt and equity securities. The Company's indentures permit the Company to incur total indebtedness (excluding certain permitted indebtedness) of up to 25% of the sum of its indebtedness and market capitalization of its capital stock. As of yearend 1996, the revolving credit facility permitted the Company to incur total indebtedness of up to approximately $630 million. Availability under the credit facility may be more in the future under certain circumstances.

     During the normal course of business, the Company is subject to the terms of various operating agreements and capital commitments associated with the exploration and development of its oil and gas properties. It is management's belief that such commitments, including the capital requirements in Colombia and Malaysia-Thailand discussed above, will be met without any material, adverse effect on the Company's operations or consolidated financial condition.

     The Company leases office space, other facilities and equipment under various operating leases expiring through 2011. Total rental expense was $2 million and $1.9 million for the years ended December 31, 1996 and 1995, respectively, $1.3 million for the seven months

                    TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Amounts in tables in thousands, except for share data)

     ended December 31, 1994, and $2.6 million for the year ended May 31, 1994. At December 31, 1996, the minimum payments required over the next five years are as follows: 1997 -- $2.5 million; 1998 -- $2.3 million; 1999 -- $1.8 million; 2000 -- $.9 million; 2001 -- $.2 million; and thereafter -- $1.2 million.

     Guarantees

     At December 31, 1996, the Company had guaranteed loans of approximately $4.5 million of a Colombian pipeline company in which the Company has an ownership interest and guaranteed performance of $4.1 million in future exploration expenditures in various countries. These commitments are backed primarily by unsecured letters of credit and bank guarantees.

     Environmental Matters

     The Company is subject to extensive environmental laws and regulations. These laws regulate the discharge of oil, gas or other materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of such materials at various sites. Also, the Company remains liable for certain environmental matters that may arise from formerly owned fuel businesses that were involved in the storage, handling and sale of hazardous materials, including fuel storage in underground tanks. The Company believes that the level of future expenditures for environmental matters, including clean-up obligations, is impracticable to determine with a precise and reliable degree of accuracy. Management believes that such costs, when finally determined, will not have a material adverse effect on the Company's operations or consolidated financial condition.

     Litigation

     The Company and subsidiaries or former subsidiaries of the Company, including Triton Oil and Gas Corporation ("Triton Oil"), are among numerous defendants in three related lawsuits brought in the Superior Court of the State of California, County of Los Angeles, by (i) National Union Fire Insurance Company ("National Union") and The Restaurant Enterprises Group,
     (ii) Travelers Indemnity Company ("Travelers") and (iii) the City of Redondo Beach. All three lawsuits arise out of a 1988 tidal wave at King Harbor in Redondo Beach, California. The lawsuits allege, among other things, that the defendants' negligence contributed to the collapse of a hotel and the flooding of a restaurant in the tidal wave. In the case of Triton Oil, the alleged negligence was Triton Oil's drilling of nearby oil wells and alleged resulting ground subsidence, which purportedly lowered the height of the King Harbor breakwater. The Travelers lawsuit asserts damages in excess of $14.6 million, although in a separate lawsuit against the Army Corps of Engineers, the court found damages to be approximately $6.7 million. Of that $6.7 million, Travelers recovered $4 million from the City of Redondo Beach. The National Union lawsuit asserts damages in excess of $4.75

                    TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Amounts in tables in thousands, except for share data)

     million, although in a separate lawsuit against the Army Corps of Engineers, the court found damages to be approximately $3.7 million. Of that $3.7 million, Travelers recovered $1 million from the City of Redondo Beach. The City of Redondo Beach lawsuit asserts damages in excess of $13.2 million, including indemnity for amounts it paid to settle the foregoing lawsuits and other claims arising out of the flooding. The three lawsuits have been consolidated for trial, which has been set for October 1997. The Company believes that it and its subsidiaries have meritorious defenses and intend to defend the suits vigorously.

     The Company is also subject to other various litigation matters, none of which is expected to have a material adverse effect on the Company's operations or consolidated financial condition.

22.  TRITON ENERGY CORPORATION FINANCIAL INFORMATION

     Following the Reorganization, TEC ceased filing periodic reports with the Securities and Exchange Commission ("SEC"). TEC's 9 3/4% Notes and 1997 Notes remain outstanding and are fully guaranteed by Triton. The following table sets forth certain summarized financial information of TEC and its subsidiaries:

                                                             December 31,
                                                                1996
                                                             -----------
      Current assets                                         $    69,783
      Noncurrent assets                                          946,592
                                                             -----------
                                                             $ 1,016,375
                                                             ===========

      Current liabilities                                    $   247,811
      Noncurrent liabilities                                     379,294
      Stockholders' equity                                       389,270
                                                             -----------
                                                             $ 1,016,375
                                                             ===========

                                                              Year ended
                                                             December 31,
                                                             -----------
                                                                 1996
                                                             -----------

      Sales and other operating revenues                     $   132,629
      Costs and expenses                                          69,154
                                                             -----------
      Operating income                                            63,475
      Other income, net                                           10,889
                                                             -----------
            Earnings before income taxes
             and extraordinary item                               74,364
      Income tax expense                                           1,518
                                                             -----------
      Earnings before extraordinary item                          72,846
            Extraordinary item - extinguishment of debt           (1,196)
                                                             -----------
            Net earnings                                     $    71,650
                                                             ===========

                   TRITON ENERGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (Amounts in tables in thousands)

     Summarized financial information of TEC and its subsidiaries as of and for the year ended December 31, 1995, for the seven months ended December 31, 1994, and for the year ended May 31, 1994, is not presented herewith because such summarized financial information would be identical to the Consolidated Balance Sheet at December 31, 1995 and the Consolidated Statements of Operations for the year ended December 31, 1995, for the seven months ended December 31, 1994 and for the year ended May 31, 1994.

23.  GEOGRAPHIC DATA

     Information about the Company's operations by geographic area follows:

                                                    Malaysia-                        United
                                        Colombia    Thailand    France   Indonesia   States      Other    Corporate     Total
                                        --------    --------    ------   ---------   ------      -----    ---------     -----
Year ended December 31, 1996:
Sales and other operating revenues     $ 127,071   $    --     $   --     $ 1,856   $  5,050   $   --     $    --     $ 133,977
Operating profit (loss)                   70,874        (509)      --        (340)     3,400    (47,158)    (23,489)      2,778
Trade and other receivables               56,647         494       --          53       --        3,212         120      60,526
Identifiable assets                      629,978     113,364       --       2,592       --       55,257     113,333     914,524

Year ended December 31, 1995:
Sales and other operating revenues     $  89,851   $    --     $  9,206   $ 4,531   $  3,884   $   --     $  --       $ 107,472
Operating profit (loss)                   49,086        (239)     1,123      (858)      (230)    (2,669)    (22,897)     23,316
Trade and other receivables               19,823         366       --         785        717        730         766      23,187
Identifiable assets                      487,472      50,867       --       1,744     23,261     63,159     197,664     824,167

Seven months ended December 31, 1994:
Sales and other operating revenues     $   6,249   $    --     $  9,179   $ 3,174   $  2,134   $   --     $    --     $  20,736
Operating profit (loss)                     (192)       --          722       (75)      (919)    (2,258)    (13,224)    (15,946)
Trade and other receivables               11,759        --        3,866     1,257      1,332        667       1,360      20,241
Identifiable assets                      335,474      21,372     27,038     2,553     32,232     33,477     167,055     619,201

Year ended May 31, 1994:
Sales and other operating revenues     $   5,911   $    --     $ 17,494   $ 7,186   $  5,629   $  6,988   $    --     $ 43,208
Operating loss                              (503)       --      (49,734)   (4,582)    (1,269)    (3,332)    (21,263)    (80,683)
Trade and other receivables                5,508        --        3,431     1,303      1,336      1,110       1,891      14,579
Identifiable assets                      237,397      15,764     28,954     3,978     37,091     36,205     256,712     616,101

     Corporate assets were principally cash and cash equivalents, marketable securities, the U.S. deferred tax asset and other fixed assets. Other identifiable assets primarily represented capitalized costs related to the Company's exploration activities in other areas of the world, no one country of which is material.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

24.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                 Quarter
                                                 -------------------------------------
                                                  First     Second    Third    Fourth
                                                  -----     ------    -----    ------
Year Ended December 31, 1996:
  Sales and other operating revenues             $ 35,781   $31,170  $30,780  $ 36,246
  Gross profit (loss)                              19,839    15,885   15,936   (22,937)
  Net earnings (loss) before extraordinary item    11,351    12,696   19,549   (19,791)
  Net earnings (loss)                              11,351    12,262   18,787   (19,791)
  Earnings (loss) per ordinary share:
    Before extraordinary item                        0.29      0.34     0.52     (0.53)
    Net earnings (loss)                              0.29      0.33     0.50     (0.53)

Year Ended December 31, 1995:
  Sales and other operating revenues             $ 19,751   $28,504  $32,586  $ 26,631
  Gross profit                                      7,013    13,670   15,351    12,954
  Net earnings (loss)                              (1,555)    2,388    1,279       608
  Net earnings (loss) per ordinary share            (0.06)     0.07     0.03      0.02


     Gross profit (loss) consists of sales and other operating revenues less operating expenses, depreciation, depletion and amortization, and writedowns pertaining to operating assets.

     In the fourth quarter of 1996, the Company recorded a writedown of $43 million related to oil and gas properties and other assets in Argentina.

     In the fourth quarter of 1995, the Company recorded a loss provision of $1.1 million related to property available for sale, and Crusader recorded a writedown of $3 million (the Company's share - $1.5 million) related to a coal property of its majority-owned affiliate. Also, the Company recorded a charge to deferred tax expense of $2.8 million due to a change in income tax rates in Colombia and a benefit of $8.5 million based on a reduction in the valuation allowance on its deferred U.S. tax asset.

25.  OIL AND GAS DATA (UNAUDITED)

     The following tables provide additional information about the Company's oil and gas exploration and production activities. Equity affiliate amounts reflect only the Company's proportionate interest in Crusader, which was sold in 1996.

     Results of Operations

     The results of operations for oil- and gas-producing activities, considering direct costs only, follow:

                                                                   United                Total
                                 Colombia     France   Indonesia   State     Other     Worldwide
                                 --------     ------   ---------   -----     -----     ---------
Year ended December 31, 1996:
  Revenues                       $ 127,071   $   --     $ 1,856   $ 5,050   $   --     $ 133,977
  Costs:
    Production costs                34,822       --       1,510       322       --        36,654
    General operating expenses       1,909       --         553       774       --         3,236
    Depletion                       18,515       --          49       554       --        19,118
    Writedown of assets               --         --        --        --       42,960      42,960
    Income taxes                    25,766       --        --        --         --        25,766
                                 ---------   --------   -------   -------   --------   ---------
  Results of operations          $  46,059   $   --     $  (256)  $ 3,400   $(42,960)  $   6,243
                                 =========   ========   =======   =======   ========   =========

Year ended December 31, 1995:
  Revenues                       $  89,851   $  9,206   $ 4,531   $ 3,884   $   --     $ 107,472
  Costs:
    Production costs                24,942      5,460     4,422       452       --        35,276
    General operating expenses         740      1,061       726     1,030       --         3,557
    Depletion                       14,776      1,562       241     1,950       --        18,529
    Writedown of assets               --         --        --        --         --          --
    Income taxes                    17,395        374      --        --         --        17,769
                                 ---------   --------   -------   -------   --------   ---------
  Results of operations          $  31,998   $    749   $  (858)  $   452   $   --     $  32,341
                                 =========   ========   =======   =======   ========   =========

Seven months ended December
  31, 1994:
  Revenues                       $   6,249   $  9,179   $ 3,174   $ 1,919   $   --     $  20,521
  Costs:
    Production costs                 4,290      5,784     2,054       144       --        12,272
    General operating expenses         997        541       897       502       --         2,937
    Depletion                        1,184      2,132       298     1,189       --         4,803
    Writedown of assets               --         --        --         984       --           984
    Income taxes                        82        318      --        --         --           400
                                 ---------   --------   -------   -------   --------   ---------
  Results of operations          $    (304)  $    404   $   (75)  $  (900)  $   --     $    (875)
                                 =========   ========   =======   =======   ========   =========

Year ended May 31, 1994:
  Revenues                       $   5,911   $ 17,252   $ 7,186   $ 4,700   $  6,190   $  41,239
  Costs:
    Production costs                 4,230     10,347     6,413     2,436      3,200      26,626
    General operating expenses       1,267      4,237     3,070     1,044        614      10,232
    Depletion                          917      9,443     1,363     2,290      2,482      16,495
    Writedown of assets               --       43,201       922      --          251      44,374
    Income taxes                         8       --        --        --          195         203
                                 ---------   --------   -------   -------   --------   ---------
  Results of operations          $    (511)  $(49,976)  $(4,582)  $(1,070)  $   (552)  $ (56,691)
                                 =========   ========   =======   =======   ========   =========

     Depletion includes depreciation on support equipment and facilities calculated on the unit of production method.

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Amounts in tables in thousands, except for per barrel data)

     The Company's equity share of Crusader's results of operations for oil- and gas-producing activities follows:

                                              United
                       Australia     Canada   States       Other       Total
                       ---------     ------   ------       -----       -----

December 31, 1996       $1,243        $--     $  --       $  --       $ 1,243
                        ======        ====    =======     =======     =======

December 31, 1995       $2,998        $269    $  --       $(1,401)    $ 1,866
                        ======        ====    =======     =======     =======

December 31, 1994       $1,339        $243    $    36     $(1,662)    $   (44)
                        ======        ====    =======     =======     =======

May 31, 1994            $2,904        $712    $(1,270)    $  --       $ 2,346
                        ======        ====    =======     =======     =======

     Costs Incurred and Capitalized Costs

     The costs incurred in oil and gas acquisition, exploration and development activities and related capitalized costs follow:

                                                            Malaysia-               United                   Total
                                     Colombia    Thailand   France     Indonesia    States       Other     Worldwide
                                     --------    --------   ------     ---------    ------       -----     ---------
December 31, 1996:
  Costs incurred:
    Property acquisition             $   --      $  --      $   --      $   --      $   --      $   600    $    600
    Exploration                        18,875     60,955        --          --          --       33,103     112,933
    Development                        39,902        470        --          --          --         --        40,372
  Depletion per equivalent
    barrel of production                 2.83       --          --          0.52        5.59       --          2.84

  Cost of properties at period-end:
    Unevaluated                      $  2,487    $97,151    $   --      $   --      $   --      $50,010    $149,648
                                     ========    =======    ========    ========    ========    =======    ========

    Evaluated                        $338,955    $10,861    $   --      $   --      $   --      $48,630    $398,446
                                     ========    =======    ========    ========    ========    =======    ========

    Support equipment and
     facilities                      $194,116    $  --      $   --      $   --      $   --      $  --      $194,116
                                     ========    =======    ========    ========    ========    =======    ========
  Accumulated depletion and
    depreciation at period-end       $ 35,723    $  --      $   --      $   --      $   --      $48,630    $ 84,353
                                     ========    =======    ========    ========    ========    =======    ========

                   TRITON ENERGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Amounts in tables in thousands, except for per barrel data)

                                                     Malaysia-                               United                     Total
                                       Colombia      Thailand     France       Indonesia     States         Other     Worldwide
                                       --------      --------     ------       ---------     ------         -----     ---------
December 31, 1995:
  Costs incurred:
    Property acquisition               $  1,101      $  --        $   --        $  --        $   --        $   250    $  1,351
    Exploration                          45,961       25,948          --           --            --         28,480     100,389
    Development                          48,419         --            --            299          --           --        48,718
  Depletion per equivalent
    barrel of production                   2.67         --            3.14         0.95          6.05         --          2.81

  Cost of properties at period-end:
    Unevaluated                        $ 59,087      $46,282      $   --        $  --        $  9,202      $58,490    $173,061
                                       ========      =======      ========      =======      ========      =======    ========
    Evaluated                          $260,058      $  --        $   --        $47,301      $190,379      $ 8,667    $506,405
                                       ========      =======      ========      =======      ========      =======    ========
    Support equipment and
     facilities                        $ 87,289      $  --        $   --        $  --        $   --        $  --      $ 87,289
                                       ========      =======      ========      =======      ========      =======    ========
  Accumulated depletion and
    depreciation at period-end         $ 17,355      $  --        $   --        $47,153      $180,574      $ 8,667    $253,749
                                       ========      =======      ========      =======      ========      =======    ========

December 31, 1994:
  Costs incurred:
    Property acquisition               $  9,824      $  --        $   --        $  --        $   --        $ 1,058    $ 10,882
    Exploration                          21,691        5,151            79         --            --          7,088      34,009
    Development                          31,892         --               5            1             1         --        31,899
  Depletion per equivalent
    barrel of production                   2.57         --            4.15         1.60          7.04         --          3.63

  Cost of properties at period-end:
    Unevaluated                        $ 38,000      $20,334      $    281      $  --        $  9,202      $31,513    $ 99,330
                                       ========      =======      ========      =======      ========      =======    ========
    Evaluated                          $175,281      $  --        $265,284      $44,594      $190,396      $ 8,667    $684,222
                                       ========      =======      ========      =======      ========      =======    ========
    Support equipment and
     facilities                        $ 78,601      $  --        $   --        $  --        $   --        $  --      $ 78,601
                                       ========      =======      ========      =======      ========      =======    ========
  Accumulated depletion
    at period-end                      $  2,645      $  --        $244,264      $44,097      $178,623      $ 8,667    $478,296
                                       ========      =======      ========      =======      ========      =======    ========

May 31, 1994:
  Costs incurred:
    Property acquisition               $   --        $   750      $   --        $  --        $   --        $    94    $    844
    Exploration                          24,865        4,775           205         --            --         12,626      42,471
    Development                          29,833         --           3,575        1,050           300        2,022      36,780
  Depletion per equivalent
    barrel of production                   1.96         --            8.97         3.09          6.58         3.60        5.47

  Cost of properties at period-end:
    Unevaluated                        $ 47,833      $15,183      $    212      $  --        $ 10,094      $23,847    $ 97,169
                                       ========      =======      ========      =======      ========      =======    ========
    Evaluated                          $118,215      $  --        $266,231      $47,677      $190,033      $ 7,715    $629,871
                                       ========      =======      ========      =======      ========      =======    ========
   Support equipment and
       facilities                      $ 45,688      $  --        $   --        $  --        $   --        $  --      $ 45,688
                                       ========      =======      ========      =======      ========      =======    ========
  Accumulated depletion
    at period-end                      $  1,461      $  --        $243,084      $46,560      $176,450      $ 7,715    $475,270
                                       ========      =======      ========      =======      ========      =======    ========

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except per share data)

     A summary of costs excluded from depletion at December 31, 1996, by year incurred follows:

                                                December, 31
                                      --------------------------------   May 31,
                           Total        1996         1995        1994     1994
                           -----        ----         ----        ----     ----
Property acquisition      $  1,536    $   600      $   250      $ --     $  686
Exploration                130,625     80,018       38,173       7,662    4,772
Capitalized interest        17,487     10,992        3,981       1,222    1,292
                          --------    -------      -------      ------   ------
    Total worldwide       $149,648    $91,610      $42,404      $8,884   $6,750
                          ========    =======      =======      ======   ======

     The Company excludes from its depletion computation property acquisition and exploration cost of unevaluated properties and major development projects in progress. The excluded costs include $97.2 million for Block A-18 in the Malaysia-Thailand Joint Development Area which will become depletable once production begins, currently estimated for early 2000. At this time, the Company is unable to predict either the timing of the inclusion of the remaining costs and the related oil and gas reserves in its depletion computation or their potential future impact on depletion rates. Drilling or other exploration activities are being conducted in each of these cost centers.

     The Company's equity share of costs incurred by Crusader follows:

                                                          United
                                Australia     Canada      States      Other        Total
                                ---------     ------      ------      -----        -----
Cost of property acquisition,
  exploration and development:

      December 31, 1996          $ 2,105      $ --        $ --        $ --        $ 2,105
                                 =======      ======      ======      ======      =======
      December 31, 1995          $ 1,187      $  507      $ --        $  541      $ 2,235
                                 =======      ======      ======      ======      =======
      December 31, 1994          $ 3,557      $  313      $   26      $1,028      $ 4,924
                                 =======      ======      ======      ======      =======
      May 31, 1994               $ 2,955      $1,099      $1,687      $ --        $ 5,741
                                 =======      ======      ======      ======      =======
Net capitalized costs:

      December 31, 1995          $25,818      $ --        $ --        $  299      $26,117
                                 =======      ======      ======      ======      =======
      December 31, 1994          $28,987      $3,889      $ --        $1,340      $34,216
                                 =======      ======      ======      ======      =======
      May 31, 1994               $27,001      $4,395      $3,750      $ --        $35,146
                                 =======      ======      ======      ======      =======

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

Oil and Gas Reserve Data

The following tables present the Company's estimates of its proved oil and gas reserves. These estimates were prepared by the Company's independent petroleum engineers, DeGolyer and MacNaughton, with respect to all proved reserves in the Cusiana and Cupiagua fields in Colombia and the Company's own petroleum reservoir engineers with respect to all proved reserves in Malaysia-Thailand and the Liebre Field in Colombia. The Company emphasizes that reserve estimates are approximates and are expected to change as additional information becomes available. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, there can be no assurance that the reserves set forth herein will ultimately be produced nor can there be assurance that the proved undeveloped reserves will be developed within the periods anticipated. Oil reserves are stated in thousands of barrels and gas reserves are stated in millions of cubic feet. As of December 31, 1996, the Company did not have a contract for the sale of gas to be produced from its interest in the Malaysia-Thailand Joint Development Area. In estimating reserves attributable to such interest, the Company assumed that production from the interest would be sold at prices for natural gas derived from what the Company believed to be the most comparable market price at December 31, 1996. There can be no assurance that the price to be provided in any gas contract will be equal to the price used in the Company's calculations.

                                          Colombia           Malaysia-Thailand    France   Indonesia     United States
                                    --------------------     -----------------    ------   ---------  -------------------
                                       Oil         Gas        Oil       Gas        Oil       Oil       Oil         Gas
                                    --------     -------     ------    -------    ------     ----     ------     -------
Proved developed and
undeveloped reserves:
  As of May 31, 1993                  86,216      16,250       --         --       8,189      951      1,952      21,549
  Revisions                            3,682        --         --         --      (2,177)     165         23      (1,644)
  Sales                                 --          --         --         --        (502)    --       (1,171)    (11,426)
  Extensions and discoveries           3,173        --         --         --        --       --         --          --
  Production                            (467)       --         --         --      (1,053)    (441)      (156)     (1,150)
                                    --------     -------     ------    -------    ------     ----     ------     -------
  As of May 31, 1994                  92,604      16,250       --         --       4,457      675        648       7,329
  Revisions                           10,113      (1,529)      --         --       2,301      (87)        14         486
  Purchases of minerals in place       2,111        --         --         --        --       --         --          --
  Production                            (435)       --         --         --        (514)    (186)       (66)       (618)
                                    --------     -------     ------    -------    ------     ----     ------     -------
  As of December 31, 1994            104,393      14,721       --         --       6,244      402        596       7,197
  Revisions                             --          --         --         --        --         23        119         967
  Sales                              (10,434)       --         --         --      (5,746)    --         --          --
  Extensions and discoveries          32,556       1,127       --         --        --       --         --          --
  Production                          (5,089)       (158)      --         --        (498)    (255)      (121)     (1,207)
                                    --------     -------     ------    -------    ------     ----     ------     -------
  As of December 31, 1995            121,426      15,690       --         --        --        170        594       6,957
  Revisions                              270        (403)      --         --        --       --         --          --
  Sales                                 (548)       (338)      --         --        --        (75)      (574)     (6,482)
  Extensions and discoveries          19,900        --       24,700    871,100      --       --         --          --
  Production                          (5,738)       (298)      --         --        --        (95)       (20)       (475)
                                    --------     -------     ------    -------    ------     ----     ------     -------
  As of December 31, 1996            135,310      14,651     24,700    871,100      --       --         --          --
                                    ========     =======     ======    =======    ======     ====     ======     =======

                                           Canada          Other        Total Worldwide
                                     ------------------    -----    ----------------------
                                       Oil        Gas       Oil        Oil          Gas
                                     ------     -------     ---     --------     --------
Proved developed and
undeveloped reserves:
  As of May 31, 1993                  2,686      78,449     --        99,994      116,248
  Revisions                            --          --        18        1,711       (1,644)
  Sales                              (2,584)    (74,928)    --        (4,257)     (86,354)
  Extensions and discoveries           --          --       --         3,173         --
  Production                           (102)     (3,521)    (18)      (2,237)      (4,671)
                                     ------     -------     ---     --------     --------
  As of May 31, 1994                   --          --       --        98,384       23,579
  Revisions                            --          --       --        12,341       (1,043)
  Purchases of minerals in place       --          --       --         2,111         --

  Production                           --          --       --        (1,201)        (618)
                                     ------     -------     ---     --------     --------
  As of December 31, 1994              --          --       --       111,635       21,918
  Revisions                            --          --       --           142          967
  Sales                                --          --       --       (16,180)        --
  Extensions and discoveries           --          --       --        32,556        1,127
  Production                           --          --       --        (5,963)      (1,365)
                                     ------     -------     ---     --------     --------
  As of December 31, 1995              --          --       --       122,190       22,647
  Revisions                            --          --       --           270         (403)
  Sales                                --          --       --        (1,197)      (6,820)
  Extensions and discoveries           --          --       --        44,600      871,100
  Production                           --          --       --        (5,853)        (773)
                                     ------     -------     ---     --------     --------
  As of December 31, 1996              --          --       --       160,010      885,751
                                     ======     =======     ===     ========     ========

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

                                     Colombia       Malaysia-Thailand    France  Indonesia    United States      Total Worldwide
                                 ----------------   -----------------    ------  ---------   ----------------    ----------------
                                   Oil      Gas       Oil       Gas        Oil      Oil       Oil        Gas       Oil      Gas
                                 ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
Proved developed reserves at:
May 31, 1994                      1,237      --        --        --       4,457       675       648     7,329     7,017     7,329
                                 ======    ======    ======    ======    ======    ======    ======    ======    ======    ======
December 31, 1994                47,789    14,721      --        --       6,244       402       596     7,197    55,031    21,918
                                 ======    ======    ======    ======    ======    ======    ======    ======    ======    ======
December 31, 1995                65,856    10,515      --        --        --         170       594     6,957    66,620    17,472
                                 ======    ======    ======    ======    ======    ======    ======    ======    ======    ======
December 31, 1996                67,193    11,146      --        --        --        --        --        --      67,193    11,146
                                 ======    ======    ======    ======    ======    ======    ======    ======    ======    ======

The Company's proportional equity interest in Crusader's estimated proved developed and undeveloped oil and gas reserves was as follows:

                        Australia             Canada          United States            Total
                     ----------------    ----------------    ----------------    ----------------
                      Oil       Gas       Oil       Gas       Oil       Gas       Oil       Gas
                     ------    ------    ------    ------    ------    ------    ------    ------
May 31, 1994          2,574    40,174       963     2,790        48       122     3,585    43,086
                     ======    ======    ======    ======    ======    ======    ======    ======
December 31, 1994     3,163    59,115       823     1,836      --        --       3,986    60,951
                     ======    ======    ======    ======    ======    ======    ======    ======
December 31, 1995     3,319    60,915      --        --        --        --       3,319    60,915
                     ======    ======    ======    ======    ======    ======    ======    ======


                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Amounts in tables in thousands, except for share data)

     Standardized Measure of Discounted Future Net Cash Inflows and Changes Therein

     The following table presents for the net quantities of proved oil and gas reserves a standardized measure of discounted future net cash inflows discounted at an annual rate of 10%. The future net cash inflows were calculated in accordance with Securities and Exchange Commission guidelines. Future cash inflows were computed by applying yearend prices of oil and gas relating to the Company's proved reserves to the estimated yearend quantities of those reserves. As of December 31, 1996, the Company did not have a contract for the sale of gas to be produced from its interest in the Malaysia-Thailand Joint Development Area. In estimating discounted future net cash inflows attributable to such interest, the Company assumed that production from the interest would be sold at prices for natural gas derived from what the Company believed to be the most comparable market price at December 31, 1996. Future price changes were considered only to the extent provided by contractual agreements in existence at yearend. Future production and development costs were computed by estimating those expenditures expected to occur in developing and producing the proved oil and gas reserves at the end of the year, based on yearend costs. The Company emphasizes that the future net cash inflows should not be construed as representative of the fair market value of the Company's proved reserves. The meaningfulness of the estimates is highly dependent upon the accuracy of the assumptions upon which they were used. Actual future cash inflows may vary considerably.

                                                          Malaysia-                             United        Total
                                            Columbia      Thailand     France      Indonesia    States      Worldwide
                                            --------      --------     ------      ---------    ------      ---------
December 31, 1996:
   Future cash inflows                     $3,519,893    $2,530,702    $   --      $   --      $   --      $6,050,595
   Future production and
     development costs                      1,283,851     1,188,981        --          --          --       2,472,832
                                           ----------    ----------    --------    --------    --------    ----------
   Future net cash inflows before
     income taxes                          $2,236,042    $1,341,721    $   --      $   --      $   --      $3,577,763
                                           ==========    ==========    ========    ========    ========    ==========

   Future net cash inflows before
     income taxes discounted at 10%
     per annum                             $1,283,158    $  320,900    $   --      $   --      $   --      $1,604,058
   Future income taxes discounted
     at 10% per annum                         290,763        21,100        --          --          --         311,863
                                           ----------    ----------    --------    --------    --------    ----------
   Standardized measure of
     discounted future net cash inflows    $  992,395    $  299,800    $   --      $   --      $   --      $1,292,195
                                           ==========    ==========    ========    ========    ========    ==========

                                                         Malaysia-                                 United         Total
                                           Columbia       Thailand     France       Indonesia      States       Worldwide
                                           --------       --------     ------       ---------      ------       ---------
December 31, 1995:
  Future cash inflows                     $2,321,424    $     --      $     --      $    2,909    $   19,076    $2,343,409
  Future production and
    development costs                        730,139          --            --           2,250         2,037       734,426
                                          ----------    ----------    ----------    ----------    ----------    ----------
  Future net cash inflows before
    income taxes                          $1,591,285    $     --      $     --      $      659    $   17,039    $1,608,983
                                          ==========    ==========    ==========    ==========    ==========    ==========
  Future net cash inflows before
    income taxes discounted at 10%
    per annum                             $  803,665    $     --      $     --      $      626    $   11,150    $  815,441
  Future income taxes discounted
    at 10% per annum                         173,745          --            --            --            --         173,745
                                          ----------    ----------    ----------    ----------    ----------    ----------
  Standardized measure of
    discounted future net cash inflows    $  629,920    $     --      $     --      $      626    $   11,150    $  641,696
                                          ==========    ==========    ==========    ==========    ==========    ==========

December 31, 1994:
  Future cash inflows                     $1,764,939    $     --      $  105,523    $    6,677    $   20,072    $1,897,211
  Future production and
    development costs                        440,227          --          59,558         5,645         1,845       507,275
                                          ----------    ----------    ----------    ----------    ----------    ----------
  Future net cash inflows before
    income taxes                          $1,324,712    $     --      $   45,965    $    1,032    $   18,227    $1,389,936
                                          ==========    ==========    ==========    ==========    ==========    ==========
  Future net cash inflows before
    income taxes discounted at 10%
    per annum                             $  594,061    $     --      $   25,759    $      974    $   11,824    $  632,618
  Future income taxes discounted
    at 10% per annum                         132,948          --            --            --            --         132,948
                                          ----------    ----------    ----------    ----------    ----------    ----------
  Standardized measure of
    discounted
    future net cash inflows               $  461,113    $     --      $   25,759    $      974    $   11,824    $  499,670
                                          ==========    ==========    ==========    ==========    ==========    ==========
May 31, 1994:
  Future cash inflows                     $1,591,448    $     --      $   76,755    $   10,278    $   23,562    $1,702,043
  Future production and
    development costs                        474,382          --          44,603         7,575         1,945       528,505
                                          ----------    ----------    ----------    ----------    ----------    ----------
  Future net cash inflows before
    income taxes                          $1,117,066    $     --      $   32,152    $    2,703    $   21,617    $1,173,538
                                          ==========    ==========    ==========    ==========    ==========    ==========
  Future net cash inflows before
    income taxes discounted at 10%
    per annum                             $  506,022    $     --      $   23,147    $    2,570    $   14,008    $  545,747
  Future income taxes discounted
    at 10% per annum                         150,537          --            --            --            --         150,537
                                          ----------    ----------    ----------    ----------    ----------    ----------
  Standardized measure of
    discounted future net cash inflows    $  355,485    $     --      $   23,147    $    2,570    $   14,008    $  395,210
                                          ==========    ==========    ==========    ==========    ==========    ==========

     The Company's proportional equity interest in Crusader's standardized measure of discounted future net cash inflows was as follows:

                                                            United
                                 Australia     Canada       States        Total
                                 ---------     ------       ------        -----
December 31, 1995                 $30,382      $  --        $  --        $30,382
                                  =======      =======      =======      =======
December 31, 1994                 $32,492      $ 3,424      $  --        $35,916
                                  =======      =======      =======      =======
May 31, 1994                      $35,306      $ 3,997      $   526      $39,829
                                  =======      =======      =======      =======

     Changes in the standardized measure of discounted future net cash inflows follow:

                                                                  December 31,                       May 31,
                                                   -------------------------------------------     -----------
                                                       1996            1995            1994            1994
                                                   -----------     -----------     -----------     -----------
Total worldwide, excluding equity share:
  Beginning of period                              $   641,696     $   499,670     $   395,210     $   451,482
  Sales, net of production costs                       (97,323)        (67,471)         (8,249)        (14,613)
  Sales of reserves                                    (10,473)       (144,361)           --           (83,462)
  Revisions of quantity estimates                        2,617           2,348          43,816             879
  Net change in prices and production costs            228,349          42,044         (14,746)        (54,143)
  Extensions, discoveries and improved recovery      1,125,733         339,413            --            16,521
  Change in future development costs                  (652,902)       (102,323)          3,695         (57,459)
  Purchases of reserves                                   --              --             9,573            --
  Development and facilities costs incurred             92,856          28,068          45,152          57,485
  Accretion of discount                                 80,672          62,188          31,835          60,831
  Changes in production rates and other                 19,088          22,917         (24,205)         11,392
  Net change in income taxes                          (138,118)        (40,797)         17,589           6,297
                                                   -----------     -----------     -----------     -----------
  End of period                                    $ 1,292,195     $   641,696     $   499,670     $   395,210
                                                   ===========     ===========     ===========     ===========

--------------------------------------------------------------------------------

                                                                     SCHEDULE II

                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)

                                                    Additions
                                             -----------------------
                                Balance at                Charged to                 Balance
                                beginning    Charged to      other                   at close
   Classifications               of year      earnings     accounts    Deductions    of year
                                --------     ----------   ----------   ----------    --------
Year ended May 31, 1994:
  Allowance for doubtful
     receivables,  excluding
     discontinued operations    $  1,162      $   (149)    $      4    $   (144)    $    873
                                ========      ========     ========    ========     ========

  Allowance for deferred
     tax asset                  $ 62,789      $  1,027     $   --      $   --       $ 63,816
                                ========      ========     ========    ========     ========

Period ended Dec. 31, 1994:
   Allowance for doubtful
       receivables              $    873      $     19     $     20    $    (15)    $    897
                                ========      ========     ========    ========     ========

   Allowance for deferred
       tax asset                $ 63,816      $ 23,702     $   --      $   --       $ 87,518
                                ========      ========     ========    ========     ========

Year ended Dec. 31, 1995:
   Allowance for doubtful
       receivables              $    897      $   --       $     41    $   (128)    $    810
                                ========      ========     ========    ========     ========

   Allowance for deferred
       tax asset                $ 87,518      $(33,472)    $   --      $   --       $ 54,046
                                ========      ========     ========    ========     ========

Year ended Dec. 31, 1996:
   Allowance for doubtful
       receivables              $    810      $     35     $   --      $   (769)    $     76
                                ========      ========     ========    ========     ========

   Allowance for deferred
       tax asset                $ 54,046      $(23,389)    $   --      $   --       $ 30,657
                                ========      ========     ========    ========     ========

----------

Note -- Deductions for the allowance for doubtful receivables in the year ended December 31, 1996, related primarily to disposal of other assets.

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
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